Exhibit 10.12

EXECUTION COPY

$425,000,000

FIRST LIEN CREDIT AGREEMENT

among

EDGEN MURRAY II, L.P.,

EDGEN MERGER CO.,

as US Borrower,

EDGEN MURRAY CAYMAN CORPORATION,

as Cayman Borrower,

the several Lenders

from time to time parties hereto,

LEHMAN BROTHERS INC.

and

JEFFERIES FINANCE LLC,

as Joint Lead Arrangers and Joint Bookrunners

and

LEHMAN COMMERCIAL PAPER INC.,

as Syndication Agent, Administrative Agent

and UK Security Agent

Dated as of May 11, 2007

i

4.12	Labor Matters	52
4.13	Pension and Benefit Plans	52
4.14	Investment Company Act; Other Regulations	53
4.15	Subsidiaries	53
4.16	Use of Proceeds	54
4.17	Environmental Matters	54
4.18	Accuracy of Information, etc.	55
4.19	Security Documents	55
4.20	Solvency	56
4.21	Financial Assistance	56
4.22	Regulation H	56
4.23	Insurance	57
4.24	Patriot Act, etc.	57
4.25	Acquisition Documentation	57
4.26	Real Estate	57

SECTION 5.	CONDITIONS PRECEDENT	57

5.1	Conditions to Initial Extension of Credit	57

SECTION 6.	AFFIRMATIVE COVENANTS	62

6.1	Financial Statements	63
6.2	Certificates; Other Information	63
6.3	Payment of Obligations	65
6.4	Conduct of Business and Maintenance of Existence, etc.	65
6.5	Maintenance of Property; Insurance	65
6.6	Inspection of Property; Books and Records; Discussions	66
6.7	Notices	66
6.8	Environmental Laws	67
6.9	Interest Rate Protection	67
6.10	Additional Collateral, etc.	67
6.11	Use of Proceeds	70
6.12	Pension and Benefit Plans	70
6.13	Further Assurances	72
6.14	Maintenance of Ratings	72
6.15	UK and Singaporean Financial Assistance	72
6.16	Centre of Main Interest	73
6.17	Foreign Guarantor Limitations	73
6.18	Dissolution of UK plc’s	73
6.19	Post-Closing Covenant	73

SECTION 7.	NEGATIVE COVENANTS	75

7.1	Maximum Consolidated Leverage Ratio	75
7.2	Limitation on Indebtedness	76
7.3	Limitation on Liens	77
7.4	Limitation on Fundamental Changes	80
7.5	Limitation on Disposition of Property	81
7.6	Limitation on Restricted Payments	81

7.7	[Reserved]	82
7.8	Limitation on Investments	82
7.9	Limitation on Payments and Modifications of Debt Instruments	84
7.10	Limitation on Transactions with Affiliates	86
7.11	Limitation on Sales and Leasebacks	86
7.12	Limitation on Changes in Fiscal Periods	86
7.13	Limitation on Negative Pledge Clauses	86
7.14	Limitation on Restrictions on Subsidiary Distributions	87
7.15	Limitation on Lines of Business	87
7.16	Limitation on Amendments to Acquisition Documentation	88
7.17	Limitation on Activities of Holdings	88
7.18	Limitation on Hedge Agreements	88

SECTION 8.	EVENTS OF DEFAULT	88

SECTION 9.	THE AGENTS; THE ARRANGER	93

9.1	Appointment	93
9.2	Delegation of Duties	93
9.3	Exculpatory Provisions	94
9.4	Reliance by Agents	94
9.5	Notice of Default	94
9.6	Non-Reliance on the Arrangers, the Agents and Other Lenders	95
9.7	Indemnification	95
9.8	Arrangers and Agents in their Individual Capacities	96
9.9	Successor Administrative Agent and UK Security Agent	96
9.10	Authorization to Release Liens and Guarantees	97
9.11	The Arrangers; the Syndication Agent	97
9.12	Withholding Tax	97

SECTION 10.	MISCELLANEOUS	97

10.1	Amendments and Waivers	97
10.2	Notices	99
10.3	No Waiver; Cumulative Remedies	101
10.4	Survival of Representations and Warranties	102
10.5	Payment of Expenses	102
10.6	Successors and Assigns; Participations and Assignments	103
10.7	Adjustments; Set-off	106
10.8	Counterparts	107
10.9	Severability	107
10.10	Integration	107
10.11	GOVERNING LAW	107
10.12	Submission To Jurisdiction; Waivers	107
10.13	Acknowledgments	108
10.14	Confidentiality	108
10.15	Release of Collateral and Guarantee Obligations	109
10.16	Accounting Changes	110
10.17	Delivery of Lender Addenda	110

10.18	WAIVERS OF JURY TRIAL	110
10.19	Judgment Currency	110
10.20	Facility Allocation Mechanism	111

SCHEDULES:

1.1(a)	Mortgaged Property
1.1(b)	U.K. Non-Bank Lender
4.4	Consents, Authorizations, Filings and Notices
4.15	Subsidiaries
4.19(a)-1	Filing Jurisdictions under the UCC and Personal Property Security Legislation
4.19(a)-2	Financing Statements under the UCC and Personal Property Security Legislation to be Terminated
4.19(b)	Mortgage Filing Jurisdictions
4.25	Acquisition Documentation
4.26	Owned and Leased Property
6.19	Post-Closing Obligations
7.2(b)(iv)	Existing Indebtedness
7.3(f)	Existing Liens
8(h)(i)	Required Payments to Employee Welfare Benefits Plans
8(h)(ii)	Required Payments to Multiemployer Plans

EXHIBITS:
A	Form of Guarantee and Collateral Agreement
B	Form of Compliance Certificate
C	Form of Closing Certificate
D	Form of Mortgage
E	Form of Assignment and Acceptance
F-1	Form of Legal Opinion of Dechert LLP (New York counsel)
F-2	Form of Legal Opinion of Brownstein Hyatt Farber & Schreck P.C. (Nevada counsel)
F-3	Form of Legal Opinion of Fraser Milner Casgrain LLP (Canadian counsel)
F-4	Form of Legal Opinion of Walkers (Cayman counsel)
F-5	Form of Legal Opinion of Kelvin Chia Partnership (Singapore counsel)
F-6	Form of Legal Opinion of Clyde & Co. (UAE counsel)
F-7	[Reserved]
F-8	Form of Opinion of Maclay Murray & Spens LLP (Scottish Counsel)
F-9	Form of Legal Opinion of Broad and Cassel (Florida counsel)
F-10	Form of Legal Opinion of Kantrow, Spaht, Weaver & Blitzer PLC (Louisiana counsel)
G-1	Form of US Term Note
G-2	Form of UK Term Note
H	[Reserved]
I	Form of Exemption Certificate
J	Form of Lender Addendum
K	Form of Borrowing Notice
L	Form of Solvency Certificate
M	Form of Subordinated Intercompany Note
N	Form of Canadian Security Agreement
O-1	Form of Cayman Mortgage Deed
O-2	Form of Cayman Debenture

P-1	Form of Singapore Share Charge
P-2	Form of Singapore Debenture
P-3	Form of Singapore Guarantee
Q-1	Form of UAE Share Pledge Agreement
Q-2	Form of UAE Guarantee
R-1	Form of UK Share Charge
R-2	Form of UK Debenture
R-3	Form of UK Guarantee
R-4	Form of Scottish Standard Security
S	Form of ABL Intercreditor Agreement
T	Form of Second Lien Intercreditor Agreement

[The schedules and exhibits to this agreement have been omitted. The registrant hereby agrees to furnish supplementally a copy of any omitted schedule or exhibit to this agreement to the Securities and Exchange Commission upon its request.]

FIRST LIEN CREDIT AGREEMENT, dated as of May 11, 2007 (this “Agreement”), among EDGEN MURRAY II, L.P., a Delaware limited partnership (“Holdings”), EDGEN MERGER CO., a Nevada corporation (which will merge with and into Edgen Murray Corporation, a Nevada corporation on the Closing Date) (the “US Borrower”), EDGEN MURRAY CAYMAN CORPORATION, a Cayman Islands exempted company (the “Cayman Borrower”), the several banks and other financial institutions or entities from time to time parties to this Agreement (the “Lenders”), LEHMAN BROTHERS INC. and JEFFERIES FINANCE LLC, as joint lead arrangers and joint bookrunners (in such capacity, the “Arrangers”), LEHMAN COMMERCIAL PAPER INC., as syndication agent (in such capacity, the “Syndication Agent”), as administrative agent (and together with its permitted successors in such capacity, the “Administrative Agent”) and as UK security trustee and agent (and together with its permitted successors in such capacity, the “UK Security Agent”).

W I T N E S S E T H:

WHEREAS, pursuant to an Asset Purchase Agreement (the “Acquisition Agreement”), dated as of April 11, 2007, among Petro Steel International, LLC, a Pennsylvania limited liability company, Petro Steel International, L.P., a Pennsylvania limited partnership, Edgen Murray LLC, a Delaware limited liability company and a wholly-owned subsidiary of the U.S. Borrower (the “Buyer”), the US Borrower and the partners signatory thereto, the Buyer will acquire substantially all of the assets of Petro Steel International, LLC and Petro Steel International, L.P. (collectively, the “Target”) (the “Acquisition”);

WHEREAS, certain funds managed by Jefferies Capital Partners IV, LLC, management and one or more co-investors shall purchase equity in the US Borrower and PAL held by funds managed by FS Private Investments III LLC, certain members of management of Edgen Murray Corporation and PAL (as defined herein) and one or more co-investors in an amount not to exceed $380,000,000 (the “Equity Investment”);

WHEREAS, in connection with the foregoing, (a) the US Borrower and the Cayman Borrower have requested that the Lenders extend credit in the form of Term Loans hereunder, in an aggregate principal amount of $425,000,000, (b) the US Borrower has requested that the lenders under the Second Lien Credit Agreement extend credit in the form of Second Lien Term Loans, in an aggregate principal amount of $75,000,000, and (c) each of the Borrowers and the other borrowers party thereto has requested that the lenders under the Revolving Loan Agreement extend credit in the form of Revolving Loans and Letters of Credit (the “Revolving Loans”) pursuant to the Revolving Loan Agreement (as defined below) at any time and from time to time prior to the Maturity Date (as defined in the Revolving Loan Agreement), in an aggregate principal amount of up to $150,000,000 (plus up to an additional $25,000,000 to be available only for the issuance of letters of credit).

WHEREAS, the Lenders are willing to make such credit facilities available upon and subject to the terms and conditions hereinafter set forth;

NOW, THEREFORE, in consideration of the premises and the agreements hereinafter set forth, the parties hereto hereby agree as follows:

SECTION 1. DEFINITIONS

1.1 Defined Terms. As used in this Agreement, the terms listed in this Section 1.1 shall have the respective meanings set forth in this Section 1.1.

“ABL Intercreditor Agreement”: the intercreditor agreement among the US Borrower, the Cayman Borrower, Edgen Murray Canada Inc., the Guarantors party thereto, the Foreign Subsidiary Guarantors, JPMorgan Chase Bank, as US revolving collateral agent and US revolving administrative agent, JPMorgan Chase Bank, N.A., Toronto Branch, as Canadian revolving collateral agent and Canadian revolving administrative agent, and J.P. Morgan Europe Limited, as U.K. revolving collateral agent and U.K. revolving administrative agent, LCPI, as first lien term loan collateral agent, and LCPI, as second lien term loan collateral agent, substantially in the form of Exhibit S, as it may be amended, restated, amended and restated, supplemented, replaced or otherwise modified from time to time.

“Acquisition”: as defined in the preamble hereto.

“Acquisition Agreement”: as defined in the recitals hereto, as the same may be amended, supplemented, replaced or otherwise modified from time to time in accordance with this Agreement.

“Acquisition Documentation”: collectively, the Acquisition Agreement and all schedules, exhibits, annexes and amendments thereto and all side letters and agreements affecting the terms thereof or entered into in connection therewith, in each case, as amended, supplemented, replaced or otherwise modified from time to time.

“Administrative Agent”: as defined in the preamble hereto.

“Affiliate”: as to any Person, any other Person that, directly or indirectly, is in control of, is controlled by, or is under common control with, such Person. For purposes of this definition, “control” of a Person means the power, directly or indirectly, either to (a) vote 10% or more of the securities having ordinary voting power for the election of directors (or persons performing similar functions) of such Person or (b) direct or cause the direction of the management and policies of such Person, whether by contract or otherwise.

“Agents”: the collective reference to the Syndication Agent, the UK Security Agent, the Administrative Agent, and other than for purposes of Section 9, the UAE Security Agent.

“Aggregate Exposure”: with respect to any Lender at any time, an amount equal to (a) until the Closing Date, the aggregate amount of such Lender’s Commitments at such time and (b) thereafter, the aggregate then unpaid principal amount of such Lender’s Term Loans.

“Aggregate Exposure Percentage”: with respect to any Lender at any time, the ratio (expressed as a percentage) of such Lender’s Aggregate Exposure at such time to the sum of the Aggregate Exposures of all Lenders at such time.

“Agreement”: this Credit Agreement, as amended, supplemented, replaced or otherwise modified from time to time.

“Applicable Margin”: for each Type of Loan under each Facility, the rate per annum set forth opposite such Facility under the relevant column heading below:

	Base Rate Loans	Eurodollar Loans
US Term Loans	1.75%	2.75%
UK Term Loans	1.75%	2.75%

; provided that, if the Whitewash Procedures are not completed within 45 days after the Closing Date, the Applicable Margin for each Type of Loan shall be increased by 0.50% until such time as the Whitewash Procedures are completed.

“Arrangers”: as defined in the preamble hereto.

“Asset Sale”: any Disposition of Property or series of related Dispositions of Property (excluding any issuance or sale of Capital Stock or any such Disposition permitted by clause (a), (b), (c) or (d) of Section 7.5). Notwithstanding the foregoing, the term “Asset Sale” shall not include any Disposition of Revolving Credit Primary Collateral (as defined in the ABL Intercreditor Agreement; provided that this sentence shall only apply prior to a Discharge of Revolving Credit Obligations (as defined in the ABL Intercreditor Agreement).

“Assignee”: as defined in Section 10.6(c).

“Assignment and Acceptance”: as defined in Section 10.6(c).

“Assignor”: as defined in Section 10.6(c).

“Base Rate”: for any day, a rate per annum equal to the greater of (a) the Prime Rate in effect on such day and (b) the Federal Funds Effective Rate in effect on such day plus  1/2 of 1%. For purposes hereof: “Prime Rate” shall mean the prime lending rate as set forth on the British Banking Association Telerate Page 5 (or such comparable page as may, in the opinion of the Administrative Agent, replace such page for the purpose of displaying such rate), as in effect from time to time. The Prime Rate is a reference rate and does not necessarily represent the lowest or best rate actually available. Any change in the Base Rate due to a change in the Prime Rate or the Federal Funds Effective Rate shall be effective as of the opening of business on the effective day of such change in the Prime Rate, or the Federal Funds Effective Rate, respectively.

“Base Rate Loans”: Loans for which the applicable rate of interest is based upon the Base Rate.

“Benefited Lender”: as defined in Section 10.7.

“Board”: the Board of Governors of the Federal Reserve System of the United States (or any successor).

“Borrowers”: the US Borrower and the Cayman Borrower.

“Borrowing Date”: any Business Day specified by the US Borrower or the Cayman Borrower in a Borrowing Notice as a date on which the relevant Lenders are requested to make Loans hereunder.

“Borrowing Notice”: with respect to any request for borrowing of Loans hereunder, a notice from the US Borrower or the Cayman Borrower, as applicable, substantially in the form of, and containing the information prescribed by, Exhibit K, delivered to the Administrative Agent.

“Business Day”: (a) for all purposes other than as covered by clause (b) below, a day other than a Saturday, Sunday or other day on which commercial banks in New York City or London are authorized or required by law to close and (b) with respect to all notices and determinations in connection with, and payments of principal and interest on, Eurodollar Loans, any day which is a Business Day described in clause (a) and which is also a day for trading by and between banks in Dollar deposits in the interbank eurodollar market.

“Canadian Benefit Plans”: all material employee benefit plans maintained or contributed to by any Canadian Guarantor or any of its Subsidiaries that are not Canadian Pension Plans including, without limitation, all profit sharing, savings, supplemental retirement, retiring allowance, severance, pension, deferred compensation, welfare, bonus, incentive compensation, phantom stock, supplementary unemployment benefit plans or arrangements and all material life, health, dental and disability plans and arrangements in which the employees or former employees of Canadian Guarantor or any of its Subsidiaries employed in Canada participate or are eligible to participate, but excluding all stock option or stock purchase plans.

“Canadian Guarantors”: (a) Edgen Murray Canada Inc. and (b) each Subsidiary of Holdings that is incorporated under the laws of Canada or any province or territory thereof and that guarantees all or part of the UK Obligations or provides security for all or part of the UK Obligations after the Closing Date pursuant to Section 6.10.

“Canadian Pension Plans”: any plan, program or arrangement which is considered to be a pension plan for the purposes of any applicable pension benefits standards or tax statute and/or regulation in Canada established, maintained or contributed to by, or to which there is or may be an obligation to contribute by, any Canadian Guarantor or its Subsidiaries, their respective employees or former employees, other than any government sponsored plans with which any Canadian Guarantor or its Subsidiaries are required to comply, including the Canada Pension Plan or plans administered pursuant to applicable provincial health, tax, workers’, compensation and employment insurance legislation.

“Canadian Security Agreement”: the Canadian General Security Agreement granted by the Canadian Guarantors in favor of the UK Security Agent for the benefit of the UK Term Loan Lenders and the other UK Secured Parties named therein, substantially in the form of Exhibit N, as the same may be amended, supplemented or otherwise modified from time to time.

“Capital Expenditures”: for any period, with respect to any Person, the aggregate of all expenditures by such Person for the acquisition of fixed or capital assets or additions to equipment (including replacements, capitalized repairs and improvements during such period) which are required to be capitalized under GAAP or other applicable accounting standards on a balance sheet of such Person; provided, however, that Capital Expenditures shall not include any such expenditures which are: (a) made with the proceeds of any contribution of capital by Holdings or sale or issuance by Holdings of Capital Stock the proceeds of which have been contributed to the Borrowers; (b) Permitted Acquisitions or incurred by the Person acquired in any Permitted Acquisition prior to (but not in anticipation of) the closing of such Permitted Acquisition; (c) made with Net Proceeds reinvested in compliance with Section 2.12(c); or (d) financed with Indebtedness permitted pursuant to Section 7.2.

“Capital Lease Obligations”: with respect to any Person, the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP or other applicable accounting standards; and, for the purposes of this Agreement, the amount of such obligations at any time shall be the capitalized amount thereof at such time determined in accordance with GAAP or other applicable accounting standards.

“Capital Stock”: any and all shares, interests, participations or other equivalents (however designated) of capital stock and shares of a corporation, shares in the capital of a company, any and all equivalent ownership interests in a Person (other than a corporation) and any and all warrants, right or options to purchase any of the foregoing; provided that Capital Stock shall not include any debt securities which are convertible into or exchangeable for any of the foregoing Capital Stock whether or not such debt securities include any right or participation with Capital Stock.

“Cash Equivalents”: (a) marketable direct obligations issued by, or unconditionally guaranteed by, the United States government or issued by any agency thereof and backed by the full faith and credit of the United States, in each case maturing within one year from the date of acquisition; (b) certificates of deposit, time deposits, eurodollar time deposits or overnight bank deposits having maturities of six months or less from the date of acquisition issued by any Lender or by any commercial bank organized under the laws of the United States of America or any state thereof having combined capital and surplus of not less than $500,000,000; (c) commercial paper of an issuer rated at least A-2 by Standard & Poor’s Ratings Services (“S&P”) or P-2 by Moody’s Investors Service, Inc. (“Moody’s”), or carrying an equivalent rating by a nationally recognized rating agency, if both of the two named rating agencies cease publishing ratings of commercial paper issuers generally, and maturing within six months from the date of acquisition; (d) repurchase obligations of any Lender or of any commercial bank satisfying the requirements of clause (b) of this definition, having a term of not more than 30 days with respect to securities issued or fully guaranteed or insured by the United States government; (e) securities with maturities of one year or less from the date of acquisition issued or fully guaranteed by any state, commonwealth or territory of the United States, by any political subdivision or taxing authority of any such state, commonwealth or territory or by any foreign government, the securities of which state, commonwealth, territory, political subdivision, taxing authority or foreign government (as the case may be) are rated at least A by S&P or A by Moody’s; (f) securities with maturities of six months or less from the date of acquisition backed by standby letters of credit issued by any Lender or any commercial bank satisfying the requirements of clause (b) of this definition; and (g) shares of money market mutual or similar funds which invest exclusively in assets satisfying the requirements of clauses (a) through (f) of this definition.

“Cayman Mortgage Deed”: the First Lien Cayman Share Mortgage Deed, entered into by (a) Holdings and the UK Security Agent for the benefit of the UK Term Loan Lenders and the other UK Secured Parties named therein and (b) Holdings and the Administrative Agent for the benefit of the Lenders to the US Borrower and the other US Secured Parties named therein in each case, substantially in the form of Exhibit O-1, as applicable, as the same may be amended, supplemented or otherwise modified from time to time.

“Cayman Debenture”: the First Lien Cayman Debenture entered into by the Cayman Borrower and the UK Security Agent for the benefit of the UK Term Loan Lenders and the other UK Secured Parties named therein, substantially in the form of Exhibit O-2, as the same may be amended, supplemented or otherwise modified from time to time.

“Change of Control”: the occurrence of any of the following events:

(a) prior to a Qualified IPO, (i) Edgen Murray II GP, LLC shall cease to be the sole general partner of Holdings, (ii) the JCP Entities shall cease to own, directly or indirectly, the Capital Stock of Edgen Murray II GP, LLC representing greater than 50% of the total voting power of all classes of Capital Stock of Edgen Murray II GP, LLC, (iii) the JCP Entities shall cease to own, directly or indirectly, greater than 20% of the limited partnership interests in Holdings, (iv) the Permitted Investors at any time shall fail directly or indirectly to own, or to have the power to vote or direct the voting of greater than 50.0% of the outstanding voting Capital Stock of Holdings, (v) if Holdings is converted into a corporation or a limited liability company, the Permitted Investors shall cease to own, directly or indirectly, greater than 50.1% of the outstanding voting Capital Stock of Holdings or the JCP Entities will shall cease to own, directly or indirectly, greater than 20% of the outstanding voting Capital Stock of Holdings;

(b) upon and following a Qualified IPO, any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act), other than one or more Permitted Investors, is or becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that for purposes of this clause such person or group shall be deemed to have “beneficial ownership” of all securities that such person or group has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, more than 35% of the aggregate voting power of the Capital Stock in Holdings entitled to vote (on a fully diluted basis) and such percentage owned is greater than the percentage of the aggregate voting power of the Capital Stock in Holdings entitled to vote (on a fully diluted basis) then owned by the Permitted Investors;

(c) Holdings shall cease to own and control, of record and beneficially, directly or indirectly, 100% of each class of outstanding Capital Stock of the US Borrower;

(d) Holdings shall cease to own and control, of record and beneficially, directly or indirectly, 100% of each class of outstanding Capital Stock of the Cayman Borrower;

(e) a Specified Change of Control.

“Closing Date”: May 11, 2007.

“Code”: the Internal Revenue Code of 1986, as amended from time to time.

“Collateral”: all Property of the Loan Parties, now owned or hereafter acquired, upon which a Lien is purported to be created by any Security Document.

“Commitment”: with respect to any Lender, the sum of the US Term Loan Commitment and the UK Term Loan Commitment of such Lender.

“Commonly Controlled Entity”: an entity, whether or not incorporated, that is under common control with the US Borrower or the Cayman Borrower within the meaning of Section 4001 of ERISA or is part of a group that includes the US Borrower or the Cayman Borrower and that is treated as a single employer under Section 414 of the Code.

“Compliance Certificate”: a certificate duly executed by a Responsible Officer, substantially in the form of Exhibit B.

“Confidential Information Memorandum”: the Confidential Information Memorandum dated April, 2007 and furnished to the initial Lenders in connection with the syndication of the Facilities.

“Consolidated Current Assets”: of any Person at any date, all amounts (other than cash and Cash Equivalents) that would, in conformity with GAAP or other applicable accounting standards, be set forth opposite the caption “total current assets” (or any like caption) on a consolidated balance sheet of such Person and its Subsidiaries at such date.

“Consolidated Current Liabilities”: of any Person at any date, all amounts that would, in conformity with GAAP or other applicable accounting standards, be set forth opposite the caption “total current liabilities” (or any like caption) on a consolidated balance sheet of such Person and its Subsidiaries at such date, but excluding, with respect to Holdings, (a) the current portion of any Funded Debt of Holdings and its Subsidiaries and (b), without duplication of clause (a) above, all Indebtedness consisting of Revolving Loans, to the extent otherwise included therein.

“Consolidated EBITDA”: of any Person for any period, Consolidated Net Income of such Person and its Subsidiaries for such period plus, without duplication and to the extent reflected as a charge in the statement of such Consolidated Net Income for such period, the sum of (a) income tax expense, (b) Consolidated Interest Expense of such Person and its Subsidiaries, amortization or write-off of debt discount and debt issuance costs and commissions, discounts and other fees and charges associated with Indebtedness, (c) depreciation and amortization expense, (d) amortization of intangibles (including, but not limited to, goodwill) and organization costs and charges resulting from the impairment of intangibles, (e) any extraordinary, unusual or non-recurring expenses or losses (including, whether or not otherwise includable as a separate item in the statement of such Consolidated Net Income for such period, losses on sales of assets outside of the ordinary course of business), (f) any other non-cash charges, (g) any equity-based compensation expenses, (h) expenses associated with the application of purchase accounting, (i) costs and expenses associated with the Transactions, (j) customary and reasonable transaction expenses in connection with Permitted Investments (including Permitted Acquisitions) and any private or public offering of Capital Stock of Holdings or any direct holding company of Holdings which owns all of the issued and outstanding Capital Stock of Holdings to any Person, and minus, to the extent included in the statement of such Consolidated Net Income for such period, the sum of (a) interest income (except to the extent deducted in determining Consolidated Interest Expense), (b) any extraordinary, unusual or non-recurring income or gains (including, whether or not otherwise includable as a separate item in the statement of such Consolidated Net Income for such period, gains on the sales of assets outside of the ordinary course of business) and (c) any other non-cash income, all as determined on a consolidated basis.

“Consolidated Interest Expense”: of any Person for any period, total cash interest expense (including that attributable to Capital Lease Obligations) of such Person and its Subsidiaries for such period with respect to all outstanding Indebtedness of such Person and its Subsidiaries (including, without limitation, all commissions, discounts and other fees and charges owed by such Person with respect to letters of credit and bankers’ acceptance financing and net costs of such Person under Hedge Agreements in respect of interest rates to the extent such net costs are allocable to such period in accordance with GAAP or other applicable accounting standards).

“Consolidated Leverage Ratio”: as at the last day of any period of four consecutive fiscal quarters of Holdings, the ratio of (a) Consolidated Total Debt on such day to (b) Consolidated EBITDA of Holdings and its Subsidiaries for such period; provided that for purposes of calculating Consolidated EBITDA of Holdings and its Subsidiaries for any period, (i) the Consolidated EBITDA of any Person acquired by Holdings or its Subsidiaries during such period shall be included on a pro forma basis for such period (assuming for purposes of the calculation of Consolidated EBITDA the consummation of such acquisition and the incurrence or assumption of any Indebtedness in connection therewith occurred on the first day of such period) if the consolidated balance sheet of such acquired Person and its consolidated Subsidiaries as at the end of the period preceding the acquisition of such Person and the related consolidated statements of operations and stockholders’ equity and of cash flows for the period in respect of which Consolidated EBITDA is to be calculated have been previously provided to the Administrative Agent and (ii) the Consolidated EBITDA of any Person Disposed of by Holdings or its Subsidiaries during such period shall be excluded for such period (assuming for purposes of the calculation of Consolidated EBITDA the consummation of such Disposition and the repayment of any Indebtedness in connection therewith occurred on the first day of such period).

“Consolidated Net Income”: of any Person for any period, the consolidated net income (or loss) of such Person and its Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP or other applicable accounting standards; provided, that in calculating Consolidated Net Income of Holdings and its consolidated Subsidiaries for any period, there shall be excluded (a) the income (or deficit) of any Person accrued prior to the date it becomes a Subsidiary of Holdings or is merged into or consolidated with Holdings or any of its Subsidiaries, (b) the income (or deficit) of any Person (other than a Subsidiary Holdings) in which Holdings or any of its Subsidiaries has an ownership interest, except to the extent that any such income is actually received by Holdings or such Subsidiary in the form of dividends or similar distributions, (c) the undistributed earnings of any Subsidiary of Holdings to the extent that the declaration or payment of dividends or similar distributions by such Subsidiary is not at the time permitted by the terms of any Contractual Obligation (other than under any Loan Document, Second Lien Documentation or the Revolving Loan Agreement and related documentation) or Requirement of Law applicable to such Subsidiary and (d) unrealized capital gains and losses with respect to Hedging Agreements for such period or from the marking to market of derivative securities or securities held in deferred compensation plans.

“Consolidated Total Debt”: at any date, (a) the aggregate principal amount of all Indebtedness of Holdings and its Subsidiaries at such date, determined on a consolidated basis in accordance with GAAP or other applicable accounting standards (net of the aggregate amount of cash and cash equivalents included in the cash accounts listed on the consolidated balance sheet of Holdings and its Subsidiaries as at such date) minus (b) to the extent included in the calculation thereof, the face amount of all issued and undrawn letters of credit.

“Consolidated Working Capital”: at any date, the difference of (a) Consolidated Current Assets of Holdings on such date less (b) Consolidated Current Liabilities of Holdings on such date.

“Contractual Obligation”: with respect to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its Property is bound.

“Control Investment Affiliate”: with respect to any Person, any other Person that (a) directly or indirectly, is in control of, is controlled by, or is under common control with, such Person and (b) is organized by such Person primarily for the purpose of making equity or debt investments in one or more companies. For purposes of this definition, “control” of a Person means the power, directly or indirectly, to direct or cause the direction of the management and policies of such Person, whether by contract or otherwise.

“Default”: any of the events specified in Section 8, whether or not any requirement for the giving of notice, the lapse of time, or both, has been satisfied.

“Derivatives Counterparty”: as defined in Section 7.6.

“Disposition”: with respect to any Property, any sale, lease, sale and leaseback, assignment, conveyance, transfer or other disposition thereof; and the terms “Dispose” and “Disposed of” shall have correlative meanings.

“Disqualified Stock”: any Capital Stock (other than warrants, rights or options referenced in the definition thereof) of any Loan Party that any Loan Party is or, upon the passage of time or the occurrence of any event, becomes, at any time prior to six months after the final scheduled maturity of the Term Loans, obligated to redeem, purchase, retire or defease; provided that any Capital Stock that would not constitute Disqualified Capital Stock but for provisions thereof giving holders thereof the right to require the issuer thereof to redeem such Capital Stock upon the occurrence of a change in control or an asset sale occurring prior to six months after the final scheduled maturity of the Term Loans shall not constitute Disqualified Capital Stock.

“Dollars” and “$”: lawful currency of the United States of America.

“Domestic Subsidiary”: any Subsidiary of Holdings organized under the laws of any jurisdiction within the United States of America.

“ECF Percentage”: with respect to any fiscal year of Holdings, 50%; provided, that, with respect to any fiscal year of Holdings ending on or after December 31, 2008, the ECF Percentage shall be 25% if the Consolidated Leverage Ratio as of the last day of such fiscal year is not greater than 4.25 to 1.0, and 0% if the Consolidated Leverage Ratio as of the last day of such fiscal year is not greater than 3.50 to 1.0.

“Edgen Murray Europe”: Edgen Murray Europe Limited, a limited liability company incorporated under the laws of England and Wales with registered number 01241058.

“Environmental Laws”: any and all laws, rules, orders, regulations, statutes, ordinances, guidelines, codes, decrees, or other legally enforceable requirements (including, without limitation, common law) of any international authority, foreign government, the United States, Canada, or any state, provincial, territorial, local, municipal or other governmental authority, regulating, relating to or imposing liability or standards of conduct concerning protection of the environment or of human health, or employee health and safety, as has been, is now, or may at any time hereafter be, in effect.

“Environmental Permits”: any and all permits, licenses, approvals, registrations, notifications, exemptions and other authorizations required under any Environmental Law.

“Equity Investment”: as defined in the recitals hereto.

“ERISA”: the Employee Retirement Income Security Act of 1974, as amended from time to time.

“Eurocurrency Reserve Requirements”: for any day, the aggregate (without duplication) of the maximum rates (expressed as a decimal fraction) of reserve requirements in effect on such day (including, without limitation, basic, supplemental, marginal and emergency reserves) under any regulations of the Board or other Governmental Authority having jurisdiction with respect thereto dealing with reserve requirements prescribed for eurocurrency funding (currently referred to as “Eurocurrency Liabilities” in Regulation D of the Board) maintained by a member bank of the Federal Reserve System.

“Eurodollar Base Rate”: with respect to each day during each Interest Period, the rate per annum determined on the basis of the rate for deposits in Dollars for a period equal to such Interest Period commencing on the first day of such Interest Period appearing on Page 3750 of the Telerate screen as of 11:00 A.M., London time, two Business Days prior to the beginning of such Interest Period. In the event that such rate does not appear on Page 3750 of the Telerate screen (or otherwise on such screen), the “Eurodollar Base Rate” for purposes of this definition shall be determined by reference to such other comparable publicly available service for displaying eurodollar rates as may be selected by the Administrative Agent.

“Eurodollar Loans”: Loans for which the applicable rate of interest is based upon the Eurodollar Rate.

“Eurodollar Rate”: with respect to each day during each Interest Period, a rate per annum determined for such day in accordance with the following formula (rounded upward to the nearest 1/100th of 1%):

Eurodollar Base Rate
1.00 - Eurocurrency Reserve Requirements

“Eurodollar Tranche”: the collective reference to Eurodollar Loans for a Borrower the then current Interest Periods with respect to all of which begin on the same date and end on the same later date (whether or not such Loans shall originally have been made on the same day).

“Event of Default”: any of the events specified in Section 8, provided that any requirement for the giving of notice, the lapse of time, or both, has been satisfied.

“Excess Cash Flow”: for any fiscal year of the US Borrower, the excess, if any, of (a) the sum, without duplication, of (i) Consolidated Net Income of Holdings and its Subsidiaries for such fiscal year, (ii) the amount of all non-cash charges (including depreciation and amortization) deducted in arriving at such Consolidated Net Income, (iii) the amount of the decrease, if any, in Consolidated Working Capital of Holdings for such fiscal year, (iv) the aggregate net amount of non-cash loss on the Disposition of Property by Holdings and its Subsidiaries during such fiscal year (other than sales of inventory in the ordinary course of business), to the extent deducted in arriving at such Consolidated Net Income and (v) the net increase during such fiscal year (if any) in deferred tax accounts of Holdings minus (b) the sum, without duplication, of (i) the amount of all non-cash credits included in arriving at such Consolidated Net Income, (ii) the aggregate amount actually paid by Holdings and its Subsidiaries in cash during such fiscal year on account of Capital Expenditures, (iii) the aggregate amount of all prepayments of loans under the Revolving Loan Agreement (other than to the extent there is not an equivalent permanent reduction in the commitments thereunder) and all mandatory and optional prepayments of the Term Loans during such fiscal year, (iv) the aggregate amount of all regularly scheduled principal payments of Funded Debt (including, without limitation, the Term Loans) of Holdings and its Subsidiaries made during such fiscal year (other than in respect of any revolving credit facility to the extent there is not an equivalent permanent reduction in commitments thereunder), (v) the amount of the increase, if any, in Consolidated Working Capital of Holdings for such fiscal year, (vi) the aggregate net amount of non-cash gain on the Disposition of Property by Holdings and its Subsidiaries during such fiscal year (other than sales of inventory in the ordinary course of business), to the extent included in arriving at such Consolidated Net Income, (vii) the net decrease during such fiscal year (if any)

in deferred tax accounts of Holdings, (viii) Restricted Payments made in cash and permitted under Section 7.6 hereof to the extent not already deducted in arriving at Consolidated Net Income, (ix) the amount paid in cash in respect of any permitted Investments (including Permitted Acquisitions) and cash earn-outs and royalty payments made to former owners of acquired businesses, and (x) fees, expenses or charges paid in cash related to any permitted Investments (including Permitted Acquisitions) and Dispositions permitted by Section 7.5 hereof.

“Excess Cash Flow Application Date”: as defined in Section 2.12(c).

“Existing Indebtedness”: (i) $130,000,000 Senior Secured Floating Rate Notes due 2010, (ii) $136,000,000 9 7/8% Senior Secured Notes due 2011, (iii) all Indebtedness outstanding in respect of the amended and restated loan and security agreement dated as of February 1, 2005, among Edgen Murray Corporation, the lenders party thereto and GMAC Commercial Finance LLC, as agent for the lenders, (iv) all Indebtedness outstanding in respect of the facility agreement dated as of December 16, 2005 between Pipe Acquisition Limited, the other borrowers and guarantors party thereto, and the Governor and Company of the Bank of Scotland, and (v) all Indebtedness outstanding in respect of the 90-day term note provided by JPMorgan Chase.

“Facility”: each of (a) the US Term Loan Commitments and the US Term Loans made thereunder (the “US Term Loan Facility”) and (b) the UK Term Loan Commitments and the UK Term Loans made thereunder (the “UK Term Loan Facility”).

“FAM”: the mechanism for the allocation and exchange of interests in the Facilities and collections thereunder established under Section 10.19.

“FAM Exchange”: the exchange of the Lenders’ interests provided for in Section 10.20.

“FAM Exchange Date”: the date on which (a) any event referred to in Section 8(f) shall occur in respect of the US Borrower, the Cayman Borrower or any other Loan Party, (b) an acceleration of the maturity of the Loans pursuant to Section 8 shall occur, (c) the Administrative Agent shall have been directed to exercise remedies on a material portion of the Collateral and to terminate any outstanding Commitments, or (d) a payment default shall occur with respect to the final maturity date of any of the Facilities.

“FAM Percentage”: as to each Lender, a fraction, expressed as a decimal, of which (a) the numerator shall be the aggregate of the Specified Obligations owed to such Lender immediately prior to the FAM Exchange and (b) the denominator shall be the aggregate of the Specified Obligations owed to all the Lenders immediately prior to such FAM Exchange.

“Federal Funds Effective Rate”: for any day, the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day which is a Business Day, the average of the quotations for the day of such transactions received by the Administrative Agent from three federal funds brokers of recognized standing selected by it.

“Financial Assistance Documents”: (i) in respect of Edgen Murray Europe and PAL (a) the UK Guarantee, (b) the UK Debenture, (c) the Singapore Share Charge, (d) the UAE Share Pledge Agreement, (e) the Scottish Standard Security, (f) the Second Lien Intercreditor Agreement, (g) the ABL Intercreditor Agreement, (h) the intercompany loan agreement between inter alia the Cayman Borrower and the UK Guarantors dated as of the Closing Date, (i) in respect of the provision of financial assistance by Edgen Murray Europe and PAL, certified copies of an auditor’s engagement letter, board and shareholder resolutions, statutory declarations, statutory auditor’s report, non-statutory auditor’s report in the form contained in the auditor’s engagement letter and (j) any other documents relating to the financial assistance procedures to be undertaken by Edgen Murray Europe and PAL in accordance with this Agreement, subject to such amendments thereto as the Administrative Agent may reasonably require in order that such documents may conform with best practice having regard to the circumstances prevailing at the time such documents are entered into; and

(ii) in respect of Edgen Murray Pte. Ltd. (a) the Singapore Guarantee, (b) the Singapore Debenture, (c) the Second Lien Intercreditor Agreement, (d) the ABL Intercreditor Agreement, (e) the Singaporean intercompany loan accession agreement, (f) the Second Lien Intercreditor Agreement, (g) the ABL Intercreditor Agreement, (h) in respect of the provision of financial assistance by Edgen Murray Pte. Ltd. a copy of the whitewash certificate delivered pursuant to Section 76(A)(6) of the Companies Act (Chapter 50, Statutes of Singapore) (the “Singapore Companies Act”) and signed by two directors of Edgen Murray Pte. Ltd., in relation to the provision of “financial assistance” within the meaning ascribed to the term in Section 76 of the Companies Act by Edgen Murray Pte. Ltd. in connection with the Singapore Debenture, the Singapore Guarantee and the Singapore intercompany loan accession agreement annexed with certified true copies of (1) the written resolutions of the Board of Directors of Edgen Murray Pte. Ltd., (2) the agreement of the sole Member to short notice of a meeting signed by the corporate representative of Edgen Murray Europe, (3) written resolutions of the sole Member of Edgen Murray Pte. Ltd., (4) directors’ statement pursuant to Section 76(10)(c) of the Companies Act, (5) newspaper notice of the special resolutions passed by the sole Member by way of written resolutions published in the Straits Times, (6) the Notice of Intention to Propose Special Resolution to give financial assistance for the Acquisition of shares or units in the Company lodged with the Accounting and Corporate Regulatory Authority of Singapore.

“First Priority”: with respect to any Lien purported to be created in any Collateral pursuant to any Security Document, that such Lien is the only Lien to which such Collateral is subject, other than any Permitted Lien.

“Foreign Security Agreements”: collectively, (a) the Canadian Security Agreement, (b) the Cayman Mortgage Deed, (c) the Cayman Debenture, (d) the Singapore Debenture, (e) the Singapore Guarantee, (f) the Singapore Share Charge, (g) the UAE Guarantee, (h) the UAE Share Pledge Agreement, (i) the UK Debenture, (j) the UK Share Charge, (k) the UK Guarantee, (l) the Scottish Standard Security, (m) any Mortgage over Mortgaged Property of a Foreign Subsidiary Guarantor, (n) any security document entered into by a Foreign Subsidiary pursuant to Section 6.10, and (o) any other guarantee or security document entered into by a Foreign Subsidiary to secure any of the UK Obligations.

“Foreign Subsidiary”: any Subsidiary of Holdings that is not a Domestic Subsidiary, including the Cayman Borrower.

“Foreign Subsidiary Guarantor”: each of the UK Guarantors, the Canadian Guarantors, the Singapore Guarantors, the UAE Guarantors and any other Foreign Subsidiary (other than the Cayman Borrower) that becomes a Foreign Subsidiary Guarantor pursuant to Section 6.10(f).

“FQ1”, “FQ2”, “FQ3”, and “FQ4”: when used with a numerical year designation, means the first, second, third or fourth fiscal quarters, respectively, of the designated fiscal year of Holdings. (e.g., FQ4 2007 means the fourth fiscal quarter of Holdings’ 2007 fiscal year, which ends December 31, 2007).

“Funded Debt”: with respect to any Person, all Indebtedness of such Person of the types described in clauses (a) through (e) of the definition of “Indebtedness” in this Section.

“Funding Office”: the office specified from time to time by the Administrative Agent as its funding office by notice to the US Borrower, the Cayman Borrower and the Lenders.

“GAAP”: generally accepted accounting principles in the United States of America as in effect from time to time.

“Governing Documents”: as to any Person, the Certificate of Incorporation and By-Laws or other constitutional, organizational or governing documents of such Person.

“Governmental Authority”: any nation or government, any state or other political subdivision thereof and any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government in any jurisdiction.

“Guarantee and Collateral Agreement”: the First Lien Guarantee and Collateral Agreement to be executed and delivered by Holdings, the US Borrower, Edgen Murray Canada Inc. and each Subsidiary Guarantor, substantially in the form of Exhibit A, as the same may be amended, supplemented, replaced or otherwise modified from time to time.

“Guarantee Obligation”: with respect to any Person (the “guaranteeing person”), any obligation of (a) the guaranteeing person or (b) another Person (including any bank under any letter of credit), if to induce the creation of which the guaranteeing person has issued a guarantee, reimbursement, counterindemnity or similar obligation, in either case guaranteeing or in effect guaranteeing any Indebtedness, leases, dividends or other obligations (the “primary obligations”) of any other third Person (the “primary obligor”) in any manner, whether directly or indirectly, including, without limitation, any obligation of the guaranteeing person, whether or not contingent, (i) to purchase any such primary obligation or any Property constituting direct or indirect security therefor, (ii) to advance or supply funds (1) for the purchase or payment of any such primary obligation or (2) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (iii) to purchase Property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation or (iv) otherwise to assure or hold harmless the owner of any such primary obligation against loss in respect thereof; provided, however, that the term Guarantee Obligation shall not include endorsements of instruments for deposit or collection in the ordinary course of business. The amount of any Guarantee Obligation of any guaranteeing person shall be deemed to be the lower of (a) an amount equal to the stated or determinable amount of the primary obligation in respect of which such Guarantee Obligation is made and (b) the maximum amount for which such guaranteeing person may be liable pursuant to the terms of the instrument embodying such Guarantee Obligation, unless such primary obligation and the maximum amount for which such guaranteeing person may be liable are not stated or determinable, in which case the amount of such Guarantee Obligation shall be such guaranteeing person’s maximum reasonably anticipated liability in respect thereof as determined by such Person in good faith.

“Guarantors”: Holdings and the Subsidiary Guarantors.

“Hedge Agreements”: all interest rate or currency swaps, caps or collar agreements, foreign exchange agreements, commodity contracts or similar arrangements entered into by Holdings or its Subsidiaries providing for protection against fluctuations in interest rates, currency exchange rates, commodity prices or the exchange of nominal interest obligations, either generally or under specific contingencies.

“ICTA”: the UK Income and Corporation Taxes Act 1988.

“Indebtedness”: of any Person at any date, without duplication, (a) all indebtedness of such Person for borrowed money, (b) all obligations of such Person for the deferred purchase price of Property or services (other than trade payables incurred in the ordinary course of such Person’s business and any working capital adjustment under the Acquisition Agreement or in connection with any Permitted Acquisition), (c) all obligations of such Person evidenced by notes, bonds, debentures or other similar instruments, (d) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to Property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such Property), (e) all Capital Lease Obligations or Synthetic Lease Obligations of such Person, (f) all reimbursement obligations of such Person, as an account party or applicant under acceptance, letter of credit or similar facilities, (g) all Disqualified Capital Stock issued by such Person, with the amount of Indebtedness represented by such Disqualified Capital Stock being equal to the greater of its liquidation preference and its maximum fixed purchase price (but excluding accrued dividends, if any), (h) all Guarantee Obligations of such Person in respect of obligations of the kind referred to in clauses (a) through (g) above; (i) all obligations of the kind referred to in clauses (a) through (h) above secured by (or for which the holder of such obligation has an existing right, contingent or otherwise, to be secured by) any Lien on Property (including, without limitation, accounts and contract rights) owned by such Person, whether or not such Person has assumed or become liable for the payment of such obligation and (j) for the purposes of Section 8(e) only, all net obligations of such Person in respect of Hedge Agreements.

“Indemnified Liabilities”: as defined in Section 10.5.

“Indemnitee”: as defined in Section 10.5.

“Insolvency”: with respect to any Multiemployer Plan, the condition that such Plan is insolvent within the meaning of Section 4245 of ERISA.

“Insolvent”: pertaining to a condition of Insolvency.

“Intellectual Property”: the collective reference to all rights, priorities and privileges relating to intellectual property, whether arising under United States, Canada, state, provincial, territorial, multinational or foreign laws or otherwise, including, without limitation, copyrights, copyright licenses, patents, patent licenses, trademarks, trademark licenses, service-marks, technology, know-how and processes, recipes, formulas, trade secrets, and all rights to sue at law or in equity for any infringement or other impairment thereof, including the right to receive all proceeds and damages therefrom.

“Interest Payment Date”: (a) as to any Base Rate Loan, the last day of each March, June, September and December to occur while such Loan is outstanding and the final maturity date of such Loan, (b) as to any Eurodollar Loan having an Interest Period of three months or less, the last day of such Interest Period, (c) as to any Eurodollar Loan having an Interest Period longer than three months, each day that is three months, or a whole multiple thereof, after the first day of such Interest Period and the last day of such Interest Period and (d) as to any Loan, the date of any repayment or prepayment made in respect thereof.

“Interest Period”: as to any Eurodollar Loan, (a) initially, the period commencing on the borrowing or conversion date, as the case may be, with respect to such Eurodollar Loan and ending one, two, three or six or (if agreed to by the Lenders under the relevant Facility, as determined by such Lenders in their sole discretion) nine or twelve months thereafter, as selected by the applicable Borrower in its Borrowing Notice or notice of conversion, as the case may be, given with respect thereto; and (b) thereafter, each period commencing on the last day of the immediately preceding Interest Period applicable to such Eurodollar Loan and ending one, two, three or six or (if agreed to by the Lenders under the relevant Facility, as determined by such Lenders in their sole discretion) nine or twelve months thereafter, as selected by the applicable Borrower by irrevocable notice to the Administrative Agent not less than three Business Days prior to the last day of the then current Interest Period with respect thereto; provided that, all of the foregoing provisions relating to Interest Periods are subject to the following:

(a) if any Interest Period would otherwise end on a day that is not a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless the result of such extension would be to carry such Interest Period into another calendar month in which event such Interest Period shall end on the immediately preceding Business Day;

(b) any Interest Period that would otherwise extend beyond the date final payment is due on the US Term Loans or the UK Term Loans, as the case may be, shall end on the US Term Loan Maturity Date or the UK Term Loan Maturity Date, respectively; and

(c) any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month at the end of such Interest Period.

“Investments”: as defined in Section 7.8.

“ITA”: the UK Income Tax Act 2007.

“JCP Funds”: Jefferies Capital Partners IV L.P., a Delaware limited partnership, JCP Partners IV LLC, a Delaware limited liability company, and Jefferies Employee Partners IV LLC, a Delaware limited liability company.

“Jefferies Entities”: (i) the JCP Funds and (ii) the general partner or managing member of any JCP Fund (a “JCP Partner”) and any corporation, partnership or other entity that is an Affiliate of any of the JCP Funds or any JCP Partner (including Jefferies Capital Partners IV LLC, the manager of the JCP Funds) (collectively, “JCP Affiliates”), but excluding any portfolio companies of any Person listed in clause (i) or (ii).

“Lehman Entity”: any of Lehman Commercial Paper Inc. or any of its affiliates (including Syndicated Loan Funding Trust).

“Lender Addendum”: with respect to any initial Lender, a Lender Addendum, substantially in the form of Exhibit J, or otherwise acceptable to the Administrative Agent, to be executed and delivered by such Lender on the Closing Date as provided in Section 10.17.

“Lenders”: as defined in the preamble hereto.

“Lien”: any mortgage, stated security, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), charge or other security interest or any preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever (including, without limitation, any conditional sale or other title retention agreement and any capital lease having substantially the same economic effect as any of the foregoing).

“Loan”: any loan made by any Lender pursuant to this Agreement.

“Loan Documents”: this Agreement, the Security Documents, the ABL Intercreditor Agreement, the Second Lien Intercreditor Agreement and the Notes.

“Loan Parties”: the US Borrower, the Cayman Borrower, the Guarantors, the Foreign Subsidiary Guarantors and each other Subsidiary of Holdings that is a party to a Loan Document.

“Majority Facility Lenders”: with respect to any Facility, the holders of more than 50% of the aggregate unpaid principal amount of the US Term Loans or the UK Term Loans, as the case may be, outstanding under such Facility.

“Material Adverse Effect”: a material adverse effect on (a) the business, assets, condition (financial or otherwise) or results of operations of Holdings and its Subsidiaries taken as a whole or (b) the validity or enforceability of this Agreement or any of the other Loan Documents or the rights or remedies of the Agents or the Lenders hereunder or thereunder.

“Materials of Environmental Concern”: any gasoline or petroleum (including crude oil or any fraction thereof) or petroleum products, polychlorinated biphenyls, urea-formaldehyde insulation, asbestos, pollutants, contaminants, radioactivity, and any other wastes, materials or substances regulated pursuant to or could give rise to liability under any Environmental Law.

“Mortgaged Properties”: the real properties and leasehold estates listed on Schedule 1.1(a), as to which the Administrative Agent for the benefit of the Secured Parties, or the UK Security Agent, for the benefit of the UK Secured Parties, shall be granted a Lien pursuant to the Mortgages.

“Mortgages”: each of the mortgages, deeds of trust, charges and debentures made by any Loan Party in favor of, or for the benefit of, the Administrative Agent for the benefit of the Secured Parties, or the UK Security Agent for the benefit of the UK Secured Parties, substantially in the form of Exhibit D (with such changes thereto as shall be advisable or required under the law of the jurisdiction in which such mortgage, deed of trust, charge or debenture is to be recorded), as the same may be amended, supplemented, replaced or otherwise modified from time to time.

“Multiemployer Plan”: a Plan that is a multiemployer plan as defined in Section 4001(a)(3) of ERISA.

“Net Cash Proceeds”: (a) in connection with any Asset Sale or any Recovery Event, the proceeds thereof in the form of cash and Cash Equivalents (including any such proceeds received by way of deferred payment of principal pursuant to a note or installment receivable or purchase price adjustment receivable or otherwise, but only as and when received) of such Asset Sale or Recovery Event, net of (i) reasonable and customary attorneys’ fees, accountants’ fees, investment banking fees, brokers’ fees or commissions, and other reasonable professional and transactional fees, in each case directly related to such Asset Sale or Recovery Event, (ii) amounts required to be applied to the repayment of Indebtedness secured by a Lien expressly permitted hereunder on any asset which is the subject of such Asset Sale or Recovery Event (other than any Lien pursuant to a Security Document) and other reasonable and customary fees and expenses actually incurred in connection therewith, (iii) taxes paid or reasonably estimated to be payable as a result of such Asset Sale or Recovery Event (after taking into account any available tax credits or deductions and any tax sharing arrangements), (iv) amounts provided as a reserve, in accordance with GAAP or other applicable accounting standards, against (x) any liabilities under any indemnification obligations associated with an Asset Sale or (y) any other liabilities retained by any Loan Party or any of its Subsidiaries associated with the properties sold in an Asset Sale (provided that, to the extent and at the time any such amounts are released from such reserve, such amounts shall constitute Net Cash Proceeds); (v) a Loan Party’s good faith estimate of payments required to be made with respect to unassumed liabilities relating to the properties sold within 180 days of an Asset Sale (provided that, to the extent such cash proceeds are not used to make payments in respect of such unassumed liabilities within 180 days of an Asset Sale, such cash proceeds shall constitute Net

Cash Proceeds, and (b) in connection with any issuance or sale of equity securities or debt securities or instruments or the incurrence of loans, the cash proceeds received from such issuance or incurrence, net of attorneys’ fees, investment banking fees, accountants’ fees, underwriting discounts and commissions and other customary fees and expenses actually incurred in connection therewith.

“Non-Excluded Taxes”: as defined in Section 2.20(a).

“Non-U.S. Lender”: as defined in Section 2.20(d).

“Non-U.S. Plan”: means any employee benefit plan maintained by US Borrower, UK Borrower or any Subsidiary or Foreign Subsidiary that is governed by any law, rule or regulation of any Governmental Authority other than the United States of America, any State thereof or any other political subdivision thereof.

“Note”: any promissory note evidencing any Loan.

“Obligations”: (a) the unpaid principal of and interest on (including, without limitation, interest accruing after the maturity of the Loans and interest accruing after the filing of any petition in bankruptcy, or the commencement of any insolvency, reorganization or like proceeding, relating to the US Borrower, whether or not a claim for post-filing or post-petition interest is allowed in such proceeding) the Loans and all other obligations and liabilities of the US Borrower to the Administrative Agent or to any Lender or any Qualified Counterparty, whether direct or indirect, absolute or contingent, due or to become due, or now existing or hereafter incurred, which may arise under, out of, or in connection with, this Agreement, any other Loan Document, any Specified Hedge Agreement or any other document made, delivered or given in connection herewith or therewith, whether on account of principal, interest, fees, indemnities, costs, expenses (including, without limitation, all fees, charges and disbursements of counsel to the Arrangers, to the Agents or to any Lender that are required to be paid by the US Borrower pursuant hereto) or otherwise, and (b) the UK Obligations; provided, that (i) obligations of either Borrower or any Subsidiary under any Specified Hedge Agreement shall be secured and guaranteed pursuant to the Security Documents only to the extent that, and for so long as, the other Obligations are so secured and guaranteed and (ii) any release of Collateral or Guarantors effected in the manner permitted by this Agreement shall not require the consent of holders of obligations under Specified Hedge Agreements.

“Other Taxes”: any and all present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies arising from any payment made hereunder or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement or any other Loan Document.

“PAL”: Pipe Acquisition Limited, a limited liability company incorporated under the laws of England and Wales with registered number 05501083.

“Participant”: as defined in Section 10.6(b).

“Pass-Through Equity Sale”: a sale of Capital Stock of Holdings by any Person (other than Holdings) to any other Person (other than Holdings), where Holdings acts solely as a conduit for the sale, simultaneously purchasing and reissuing such Capital Stock without any net effect to, or additional obligations (other than customary obligations of issuers arising in connection with the issuance of securities) of Holdings (other than any increase to Holdings’ cash).

“Payment Office”: the office specified from time to time by the Administrative Agent as its payment office by notice to the US Borrower, the Cayman Borrower and the Lenders.

“PBGC”: the Pension Benefit Guaranty Corporation established pursuant to Subtitle A of Title IV of ERISA (or any successor).

“Pension Act”: the Pension Protection Act of 2006, as it presently exists or as it may be amended from time to time.

“Permits”: the collective reference to (i) Environmental Permits, and (ii) any and all other franchises, licenses, leases, permits, approvals, notifications, certifications, registrations, authorizations, exemptions, qualifications, easements, and rights of way.

“Permitted Acquisitions”: as defined in Section 7.8(h).

“Permitted Investors”: the collective reference to (i) the Jefferies Entities, (ii) officers, directors and employees of Holdings, the Borrowers and their Subsidiaries, (iii) the limited partners of Holdings existing on the Closing Date or (iv) any other investor otherwise reasonably acceptable to the Administrative Agent.

“Permitted Issuance”: (i) a Pass-Through Equity Sale, (ii) the issuance of Capital Stock received on or before the Closing Date or in connection with the consummation of a permitted Investment including a Permitted Acquisition, (iii) the issuance of Capital Stock to officers, directors or employees of any Loan Party, (iv) the issuance of Capital Stock to any Borrower or any Subsidiary that is a Guarantor, and (v) the issuance of Capital Stock by Holdings to the Jefferies Entities or other Persons holding Capital Stock of Holdings, to the extent the Administrative Agent has received at least 5 Business Days’ prior written notice of such issuance and such proceeds are contributed to any Loan Party.

“Permitted Liens”: the collective reference to (i) in the case of Collateral other than Pledged Stock, Liens permitted by Section 7.3 and (ii) in the case of Collateral consisting of Pledged Stock, non-consensual Liens permitted by Section 7.3 to the extent arising by operation of law.

“Permitted Revolving Loan Refinancing Indebtedness”: Indebtedness outstanding under one or more revolving credit facilities which renew, extend, defease, substitute, increase, refund, refinance or replace the Revolving Loan Agreement; provided that (a) the aggregate commitments in effect under such revolving credit facilities (and the Revolving Loan Agreement to the extent it remains in effect in whole or in part) shall not exceed $150,000,000 (plus up to an additional $25,000,000 to be available only for the issuance of letters of credit) and (b) the holder or holders of such Permitted Revolving Loan Refinancing Indebtedness (or the applicable agent(s)) shall have agreed in writing to be bound by the ABL

Intercreditor Agreement or another intercreditor agreement in form and substance reasonably acceptable to the Administrative Agent having substantially the same effect as the ABL Intercreditor Agreement.

“Permitted Second Lien Refinancing Indebtedness”: Indebtedness issued in exchange for, or the proceeds of which are used to extend, defease, refinance, renew, replace, substitute or refund, Indebtedness evidenced by the Second Lien Credit Facility; provided that (a) no Default or Event of Default shall be caused by the incurrence thereof (including the use of the proceeds thereof to extend, defease, refinance, renew, replace, substitute or refund the Second Lien Loans); (b) the principal amount of such Permitted Second Lien Refinancing Indebtedness shall not exceed the principal amount of Second Lien Loans so extended, defeased, refinanced, renewed, replaced, substituted or refunded, together with any accrued interest or prepayment penalties or premiums repaid in connection therewith; (c) there shall be no scheduled amortization of principal on any portion of the Permitted Second Lien Refinancing Indebtedness until after the final maturity of the Term Loans; (d) the applicable final maturity date of any tranche of the Permitted Second Lien Refinancing Indebtedness shall be no earlier than the date that is six months after the seventh anniversary of the Closing Date; and (e) the holder or holders of such Permitted Second Lien Refinancing Indebtedness shall have agreed in writing to be bound by the Second Lien Intercreditor Agreement and the ABL Intercreditor Agreement.

“Person”: an individual, partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture, Governmental Authority or other entity of whatever nature.

“Personal Property Security Legislation”: all applicable personal property security legislation as all such legislation now exists or may from time to time hereafter be amended, modified, recodified, supplemented or replaced, together with all rules and regulations thereunder or related thereto, including without limitation, the UCC and the Personal Property Security Act (Alberta), and the Companies Law (2004 Revision) of the Cayman Islands.

“Plan”: at a particular time, any employee benefit plan that is covered by ERISA and in respect of which the US Borrower or a Commonly Controlled Entity is (or, if such plan were terminated at such time, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA, but excluding, for greater certainty, Canadian Benefit Plans and Canadian Pension Plans.

“Pledged Stock”: the outstanding Capital Stock of (a) the US Borrower, the Cayman Borrower, the Subsidiary Guarantors and the Foreign Subsidiary Guarantors secured in favor of the applicable Secured Parties under the Security Documents.

“Pro Forma Balance Sheet”: as defined in Section 4.1(a).

“Projections”: as defined in Section 6.2(b).

“Property”: any right or interest in or to property of any kind whatsoever, whether real, personal or mixed and whether tangible or intangible, including, without limitation, Capital Stock.

“Qualified Counterparty”: with respect to any Specified Hedge Agreement, any counterparty thereto that, at the time such Specified Hedge Agreement was entered into, was a Lender, an Arranger or an Agent or an affiliate of a Lender, an Arranger or an Agent.

“Qualified Public Offering”: the first underwritten public offering by Holdings or any direct holding company of Holdings which owns all of the issued and outstanding Capital Stock of Holdings of its Capital Stock pursuant to an effective registration statement under the Securities Act covering the offer and sale of Capital Stock in Holdings or any direct holding company of Holdings which owns all of the issued and outstanding Capital Stock of Holdings on a firm commitment basis in which the aggregate Net Cash Proceeds received by Holdings or any direct holding company of Holdings which owns all of the issued and outstanding Capital Stock of Holdings at the public offering price is at least $100,000,000.

“Real Estate”: all real Property held or used by the US Borrower, the Cayman Borrower or their respective Subsidiaries, which the US Borrower, the Cayman Borrower or the relevant Subsidiary owns in fee or in which it holds a leasehold interest as a tenant, all of which is more particularly identified in Schedule 4.26.

“Recovery Event”: any settlement of or payment in respect of any property or casualty insurance claim or any condemnation proceeding relating to any asset of Holdings, any Borrower or any of their respective Subsidiaries.

“Refinanced Term Loans”: as defined in Section 10.1.

“Register”: as defined in Section 10.6(d).

“Regulation H”: Regulation H of the Board as in effect from time to time.

“Regulation U”: Regulation U of the Board as in effect from time to time.

“Reinvestment Deferred Amount”: with respect to any Reinvestment Event, the aggregate Net Cash Proceeds received by Holdings, any Borrower or any of their respective Subsidiaries in connection therewith that are not applied to prepay the Term Loans pursuant to Section 2.12(b) as a result of the delivery of a Reinvestment Notice.

“Reinvestment Event”: any Asset Sale or Recovery Event in respect of which the US Borrower or the Cayman Borrower has delivered a Reinvestment Notice.

“Reinvestment Notice”: a written notice executed by a Responsible Officer of the applicable Borrower stating that no Default or Event of Default has occurred and is continuing and that the US Borrower or the Cayman Borrower, as applicable (directly or indirectly through a Wholly Owned Subsidiary), intends and expects to use all or a specified portion of the Net Cash Proceeds of an Asset Sale or Recovery Event to acquire assets useful in its or such Subsidiary’s business.

“Reinvestment Prepayment Amount”: with respect to any Reinvestment Event, the Reinvestment Deferred Amount relating thereto less any amount expended prior to the relevant Reinvestment Prepayment Date to acquire assets useful in the US Borrower’s or the Cayman Borrower’s business.

“Reinvestment Prepayment Date”: with respect to any Reinvestment Event, the earlier of (a) the date occurring six months after such Reinvestment Event and (b) the date on which the applicable Borrower shall have determined not to, or shall have otherwise ceased to, acquire assets useful in such Borrower’s business with all or any portion of the relevant Reinvestment Deferred Amount.

“Related Fund”: with respect to any Lender, any fund that (x) invests in commercial loans and (y) is managed or advised by the same investment advisor as such Lender, by such Lender or an Affiliate of such Lender.

“Reorganization”: with respect to any Multiemployer Plan, the condition that such plan is in reorganization within the meaning of Section 4241 of ERISA.

“Replacement Term Loans”: as defined in Section 10.1.

“Reportable Event”: any of the events set forth in Section 4043(c) of ERISA, other than those events as to which the thirty day notice period is waived under subsections .27, .28, .29, .30, .31, ..32, .34 or .35 of PBGC Reg. § 4043.

“Required Lenders”: at any time, the holders of more than 50% of (a) until the Closing Date, the Commitments and (b) thereafter, the sum of (i) the aggregate unpaid principal amount of the US Term Loans then outstanding and (ii) the aggregate unpaid principal amount of the UK Term Loans then outstanding.

“Requirement of Law”: as to any Person, the Certificate of Incorporation and By-Laws or other organizational or governing documents of such Person, and any law, treaty, rule or regulation or determination of an arbitrator or a court or other Governmental Authority, in each case in any jurisdiction and applicable to or binding upon such Person or any of its Property or to which such Person or any of its Property is subject.

“Responsible Officer”: as to any Person, the chief executive officer, president or chief financial officer of such Person, but in any event, with respect to financial matters, the chief financial officer, treasurer or assistant treasurer of such Person. Unless otherwise qualified, all references to a “Responsible Officer” shall refer to a Responsible Officer of the responsible Borrower.

“Restricted Payments”: as defined in Section 7.6.

“Revolving Loan Agreement”: the Credit Agreement, dated as of the Closing Date, entered into by certain of the Loan Parties and the various agents and lenders thereunder, including JP Morgan Chase Bank, N.A., as the same may be amended, restated, supplemented or otherwise modified from time to time in accordance with this Agreement.

“Revolving Loan Documents”: the Revolving Loan Agreement and each other material document, instrument or agreement to which Holdings or any of its Subsidiaries is or may hereafter become a party pertaining to the Revolving Loans.

“Revolving Loans”: as defined in the recitals hereto.

“Scottish Standard Security”: the Scottish Standard Security granted by Edgen Murray Europe to the UK Security Agent for the benefit of the UK Term Loan Lenders and the other UK Secured Parties named therein, substantially in the form of Exhibit R-4, as the same may be amended, supplemented or otherwise modified from time to time.

“Second Lien Credit Agreement”: the Second Lien Credit Agreement, dated as of the Closing Date, entered into by certain of the Loan Parties and the various lenders and agents thereunder, as the same may be amended, restated, supplemented or otherwise modified from time to time in accordance with this Agreement.

“Second Lien Documentation”: the Second Lien Credit Agreement (or any similar agreement evidencing Permitted Second Lien Refinancing Indebtedness) and all security and other collateral or other documents related thereto or entered into in connection therewith.

“Second Lien Loans”: the term loans extended to the US Borrower pursuant to the Second Lien Credit Agreement on the Closing Date.

“SEC”: the Securities and Exchange Commission (or successors thereto or an analogous Governmental Authority).

“Second Lien Intercreditor Agreement”: the intercreditor agreement among the US Borrower, the Cayman Borrower, Holdings, the Guarantors, the Foreign Subsidiary Guarantors party thereto, LCPI, as first lien security agent and LCPI, as second lien security agent, substantially in the form of Exhibit T, as it may be amended, restated, amended and restated, supplemented or otherwise modified from time to time.

“Secured Parties”: as defined in the Guarantee and Collateral Agreement.

“Security Documents”: the collective reference to the Guarantee and Collateral Agreement, the Foreign Security Agreements, the Mortgages, any Intellectual Property security agreements or control agreements required to be delivered pursuant to the Guarantee and Collateral Agreement, the Foreign Security Agreements or any other Loan Document, and all other guarantee or security documents hereafter delivered to the Administrative Agent, the UK Security Agent or the UAE Security Agent granting or perfecting a Lien on any Property of any Person to secure the obligations and liabilities of any Loan Party under any Loan Document.

“Singapore Debenture”: the Singapore Debenture entered into by the Singapore Guarantors and the UK Security Agent for the benefit of the UK Term Loan Lenders and the other UK Secured Parties named therein, substantially in the form of Exhibit P-2, as the same may be amended, supplemented or otherwise modified from time to time.

“Singapore Guarantee”: the Singapore Guarantee entered into by the Singapore Guarantors and the UK Security Agent for the benefit of the UK Term Loan Lenders and the other UK Secured Parties named therein, substantially in the form of Exhibit P-3, as the same may be amended, supplemented or otherwise modified from time to time.

“Singapore Guarantors”: (a) Edgen Murray Pte. Ltd. and (b) each Subsidiary of Holdings that is incorporated under the laws of Singapore and that becomes a party to the Singapore Guarantee after the Closing Date pursuant to Section 6.10.

“Singapore Share Charge”: the Singapore Share Charge, entered into by Edgen Murray Europe (in respect of its shares in Edgen Murray Pte. Ltd.) and the UK Security Agent for the benefit of the UK Term Loan Lenders and the other UK Secured Parties named therein substantially in the form of Exhibit P-1, as the same may be amended, supplemented or otherwise modified from time to time.

“Single Employer Plan”: any Plan that is covered by Title IV of ERISA, but which is not a Multiemployer Plan.

“Solvent”: with respect to any Person, as of any date of determination, (a) the amount of the “present fair saleable value” of the assets of such Person will, as of such date, exceed the amount of all “liabilities of such Person, contingent or otherwise”, as of such date, as such quoted terms are determined in accordance with applicable federal and state laws governing determinations of the insolvency of debtors, (b) the present fair saleable value of the assets of such Person will, as of such date, be greater than the amount that will be required to pay the liability of such Person on its debts as such debts become absolute and matured, (c) such Person will not have, as of such date, an unreasonably small amount of capital with which to conduct its business, (d) such Person generally will be able to pay its debts as they mature, (e) in the case of any Person incorporated in England and Wales only, a Person that is not “unable to pay its debts”, and (f) such Person is not insolvent within the meaning of any applicable Requirements of Law. For purposes of this definition, (i) “debt” means liability on a “claim”, and (ii) “claim” means any (x) right to payment, whether or not such a right is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, legal, equitable, secured or unsecured or (y) right to an equitable remedy for breach of performance if such breach gives rise to a right to payment, whether or not such right to an equitable remedy is reduced to judgment, fixed, contingent, matured or unmatured, disputed, undisputed, secured or unsecured. As regards paragraph (e), not “unable to pay its debts” means that there are no grounds on which such Person would be deemed unable to pay its debts (as defined in Section 123(1) of the Insolvency Act 1986 of England Wales (as amended by the Enterprise Act 2002 of England and Wales)) or on which a court would be satisfied that the value of such Person’s assets is less than the amount of its liabilities, taking into account its contingent and prospective liabilities (as such term would be construed for the purposes of Section 123(2) of the Insolvency Act 1986 of England and Wales (as amended by the Enterprise Act 2002 of England and Wales) but on the basis that the amount of £750 in Section 123(1)(e) of that Act is deemed to be £250,000. The amount of contingent liabilities (such as litigation, guaranties and pension plan liabilities) at any time shall be computed as the amount that, in light of all the facts and circumstances existing at the time, represents the amount that can be reasonably be expected to become an actual or matured liability.

“Specified Change of Control”: a “Change of Control” as defined in any of the Second Lien Credit Agreement, any Permitted Second Lien Refinancing Indebtedness or the Revolving Loan Agreement, in each case as in effect on the Closing Date and to the extent any such agreement is in effect.

“Specified Hedge Agreement”: any Hedge Agreement entered into by the US Borrower or any Subsidiary Guarantor and any Qualified Counterparty providing for protections against fluctuations of interest rates.

“Specified Obligations”: the Obligations consisting of the principal of and interest on the Term Loans.

“Subordinated Indebtedness”: any Indebtedness permitted to be incurred pursuant to Section 7.2 (other than subordinated Indebtedness evidenced by the Subordinated Intercompany Note), no part of the principal of which is required to be paid (whether by way of mandatory sinking fund, mandatory redemption, mandatory repayment or otherwise), prior to the date that is six months after the final maturity date of the Term Loans, and the terms and conditions of which (including subordination provisions consistent with the prevailing debt capital markets of the United States) are otherwise satisfactory to the Administrative Agent.

“Subordinated Intercompany Note”: the Subordinated Intercompany Note, substantially in the form of Exhibit M.

“Subsidiary”: as to any Person, a corporation, partnership, limited liability company or other entity of which shares of stock or other ownership interests having ordinary voting power (other than stock or such other ownership interests having such power only by reason of the happening of a contingency) to elect a majority of the board of directors or other managers of such corporation, partnership or other entity are at the time owned, or the management of which is otherwise controlled, directly or indirectly through one or more intermediaries, or both, by such Person. Unless otherwise qualified, all references to a “Subsidiary” or to “Subsidiaries” in this Agreement shall refer to a Subsidiary or Subsidiaries of Holdings.

“Subsidiary Guarantor”: (a) each Subsidiary of Holdings other than the US Borrower and any Foreign Subsidiary and (b) each Subsidiary that becomes a Subsidiary Guarantor pursuant to Section 6.10(e).

“Syndication Agent”: as defined in the preamble hereto.

“Syndication Date”: the date on which the Arranger completed the syndication of the Facilities and the entities selected in such syndication process become parties to this Agreement.

“Synthetic Lease Obligations”: all monetary obligations of a Person under a so-called synthetic, off-balance sheet or tax retention lease.

“Target”: as defined in the recitals hereto.

“Tax Credit” means a credit against, relief or remission for, or repayment of any tax.

“Tax Payment” means the increase in a payment made by the Cayman Borrower to a Lender under Section 2.20(a).

“Term Loan Lenders”: the collective reference to the US Term Loan Lenders and the UK Term Loan Lenders.

“Term Loans”: the collective reference to the US Term Loans and the UK Term Loans.

“Title Insurance Company”: as defined in Section 5.1(q).

“Transactions”: collectively, the Acquisition, the Equity Investment and the transactions contemplated by this Agreement, the Second Lien Documentation the Revolving Loan Agreement, the repayment of Existing Indebtedness and the payment of costs and expenses relating to the foregoing.

“Transferee”: as defined in Section 10.14.

“Treaty Lender” means a Lender which: (a) is treated as a resident of a Treaty State for the purposes of a Treaty; and (b) does not carry on a business in the UK through a permanent establishment in the UK with which that Lender’s participation in the relevant Loan is effectively connected.

“Treaty State”: a jurisdiction having a double taxation agreement (a “Treaty”) with the UK which makes provision for full exemption from tax imposed by the UK on interest.

“Type”: as to any Loan, its nature as a Base Rate Loan or a Eurodollar Loan.

“UAE Guarantee”: the UAE Guarantee Agreement, made by each of the UAE Guarantors in favor of the UK Security Agent for the benefit of the UK Term Loan Lenders and the other UK Secured Parties named therein, substantially in the form of Exhibit Q-2, as the same may be amended, supplemented or otherwise modified from time to time.

“UAE Guarantors”: (a) Edgen Murray FZE and (b) each Subsidiary of Holdings that is incorporated under the laws of the United Arab Emirates and that becomes a party to the UAE Guarantee after the Closing Date pursuant to Section 6.10.

“UAE Security Agency Agreement”: the agreement entered into among the UK Borrower, Edgen Murray Europe and the Administrative Agent relating to, inter alia, the appointment of the UAE Security Agent as the agent for the UK Secured Parties.

“UAE Security Agent”: the Person designated by the Administrative Agent in a notice delivered to the US Borrower, the UK Borrower, and each UK Term Lender as agent and trustee for itself and the UK Secured Parties appointed pursuant to the terms and conditions set forth in the UAE Security Agency Agreement.

“UAE Share Pledge Agreement”: the UAE Share Pledge Agreement, entered into by Edgen Murray Europe (in respect of its shares in Edgen Murray FZE) and the UAE Security Agent for the benefit of the UK Term Loan Lenders and the other UK Secured Parties named therein substantially in the form of Exhibit Q-1, as the same may be amended, supplemented or otherwise modified from time to time.

“UCC”: the Uniform Commercial Code, as in effect from time to time in any jurisdiction.

“UK Debenture”: the Debenture entered into by the UK Guarantors and the UK Security Agent for the benefit of the UK Term Loan Lenders and the other UK Secured Parties named therein, substantially in the form of Exhibit R-2, as the same may be amended, supplemented or otherwise modified from time to time.

“UK Guarantee”: the UK Guarantee entered into by the UK Guarantors and the UK Security Agent for the benefit of the UK Term Loan Lenders and the other UK Secured Parties named therein, substantially in the form of Exhibit R-3, as the same may be amended, supplemented or otherwise modified from time to time.

“UK Guarantors”: (a) PAL and Edgen Murray Europe and (b) each Subsidiary of Holdings that is incorporated under the laws of England and Wales and that becomes a party to the UK Guarantee after the Closing Date pursuant to Section 6.10.

“UK Non-Bank Lender” means: (i) where a Lender becomes a party to this Agreement on the day on which this Agreement is entered into, a Lender which falls within subparagraph (i)(b) only of the definition of “UK Qualifying Lender” and is listed in Schedule 1.1(b) to this Agreement; and (ii) where a Lender becomes a party to this Agreement after the day on which this Agreement is entered into, a Lender which falls within subparagraph (i)(b) only of the definition of “UK Qualifying Lender” and gives a UK Tax Confirmation to the Cayman Borrower (with a copy to the Administrative Agent) on becoming a party to this Agreement.

“UK Obligations”: the unpaid principal of and interest on (including, without limitation, interest accruing after the maturity of the UK Term Loans and interest accruing after the filing of any petition in bankruptcy, or the commencement of any insolvency, reorganization or like proceeding, relating to the Cayman Borrower, whether or not a claim for post-filing or post-petition interest is allowed in such proceeding) the UK Term Loans and all other obligations and liabilities of the Cayman Borrower to the UK Secured Parties, whether direct or indirect, absolute or contingent, due or to become due, or now existing or hereafter incurred, which may arise under, out of, or in connection with, this Agreement, any other Loan Document or any other document made, delivered or given in connection herewith or therewith, whether on account of principal, interest, fees, indemnities, costs, expenses (including, without limitation, all fees, charges and disbursements of counsel to the Arrangers, to the Agents or to any Lender that are required to be paid by the Cayman Borrower pursuant hereto) or otherwise.

“UK Qualifying Lender” means: (i) a Lender (other than a Lender within paragraph (ii) below) which is beneficially entitled to interest payable in respect of a Loan or any other advance under a Loan Document and is: (a) a Lender: (x) which is a bank (as defined for the purpose of section 879 of ITA) making an advance under a Loan Document; or (y) in respect of an advance made under a Loan Document by a person that was a bank (as defined for the purpose of section 879 of ITA) at the time that advance was made, and which is, in each case, within the charge to UK corporation tax as respects any payments of interest made in respect of that advance; or (b) a Lender which is: (x) a UK resident company; (y) a partnership each member of which is: (1) a UK resident company; or (2) a non-UK resident company that carries on a trade in the UK through a permanent establishment and that is required to bring into account, in calculating its chargeable profits (within the meaning of section 11(2) of ICTA), the whole of any share of interest payable in respect of that advance that is attributable to it because of sections 114 and 115 of ICTA; or (z) a non-UK resident company that carries on a trade in the UK through a permanent establishment and that is required to bring into account interest payable in respect of that advance in calculating the chargeable profits (within the meaning given in section 11(2) of ICTA) of that company; or (c) a Treaty Lender; or (ii) in respect of an advance made under a Loan Document by that Lender, a Lender that is a building society (as defined for the purposes of ITA).

“UK Share Charge”: the Share Charge, entered into by the Cayman Borrower (in respect of its shares in PAL) and the UK Security Agent for the benefit of the UK Term Loan Lenders and the other UK Secured Parties named therein substantially in the form of Exhibit R-1 as the same may be amended, supplemented or otherwise modified from time to time.

“UK Secured Parties”: the Administrative Agent, the UK Security Agent and the UK Term Loan Lenders.

“UK Security Agent”: as defined in the preamble hereto.

“UK Tax Confirmation”: a confirmation by a Lender that the person beneficially entitled to interest payable to that Lender in respect of any Loan or any other advance under any Loan Document is: (i) a UK resident company; (ii) a partnership each member of which is: (a) a UK resident company; or (b) a non-UK resident company that carries on a trade in the UK through a permanent establishment and that is required to bring into account, in calculating its chargeable profits (within the meaning of section 11(2) of ICTA), the whole of any share of interest payable in respect of that advance that is attributable to it because of sections 114 and 115 of ICTA; (iii) a non-UK resident company that carries on a trade in the UK through a permanent establishment and that is required to bring into account interest payable in respect of that advance in calculating the chargeable profits (within the meaning given in section 11(2) of ICTA) of that company.

“UK Term Loans”: as defined in Section 2.1.

“UK Term Loan Commitment”: as to any Lender, the obligation of such Lender, if any, to make a UK Term Loan to the Cayman Borrower hereunder in a principal amount not to exceed the amount set forth under the heading “UK Term Loan Commitment” opposite such Lender’s name on Schedule 1 to the Lender Addendum delivered by such Lender, or, as the case may be, in the Assignment and Acceptance pursuant to which such Lender became a party hereto, as the same may be changed from time to time pursuant to the terms hereof. The original aggregate amount of the UK Term Loan Commitments A is $145,000,000.

“UK Term Loan Facility”: as defined in the definition of “Facility” in this Section 1.1.

“UK Term Loan Lender”: each Lender that has a UK Term Loan Commitment or is the holder of a UK Term Loan.

“UK Term Loan Maturity Date”: the seven-year anniversary of the Closing Date.

“UK Term Loan Note”: as defined in Section 2.8(e).

“UK Term Loan Percentage”: as to any UK Term Loan Lender at any time, the percentage which such Lender’s UK Term Loan Commitment then constitutes of the aggregate UK Term Loan Commitments (or, at any time after the Closing Date, the percentage which the aggregate principal amount of such Lender’s UK Term Loans then outstanding constitutes of the aggregate principal amount of the UK Term Loans then outstanding).

“US Term Loan”: as defined in Section 2.1.

“US Term Loan Commitment”: as to any Lender, the obligation of such Lender, if any, to make a US Term Loan to the US Borrower hereunder in a principal amount not to exceed the amount set forth under the heading “US Term Loan Commitment” opposite such Lender’s name on Schedule 1 to the Lender Addendum delivered by such Lender, or, as the case may be, in the Assignment and Acceptance pursuant to which such Lender became a party hereto, as the same may be changed from time to time pursuant to the terms hereof. The original aggregate amount of the US Term Loan Commitments is $280,000,000.

“US Term Loan Facility”: as defined in the definition of “Facility” in this Section 1.1.

“US Term Loan Lender”: each Lender that has a US Term Loan Commitment or is the holder of a US Term Loan.

“US Term Loan Maturity Date”: the seven-year anniversary of the Closing Date.

“US Term Loan Note”: as defined in Section 2.8(e).

“US Term Loan Percentage”: as to any US Term Loan Lender at any time, the percentage which such Lender’s US Term Loan Commitment then constitutes of the aggregate US Term Loan Commitments (or, at any time after the Closing Date, the percentage which the aggregate principal amount of such Lender’s US Term Loans then outstanding constitutes of the aggregate principal amount of the US Term Loans then outstanding).

“Weighted Average Life to Maturity”: when applied to any Indebtedness at any date, the number of years obtained by dividing: (i) the sum of the products obtained by multiplying (a) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect thereof, by (b) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment; by (ii) the then outstanding principal amount of such Indebtedness.

“Whitewash Procedures”: as defined in Section 6.15.

“Wholly Owned Subsidiary”: as to any Person, any other Person all of the Capital Stock of which (other than directors’ qualifying shares required by law) is owned by such Person directly and/or through other Wholly Owned Subsidiaries.

1.2 Other Definitional Provisions.

(a) Unless otherwise specified therein, all terms defined in this Agreement shall have the defined meanings when used in the other Loan Documents or any certificate or other document made or delivered pursuant hereto or thereto.

(b) As used herein and in the other Loan Documents, and any certificate or other document made or delivered pursuant hereto or thereto, accounting terms relating to Holdings, the US Borrower, the Cayman Borrower and their respective Subsidiaries not defined in Section 1.1 and accounting terms partly defined in Section 1.1, to the extent not defined, shall have the respective meanings given to them under GAAP or other applicable accounting standards. The words “includes” and “including”, and words of similar import, shall not be limiting and shall be deemed to be followed by the phrase “without limitation”.

(c) The words “hereof”, “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and Section, Schedule and Exhibit references are to this Agreement unless otherwise specified.

(d) The meanings given to terms defined herein shall be equally applicable to both the singular and plural forms of such terms.

(e) The expressions “payment in full,” “paid in full” and any other similar terms or phrases when used herein with respect to the Obligations shall mean the payment in full, in immediately available funds, of all of the Obligations.

SECTION 2. AMOUNT AND TERMS OF COMMITMENTS

2.1 Term Loan Commitments. Subject to the terms and conditions hereof, (a) the US Term Loan Lenders severally agree to make term loans (each, a “US Term Loan”) to the US Borrower on the Closing Date in an amount for each US Term Loan Lender not to exceed the amount of the US Term Loan Commitment of such Lender and (b) the UK Term Loan Lenders severally agree to make term loans (each, a “UK Term Loan”) to the Cayman Borrower on the Closing Date in an amount for each UK Term Loan Lender not to exceed the amount of the UK Loan Commitment of such Lender. The Term Loans may from time to time be Eurodollar Loans or Base Rate Loans, as determined by the US Borrower or the Cayman Borrower and notified to the Administrative Agent in accordance with Sections 2.2 and 2.13.

2.2 Procedure for Term Loan Borrowing. (a) The US Borrower shall deliver to the Administrative Agent a Borrowing Notice (which Borrowing Notice must be received by the Administrative Agent prior to 10:00 A.M., New York City time, one Business Day prior to the anticipated Closing Date) requesting that the US Term Loan Lenders make the US Term Loans on the Closing Date and specifying the amount to be borrowed. The Term Loans made on the Closing Date shall initially be Base Rate Loans, and no US Term Loan may be converted into or continued as a Eurodollar Loan prior to the earlier of 30 days after the Closing Date or the Syndication Date. Upon receipt of such Borrowing Notice the Administrative Agent shall promptly notify each Term Loan Lender thereof. Not later than 12:00 Noon, New York City time, on the Closing Date each US Term Loan Lender shall make available to the Administrative Agent at the Funding Office an amount in immediately available funds equal to the US Term Loan or US Term Loans to be made by such Lender. The Administrative Agent shall make available to the US Borrower the aggregate of the amounts made available to the Administrative Agent by the US Term Loan Lenders, in like funds as received by the Administrative Agent.

(b) The Cayman Borrower shall deliver to the Administrative Agent a Borrowing Notice (which Borrowing Notice must be received by the Administrative Agent prior to 10:00 A.M., New York City time, one Business Day prior to the anticipated Closing Date) requesting that the UK Term Loan Lenders make the UK Term Loans on the Closing Date and specifying the respective amounts to be borrowed. The Term Loans made on the Closing Date shall initially be Base Rate Loans, and no UK Term Loan may be converted into or continued as a Eurodollar Loan prior to the earlier of 30 days after the Closing Date or the Syndication Date. Upon receipt of such Borrowing Notice the Administrative Agent shall promptly notify each Term Loan Lender thereof. Not later than 12:00 Noon, New York City time, on the Closing Date each UK Term Loan Lender shall make available to the Administrative Agent at the Funding Office an amount in immediately available funds equal to the UK Term Loans to be made by such Lender. The Administrative Agent shall make available to the Cayman Borrower the aggregate of the amounts made available to the Administrative Agent by the UK Term Loan Lenders, in like funds as received by the Administrative Agent.

2.3 Repayment of Term Loans. (a) The US Term Loan of each US Term Loan Lender shall mature in 27 consecutive quarterly installments, commencing on September 30, 2007, each of which shall be in an amount equal to such Lender’s US Term Loan Percentage multiplied by the percentage set forth below opposite such installment of the aggregate principal amount of US Term Loans made on the Closing Date:

Installment	Percentage

September 30, 2007	0.25%

December 31, 2007	0.25%

March 31, 2008	0.25%

June 30, 2008	0.25%

September 30, 2008	0.25%

December 31, 2008	0.25%

Installment	Percentage

March 31, 2009	0.25%

June 30, 2009	0.25%

September 30, 2009	0.25%

December 31, 2009	0.25%

March 31, 2010	0.25%

June 30, 2010	0.25%

September 30, 2010	0.25%

December 31, 2010	0.25%

March 31, 2011	0.25%

June 30, 2011	0.25%

September 30, 2011	0.25%

December 31, 2011	0.25%

March 31, 2012	0.25%

June 30, 2012	0.25%

September 30, 2012	0.25%

December 31, 2012	0.25%

March 31, 2013	0.25%

June 30, 2013	0.25%

September 30, 2013	0.25%

December 31, 2013	0.25%

March 31, 2014	0.25%

US Term Loan Maturity Date	93.25% or remainder

(b) The UK Term Loans of each UK Term Loan Lender shall mature in 27 consecutive quarterly installments, commencing on September 30, 2007, each of which shall be in an amount equal to such Lender’s UK Term Loan Percentage multiplied by the percentage set forth below opposite such installment of the aggregate principal amount of UK Term Loans made on the Closing Date:

September 30, 2007	0.25%

December 31, 2007	0.25%

March 31, 2008	0.25%

June 30, 2008	0.25%

September 30, 2008	0.25%

December 31, 2008	0.25%

March 31, 2009	0.25%

June 30, 2009	0.25%

September 30, 2009	0.25%

December 31, 2009	0.25%

March 31, 2010	0.25%

June 30, 2010	0.25%

September 30, 2010	0.25%

December 31, 2010	0.25%

March 31, 2011	0.25%

June 30, 2011	0.25%

September 30, 2011	0.25%

December 31, 2011	0.25%

March 31, 2012	0.25%

June 30, 2012	0.25%

September 30, 2012	0.25%

December 31, 2012	0.25%

March 31, 2013	0.25%

June 30, 2013	0.25%

September 30, 2013	0.25%

December 31, 2013	0.25%

March 31, 2014	0.25%

UK Term Loan Maturity Date	93.25% or remainder

2.4 [Reserved].

2.5 [Reserved].

2.6 [Reserved].

2.7 [Reserved].

2.8 Repayment of Loans; Evidence of Debt.

(a) The US Borrower hereby unconditionally promises to pay to the Administrative Agent for the account of the appropriate US Term Loan Lender the principal amount of each US Term Loan of such US Term Loan Lender in installments according to the amortization schedule set forth in Section 2.3 (or on such earlier date on which the Loans become due and payable pursuant to Section 8). The Cayman Borrower hereby unconditionally promises to pay to the Administrative Agent for the account of the appropriate UK Term Loan Lender the principal amount of each UK Term Loan of such UK Term Loan Lender in installments according to the amortization schedule set forth in Section 2.3 (or on such earlier date on which the Loans become due and payable pursuant to Section 8). Each of the US Borrower and the Cayman Borrower hereby further agrees to pay interest on the unpaid principal amount of the respective Loans made to them from time to time outstanding from the Closing Date until payment in full thereof at the rates per annum, and on the dates, set forth in Section 2.15. For the avoidance of doubt, there shall be no obligation of the Cayman Borrower or any Foreign Subsidiary Guarantor to pay amounts due on the Obligations (other than the UK Obligations) hereunder.

(b) Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing indebtedness of the US Borrower, or the Cayman Borrower, as the case may be, to such Lender resulting from each Loan of such Lender from time to time, including the amounts of principal and interest payable and paid to such Lender from time to time under this Agreement.

(c) The Administrative Agent, on behalf of the US Borrower and the Cayman Borrower, shall maintain the Register pursuant to Section 10.6(d), and a subaccount therein for each Lender, in which shall be recorded (i) the amount of each Loan made hereunder and any Note evidencing such Loan, the Type of such Loan and each Interest Period applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the US Borrower or the Cayman Borrower, as applicable, to each Lender hereunder and (iii) both the amount of any sum received by the Administrative Agent hereunder from the US Borrower or the Cayman Borrower and each Lender’s share thereof.

(d) The entries made in the Register and the accounts of each Lender maintained pursuant to Section 2.8(b) shall, to the extent permitted by applicable law, be prima facie evidence of the existence and amounts of the obligations of the US Borrower or the Cayman Borrower therein recorded; provided, however, that the failure of any Lender or the Administrative Agent to maintain the Register or any such account, or any error therein, shall not in any manner affect the obligation of the US Borrower or the Cayman Borrower, as applicable, to repay (with applicable interest) the Loans made to the US Borrower or the Cayman Borrower by such Lender in accordance with the terms of this Agreement.

(e) Each of the US Borrower and the Cayman Borrower agrees that, upon the request to the Administrative Agent by any Lender, the US Borrower or the Cayman Borrower, as applicable, will promptly execute and deliver to such Lender a promissory note of the US Borrower or the Cayman Borrower, as applicable, evidencing any US Term Loans or UK Term Loans, as the case may be, of such Lender, substantially in the forms of Exhibit G-1 or G-2, respectively (a “US Term Note” or “UK Term Note”, respectively), with appropriate insertions as to date and principal amount; provided, that delivery of Notes shall not be a condition precedent to the occurrence of the Closing Date or the making of the Loans on the Closing Date and the obligations of each of the US Borrower and the Cayman Borrower in respect of each Loan shall be enforceable in accordance with the Loan Documents whether or not evidenced by any Note.

2.9 Fees, etc.

(a) The Borrowers agree to pay to the Arrangers the fees in the amounts and on the dates previously agreed to in writing by Holdings and the Arrangers.

(b) The Borrowers agree to pay to the Administrative Agent the fees in the amounts and on the dates from time to time agreed to in writing by Holdings and the Administrative Agent.

2.10 [Reserved].

2.11 Optional Prepayments.

(a) Each of the US Borrower and the Cayman Borrower may at any time and from time to time prepay the Loans, in whole or in part, without premium or penalty, upon irrevocable notice delivered to the Administrative Agent at least three Business Days prior thereto in the case of Eurodollar Loans and at least one Business Day prior thereto in the case of Base Rate Loans, which notice shall specify the date and amount of such prepayment, and whether such prepayment is of US Term Loans or UK Term Loans, and whether such prepayment is of Eurodollar Loans or Base Rate Loans; provided, that if a Eurodollar Loan is prepaid on any day other than the last day of the Interest Period applicable thereto, the US Borrower or the Cayman Borrower, as applicable, shall also pay any amounts owing pursuant to Section 2.21. Upon receipt of any such notice the Administrative Agent shall promptly notify each relevant Lender thereof. If any such notice is given, the amount specified in such notice shall be due and payable on the date specified therein, together with accrued interest to such date on the amount prepaid. Partial prepayments of US Term Loans and UK Term Loans shall be in an aggregate principal amount of $1,000,000 or a whole multiple thereof.

2.12 Mandatory Prepayments and Commitment Reductions.

(a) (i) If any Capital Stock shall be issued (other than a Permitted Issuance), by Holdings or the US Borrower, then, on the date of such issuance, the US Term Loans shall be prepaid by an amount equal to 100% of the amount of the Net Cash Proceeds of such issuance, as set forth in Section 2.12(e) and (ii) if any Capital Stock shall be issued (other than a Permitted Issuance), by the Cayman Borrower , then, on the date of such issuance, the UK Term Loans shall be prepaid by an amount equal to 100% of the amount of the Net Cash Proceeds of such issuance, as set forth in Section 2.12(f). The provisions of this Section 2.12 do not constitute consent to the issuance of any equity securities by any entity whose equity securities are pledged pursuant to the Guarantee and Collateral Agreement or any Foreign Security Agreement, as applicable.

(b) If any Indebtedness shall be incurred by Holdings, the US Borrower or any Subsidiary Guarantor (excluding any Indebtedness incurred in accordance with Section 7.2), then on the date of such issuance or incurrence, the US Term Loans shall be prepaid by an amount equal to the amount of the Net Cash Proceeds of such issuance or incurrence, as set forth in Section 2.12(e). If any Indebtedness shall be incurred by the Cayman Borrower or any Foreign Subsidiary Guarantor (excluding any Indebtedness incurred in accordance with Section 7.2), then on the date of such issuance or incurrence, the UK Term Loans shall be prepaid by an amount equal to the amount of the Net Cash Proceeds of such issuance or incurrence, as set forth in Section 2.12(e). The provisions of this Section 2.12 do not constitute consent to the incurrence of any Indebtedness by Holdings, the US Borrower, the Cayman Borrower or any of their respective Subsidiaries.

(c) (i) If on any date Holdings, the US Borrower or any of the Subsidiary Guarantors shall receive Net Cash Proceeds from any Asset Sale or Recovery Event which yields Net Cash Proceeds (valued at the initial principal amount thereof in the case of non-cash proceeds consisting of notes or other debt securities and valued at fair market value in the case of other non-cash proceeds) in excess of $5,000,000 (calculated together with the amount of any related Asset Sale or Recovery Event by the Cayman Borrower or any of the Foreign Subsidiary Guarantors and referred to herein as the “Threshold”), then, unless a Reinvestment Notice shall be delivered in respect thereof, on the date of receipt by Holdings, the US Borrower or any Subsidiary Guarantor of such Net Cash Proceeds, the US Term Loans shall be prepaid by an amount equal to the amount of such Net Cash Proceeds, as set forth in Section 2.12(e) and (ii) if on any date the Cayman Borrower or any of the Foreign Subsidiary Guarantors shall receive Net Cash Proceeds from any Asset Sale or Recovery Event in excess of the Threshold then, unless a Reinvestment Notice shall be delivered in respect thereof, on the date of receipt by the Cayman Borrower or any Foreign Subsidiary Guarantor of such Net Cash Proceeds, the UK Term Loans shall be prepaid by an amount equal to the amount of such Net Cash Proceeds, as set forth in Section 2.12(f); provided, that, notwithstanding the foregoing clauses (i) and (ii), (A) the aggregate Net Cash Proceeds of Asset Sales that may be excluded from the foregoing requirement pursuant to a Reinvestment Notice shall not exceed $35,000,000 at any time and (B) on each Reinvestment Prepayment Date the US Term Loans and the UK Term Loans, as applicable, shall be prepaid by an amount equal to the Reinvestment Prepayment Amount with respect to the relevant Reinvestment Event, as set forth in Section 2.12(e) or 2.12(f). The provisions set forth in this Section do not constitute consent to the consummation of any Disposition permitted by Section 7.5.

(d) If, for any fiscal year of Holdings commencing with the fiscal year ending December 31, 2008, there shall be Excess Cash Flow, then, on the relevant Excess Cash Flow Application Date, the Term Loans shall be prepaid by an amount equal to the ECF Percentage of such Excess Cash Flow, and applied on a pro rata basis among the Term Loans. Each such prepayment shall be made on a date (an “Excess Cash Flow Application Date”) no later than five days after the earlier of (i) the date on which the financial statements of the Borrower referred to in Section 6.1(a), for the fiscal year with respect to which such prepayment is made, are required to be delivered to the Lenders and (ii) the date such financial statements are actually delivered.

(e) Except as provided in Section 2.12(d), amounts to be applied in connection with prepayments made by Holdings, the US Borrower or any Subsidiary Guarantor pursuant to this Section 2.12 shall be applied, first, to the prepayment of the US Term Loans, and, second, to the prepayment of the UK Term Loans.

(f) Except as provided in Section 2.12(d), amounts to be applied in connection with prepayments made by the Cayman Borrower or any of the Foreign Subsidiary Guarantors pursuant to this Section 2.12 shall be applied to the prepayment of the UK Term Loans.

2.13 Conversion and Continuation Options.

(a) Each of the US Borrower and the Cayman Borrower may elect from time to time to convert Eurodollar Loans to Base Rate Loans by giving the Administrative Agent at least two Business Days’ prior irrevocable notice of such election, provided that any such conversion of Eurodollar Loans may be made only on the last day of an Interest Period with respect thereto. Each of the US Borrower or the Cayman Borrower may elect from time to time to convert Base Rate Loans to Eurodollar Loans by giving the Administrative Agent at least three Business Days’ prior irrevocable notice of such election (which notice shall specify the length of the initial Interest Period therefor), provided that no Base Rate Loan under a particular Facility may be converted into a Eurodollar Loan (i) when any Event of Default has occurred and is continuing and the Administrative Agent has, or the Majority Facility Lenders in respect of such Facility have, determined in its or their sole discretion not to permit such conversions or (ii) after the date that is one month prior to the final scheduled termination or maturity date of such Facility. Upon receipt of any such notice the Administrative Agent shall promptly notify each relevant Lender thereof.

(b) Each of the US Borrower and the Cayman Borrower may elect to continue any Eurodollar Loan as such upon the expiration of the then current Interest Period with respect thereto by giving irrevocable notice to the Administrative Agent, in accordance with the applicable provisions of the term “Interest Period” set forth in Section 1.1, of the length of the next Interest Period to be applicable to such Loans, provided that no Eurodollar Loan under a particular Facility may be continued as such (i) when any Event of Default has occurred and is continuing and the Administrative Agent has, or the Majority Facility Lenders in respect of such Facility have, determined in its or their sole discretion not to permit such continuations or (ii) after the date that is one month prior to the final scheduled termination or maturity date of such Facility, and provided, further, that if the US Borrower or the Cayman Borrower, as applicable, shall fail to give any required notice as described above in this paragraph or if such continuation is not permitted pursuant to the preceding proviso, such Loans shall be converted automatically to Base Rate Loans on the last day of such then expiring Interest Period. Upon receipt of any such notice the Administrative Agent shall promptly notify each relevant Lender thereof.

2.14 Minimum Amounts and Maximum Number of Eurodollar Tranches. Notwithstanding anything to the contrary in this Agreement, all borrowings, conversions, continuations and optional prepayments of Eurodollar Loans and all selections of Interest Periods shall be in such amounts and be made pursuant to such elections so that, (a) after giving effect thereto, the aggregate principal amount of the Eurodollar Loans comprising each Eurodollar Tranche shall be equal to $5,000,000 or a whole multiple of $1,000,000 in excess thereof and (b) no more than ten Eurodollar Tranches shall be outstanding under this Agreement at any one time.

2.15 Interest Rates and Payment Dates.

(a) Each Eurodollar Loan shall bear interest for each day during each Interest Period with respect thereto at a rate per annum equal to the Eurodollar Rate determined for such day plus the Applicable Margin in effect for such day.

(b) Each Base Rate Loan shall bear interest for each day on which it is outstanding at a rate per annum equal to the Base Rate in effect for such day plus the Applicable Margin in effect for such day.

(c) (i) If all or a portion of the principal amount of any Loan shall not be paid when due (whether at the stated maturity, by acceleration or otherwise), such overdue amount shall bear interest, to the extent legally permitted, at a rate per annum that is equal to (x) in the case of the Loans, the rate that would otherwise be applicable thereto pursuant to the foregoing provisions of this Section plus 2.0%, and (ii) if all or a portion of any interest payable on any Loan or any commitment fee or other amount payable hereunder shall not be paid when due (whether at the stated maturity, by acceleration or otherwise), such overdue amount shall bear interest at a rate per annum equal to the rate then applicable to Base Rate Loans under the relevant Facility plus 2.0%, in each case, with respect to clauses (i) and (ii) above, from the date of such non-payment until such amount is paid in full (after as well as before judgment) or waived.

(d) Interest shall be payable in arrears on each Interest Payment Date, provided that interest accruing pursuant to paragraph (c) of this Section shall be payable from time to time on demand.

2.16 Computation of Interest and Fees.

(a) Interest, fees and commissions payable pursuant hereto shall be calculated on the basis of a 360-day year for the actual days elapsed, except that, with respect to Base Rate Loans on which interest is calculated on the basis of the Prime Rate, the interest thereon shall be calculated on the basis of a 365- (or 366-, as the case may be) day year for the actual days elapsed. The Administrative Agent shall as soon as practicable notify the US Borrower or the Cayman Borrower, as applicable, and the relevant Lenders of each determination of a Eurodollar Rate. Any change in the interest rate on a Loan resulting from a change in the Base Rate or the Eurocurrency Reserve Requirements shall become effective as of the opening of business on the day on which such change becomes effective. The Administrative Agent shall as soon as practicable notify the US Borrower, the Cayman Borrower and the relevant Lenders of the effective date and the amount of each such change in interest rate.

(b) Each determination of an interest rate by the Administrative Agent pursuant to any provision of this Agreement shall be conclusive and binding on the US Borrower and the Cayman Borrower and the Lenders in the absence of manifest error. The Administrative Agent shall, at the request of the US Borrower or the Cayman Borrower, deliver to the US Borrower and the Cayman Borrower, as applicable, a statement showing the quotations used by the Administrative Agent in determining any interest rate pursuant to Section 2.15(a).

2.17 Inability to Determine Interest Rate. If prior to the first day of any Interest Period:

(a) the Administrative Agent shall have determined (which determination shall be conclusive and binding upon the US Borrower and the Cayman Borrower absent manifest error) that, by reason of circumstances affecting the relevant market, adequate and reasonable means do not exist for ascertaining the Eurodollar Rate for such Interest Period, or

(b) the Administrative Agent shall have received notice from the Majority Facility Lenders in respect of the relevant Facility that the Eurodollar Rate determined or to be determined for such Interest Period will not adequately and fairly reflect the cost to such Lenders (as conclusively certified by such Lenders) of making or maintaining their affected Loans during such Interest Period, the Administrative Agent shall give telecopy or telephonic notice thereof to the Cayman Borrower or the US Borrower, as applicable, and the relevant Lenders as soon as practicable thereafter. If such notice is given (x) any Eurodollar Loans under the relevant Facility requested to be made on the first day of such Interest Period shall be made as Base Rate Loans, (y) any Loans under the relevant Facility that were to have been converted on the first day of such Interest Period to Eurodollar Loans shall be continued as Base Rate Loans and (z) any outstanding Eurodollar Loans under the relevant Facility shall be converted, on the last day of the then current Interest Period with respect thereto, to Base Rate Loans. Until such notice has been withdrawn by the Administrative Agent, no further Eurodollar Loans under the relevant Facility shall be made or continued as such, nor shall the applicable Borrower have the right to convert Loans under the relevant Facility to Eurodollar Loans.

2.18 Pro Rata Treatment and Payments.

(a) Each borrowing by the US Borrower or the Cayman Borrower from the Lenders hereunder, and any reduction of the Commitments of the Lenders, shall be made pro rata according to the respective US Term Loan Percentages and UK Term Loan Percentages, as the case may be, of the relevant Lenders. Each payment (other than prepayments) in respect of principal or interest in respect of Term Loans under a Facility and each payment in respect of fees or expenses payable hereunder shall be applied to the amounts of such obligations owing to the Lenders under the applicable Facility pro rata according to the respective amounts then due and owing to the Lenders.

(b) Each payment (including each prepayment) of the Term Loans outstanding under any Facility shall be allocated among the Term Loan Lenders holding Term Loans under the applicable Facility pro rata based on the principal amount of such Term Loans held by such Term Loan Lenders, and shall be applied to the installments of such Term Loans pro rata based on the remaining outstanding principal amount of such installments. Amounts prepaid on account of the Term Loans may not be reborrowed.

(c) [Reserved].

(d) The application of any payment of Loans under any Facility (including optional and mandatory prepayments) shall be made, first, to Base Rate Loans under such Facility and, second, to Eurodollar Loans under such Facility. Each payment of the Loans shall be accompanied by accrued interest to the date of such payment on the amount paid.

(e) All payments (including prepayments) to be made by the US Borrower and the Cayman Borrower hereunder, whether on account of principal, interest, fees or otherwise, shall be made without setoff or counterclaim and shall be made prior to 12:00 Noon, New York City time, on the due date thereof to the Administrative Agent, for the account of the relevant Lenders, at the Payment Office, in Dollars and in immediately available funds. Any payment made by the US Borrower or the Cayman Borrower, as applicable, after 2:00 p.m., New York City time, on any Business Day shall be deemed to have been on the next following Business Day. The Administrative Agent shall distribute such payments to the Lenders promptly upon receipt in like funds as received. If any payment hereunder (other than payments on the Eurodollar Loans) becomes due and payable on a day other than a Business Day, such payment shall be extended to the next succeeding Business Day. If any payment on a Eurodollar Loan becomes due and payable on a day other than a Business Day, the maturity thereof shall be extended to the next succeeding Business Day unless the result of such extension would be to extend such payment into another calendar month, in which event such payment shall be made on the immediately preceding Business Day. In the case of any extension of any payment of principal pursuant to the preceding two sentences, interest thereon shall be payable at the then applicable rate during such extension.

(f) Unless the Administrative Agent shall have been notified in writing by any Lender prior to a borrowing that such Lender will not make the amount that would constitute its share of such borrowing available to the Administrative Agent, the Administrative Agent may assume that such Lender is making such amount available to the Administrative Agent, and the Administrative Agent may, in reliance upon such assumption, make available to the US Borrower or the Cayman Borrower, as applicable, a corresponding amount. If such amount is not made available to the Administrative Agent by the required time on the Borrowing Date therefor, such Lender shall pay to the Administrative Agent, on demand, such amount with interest thereon at a rate equal to the daily average Federal Funds Effective Rate for the period until such Lender makes such amount immediately available to the Administrative Agent. A certificate of the Administrative Agent submitted to any Lender with respect to any amounts owing under this paragraph shall be conclusive in the absence of manifest error. If such Lender’s share of such borrowing is not made available to the Administrative Agent by such Lender within three Business Days after such Borrowing Date, the Administrative Agent shall also be entitled to recover such amount with interest thereon at the rate per annum applicable to Base Rate Loans under the relevant Facility, on demand, from the US Borrower or the Cayman Borrower, as applicable.

(g) Unless the Administrative Agent shall have been notified in writing by the US Borrower or the Cayman Borrower, as applicable, prior to the date of any payment due to be made by such Borrower hereunder that such Borrower will not make such payment to the Administrative Agent, the Administrative Agent may assume that such Borrower is making such payment, and the Administrative Agent may, but shall not be required to, in reliance upon such assumption, make available to the Lenders their respective pro rata shares of a corresponding amount. If such payment is not made to the Administrative Agent by such Borrower within three Business Days after such due date, the Administrative Agent shall be entitled to recover, on demand, from each Lender to which any amount which was made available pursuant to the preceding sentence, such amount with interest thereon at the rate per annum equal to the daily average Federal Funds Effective Rate. Nothing herein shall be deemed to limit the rights of the Administrative Agent or any Lender against the US Borrower or the Cayman Borrower.

2.19 Requirements of Law.

(a) If the adoption of or any change in any Requirement of Law or in the interpretation or application thereof or compliance by any Lender with any request or directive (whether or not having the force of law) from any central bank or other Governmental Authority made subsequent to the Closing Date:

(i) shall subject any Lender to any tax of any kind whatsoever with respect to this Agreement or any Eurodollar Loan made by it, or change the basis of taxation of payments to such Lender in respect thereof (except for Non-Excluded Taxes covered by Section 2.20 and changes in the rate of tax on the overall net income of such Lender);

(ii) shall impose, modify or hold applicable any reserve, special deposit, compulsory loan or similar requirement against assets held by, deposits or other liabilities in or for the account of, advances, loans or other extensions of credit by, or any other acquisition of funds by, any office of such Lender that is not otherwise included in the determination of the Eurodollar Rate hereunder; or

(iii) shall impose on such Lender any other condition;

and the result of any of the foregoing is to increase the cost to such Lender, by an amount which such Lender deems to be material, of making, converting into, continuing or maintaining Eurodollar Loans, or to reduce any amount receivable hereunder in respect thereof, then, in any such case, the US Borrower or the Cayman Borrower, as applicable, shall promptly pay such Lender, upon its demand, any additional amounts necessary to compensate such Lender on an after-tax basis for such increased cost or reduced amount receivable. If any Lender becomes entitled to claim any additional amounts pursuant to this Section, it shall promptly notify the applicable Borrower in a certificate providing reasonable detail (with a copy to the Administrative Agent) of the event by reason of which it has become so entitled.

(b) If any Lender shall have determined that the adoption of or any change in any Requirement of Law regarding capital adequacy or in the interpretation or application thereof or compliance by such Lender or any corporation controlling such Lender with any request or directive regarding capital adequacy (whether or not having the force of law) from any Governmental Authority made subsequent to the Closing Date shall have the effect of reducing the rate of return on such Lender’s or such corporation’s capital as a consequence of its obligations hereunder to a level below that which such Lender or such corporation could have achieved but for such adoption, change or compliance (taking into consideration such Lender’s or such corporation’s policies with respect to capital adequacy) by an amount deemed by such

Lender to be material, then from time to time, after submission by such Lender to the applicable Borrower (with a copy to the Administrative Agent) of a certificate providing reasonable detail of the event by reason of which it has become so entitled and a written request therefor, such Borrower shall pay to such Lender such additional amount or amounts as will compensate such Lender or such corporation for such reduction on an after-tax basis.

(c) A certificate as to any additional amounts payable pursuant to this Section submitted by any Lender to a Borrower (with a copy to the Administrative Agent) shall be conclusive in the absence of manifest error. The obligations of the Borrowers pursuant to this Section shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.

The Borrower shall not be required to compensate a Lender pursuant to this Section for any increased costs or reductions incurred more than 180 days prior to the date that such Lender notifies the Borrower of the adoption of change in any Requirement of Law giving rise to such increased costs or reductions and of such Lender’s intention to claim compensation therefor.

2.20 Taxes.

(a) All payments made by or on behalf of either Borrower under this Agreement or any other Loan Documents shall be made free and clear of, and without deduction or withholding for or on account of, any present or future income, profits, gains, stamp or other taxes, levies, imposts, duties, charges, fees, deductions or withholdings, now or hereafter imposed, levied, collected, withheld, deducted or assessed by any Governmental Authority, excluding net income taxes and franchise taxes (imposed in lieu of net income taxes) imposed on any Arranger, any Agent or any Lender as a result of a present or former connection between such Arranger, such Agent or such Lender and the jurisdiction of the Governmental Authority imposing such tax or any political subdivision or taxing authority thereof or therein (other than any such connection arising solely from such Arranger’s, such Agent’s or such Lender’s having executed, delivered or performed its obligations or received a payment under, or enforced, this Agreement or any other Loan Document). If any such non-excluded taxes, levies, imposts, duties, charges, fees, deductions or withholdings (“Non-Excluded Taxes”) or any Other Taxes are required to be withheld or deducted from any amounts payable to any Arranger, any Agent or any Lender hereunder or under any other Loan Document, the amounts so payable to such Arranger, such Agent or such Lender shall be increased to the extent necessary to yield to such Arranger, such Agent or such Lender (after deduction, withholding or payment of all Non-Excluded Taxes and Other Taxes) interest or any such other amounts payable hereunder or under any other Loan Document at the rates or in the amounts specified in this Agreement or under another Loan Document (as appropriate); provided, however, that no Borrower shall be required to increase any such amounts payable to any Arranger, any Agent or any Lender with respect to any Non-Excluded Taxes (i) that are attributable to such Arranger’s, such Agent’s or such Lender’s failure to comply with the requirements of paragraph (d) of this Section or (ii) in the case of any Lender making Loans to the US Borrower, United States withholding taxes imposed on amounts payable to such Arranger, such Agent or such Lender (solely at the time of the initial assignment, other than any Lender that becomes a Lender pursuant to section 2.24) at the time such Arranger, such Agent or such Lender becomes a party to this Agreement, except to the extent that such Arranger’s, such Agent’s or such Lender’s assignor (if any) was entitled, at the time of assignment, to receive additional amounts from the applicable Borrower with respect to such Non-Excluded Taxes pursuant to this paragraph (a) or (iii) in the case of any Lender in respect of Loans to the Cayman Borrower, where Section 2.20(e) below provides that no increase is required under this Section 2.20(a). The applicable Borrower or Guarantor shall make any required withholding or deduction and pay the full amount withheld or deducted to the relevant tax authority or other Governmental Authority in accordance with applicable Requirements of Law.

(b) In addition, the Borrowers shall pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.

(c) Whenever any Non-Excluded Taxes or Other Taxes are payable by or on behalf of a Borrower, as promptly as possible thereafter such Borrower shall send to the Administrative Agent for the account of the relevant Arranger, Agent or Lender, as the case may be, a certified copy of an original official receipt received by such Borrower showing payment thereof or other evidence of such payment reasonably satisfactory to the Administrative Agent. If a Borrower fails to pay any Non-Excluded Taxes or Other Taxes when due to the appropriate taxing authority or fails to remit to the Administrative Agent the required receipts or other required documentary evidence, such Borrower shall indemnify the Arrangers, the Agents and the Lenders for any incremental taxes, interest or penalties that may become payable by any Arranger, any Agent or any Lender as a result of any such failure. The agreements in this Section shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.

(d) Each Lender (or Transferee) that is not a citizen or resident of the United States of America, a corporation, partnership or other entity created or organized in or under the laws of the United States of America (or any jurisdiction thereof), or any estate or trust that is subject to federal income taxation regardless of the source of its income (a “Non-U.S. Lender”) and that makes a Loan to the US Borrower shall deliver to the Administrative Agent (or, in the case of a Participant, to the Lender from which the related participation shall have been purchased) two copies of either U.S. Internal Revenue Service Form W-8BEN or Form W-8ECI, or, in the case of a Non-U.S. Lender claiming exemption from U.S. federal withholding tax under Section 871(h) or 881(c) of the Code with respect to payments of “portfolio interest” a statement substantially in the form of Exhibit I to the effect that such Lender is eligible for a complete exemption from withholding of U.S. taxes under Section 871(h) or 881(c) of the Code and a Form W-8BEN, or any subsequent versions thereof or successors thereto properly completed and duly executed by such Non-U.S. Lender claiming complete exemption from, or a reduced rate of, U.S. federal withholding tax on all payments by the US Borrower under this Agreement and the other Loan Documents. Such forms shall be delivered by each Non-U.S. Lender on or before the date it becomes a party to this Agreement (and in the case of any Participant, on or before the date such Participant purchases the related participation). In addition, each Non-U.S. Lender shall deliver such forms promptly upon the obsolescence or invalidity of any form previously delivered by such Non-U.S. Lender. Each Non-U.S. Lender shall promptly notify the Administrative Agent at any time it determines that it is no longer in a position to provide any previously delivered certificate to the Administrative Agent (or any other form of certification adopted by the U.S. taxing authorities for such purpose). Notwithstanding any other provision of this paragraph, a Non-U.S. Lender shall not be required to deliver any form pursuant to this paragraph that such Non-U.S. Lender is not legally able to deliver.

(e) The Cayman Borrower is not required to increase under Section 2.20(a) above an amount payable in respect of any withholding or deduction for or on account of UK tax on a payment of interest on a Loan made to the Cayman Borrower if, on the date on which the payment falls due: (i) the payment could have been made to the relevant Lender (which shall include payments made to the Administrative Agent as agent for such Lender) without such withholding or deduction if that Lender was a UK Qualifying Lender, but on that date that Lender is not or has ceased to be a UK Qualifying Lender other than as a result of any change after the date it became a Lender under this Agreement in (or in the interpretation, administration, or application of) any law or Treaty, or any published practice or concession of any relevant taxing authority; or (ii) the relevant Lender is a UK Qualifying Lender solely under sub-paragraph (i)(b) of the definition of “UK Qualifying Lender” and it has not, other than by reason of any change after the date it became a Lender under this Agreement in (or in the interpretation, administration, or application of) any law, or any published practice or concession of any relevant taxing authority, given a UK Tax Confirmation to the Cayman Borrower; or (iii) the relevant Lender is a UK Qualifying Lender solely under sub-paragraph (i)(b) of the definition of UK Qualifying Lender and an officer of HM Revenue & Customs has given (and not revoked) a direction (a “Direction”) under section 931 of ITA (as that provision has effect on the date on which the relevant Lender became a Lender) which relates to that payment and that Lender has received from the Cayman Borrower a certified copy of the Direction, and the payment could have been made to that Lender without any such withholding or deduction in the absence of Direction; or (iv) the relevant Lender is a Treaty Lender and the Cayman Borrower is able to demonstrate that the payment could have been made to the Lender without such withholding or deduction had the Lender complied with its obligations under Section 2.20(f) below.

(f) A Treaty Lender and the Cayman Borrower shall cooperate in completing any procedural formalities necessary for the Cayman Borrower to obtain authorization to make a payment without any withholding or deduction for or on account of UK tax.

(g) In order to prevent US backup withholding, (i) each Lender that is a “United States person” within the meaning of Section 7701(a)(30) of the Code shall deliver to the Administrative Agent, on or before the date such Lender becomes a party to this Agreement, two copies of the Internal Revenue Service Form W-9 or any successor or other form prescribed by the Internal Revenue Service and (ii) each Non-U.S. Lender to the Cayman Borrower shall deliver to the Administrative Agent, on or before the date such Lender becomes a party to this Agreement, two copies of the applicable Internal Revenue Service Form W-8 or any such successor or other form prescribed by the Internal Revenue Service.

(h) A UK Non-Bank Lender which becomes a Lender on the date hereof gives a UK Tax Confirmation to the Cayman Borrower by entering into this Agreement.

(i) A UK Non-Bank Lender shall as soon as reasonably practicable notify the Cayman Borrower and the Administrative Agents if there is any change in the position from that set out in the UK Tax Confirmation.

(j) If the Cayman Borrower makes a Tax Payment to a Lender and the relevant Lender determines that: (i) a Tax Credit is attributable either to the increased payment of which that Tax Payment forms part, or to that Tax Payment; and (ii) that Lender has obtained, utilized and retained that Tax Credit, the relevant Lender shall pay an amount to the Cayman Borrower which that Lender determines will leave it (after that payment) in the same after-tax position as it would have been in had the Tax Payment not been required to be made by the Cayman Borrower.

(k) If an Agent or a Lender determines, in its sole discretion, that it has received a refund of any Non-Excluded Taxes or Other Taxes as to which it has been indemnified by the US Borrower or with respect to which the US Borrower has paid additional amounts pursuant to this Section 2.20, it shall pay over such refund to the US Borrower (but only to the extent of indemnity payments made, or additional amounts paid, by the US Borrower under this Section 2.20 with respect to the Non-Excluded Taxes or Other Taxes giving rise to such refund), net of all out-of-pocket expenses of such Agent or such Lender and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund); provided, that the US Borrower, upon the request of such Agent or such Lender, agrees to repay the amount paid over to the US Borrower (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to such Agent or such Lender in the event such Agent or such Lender is required to repay such refund to such Governmental Authority. This Section shall not be construed to require any Agent or any Lender to make available its tax returns (or any other information relating to its taxes which it deems confidential) to the US Borrower or any other Person.

(l) VAT. (i) All amounts set out in, or expressed to be payable under, a Loan Document by a Borrower to any Arranger, Agent or Lender which (in whole or in part) constitutes the consideration for a supply for VAT purposes shall be deemed to be exclusive of any VAT which is chargeable on such supply, and accordingly, subject to paragraph (iii) below, if VAT is chargeable on any supply made by an Arranger, an Agent or a Lender to any Borrower under a Loan Document, that Borrower shall pay to the relevant Arranger, Agent or Lender (as appropriate) (in addition to and at the same time as paying the consideration) an amount equal to the amount of the VAT (and such Arranger, Agent or Lender (as appropriate) shall promptly provide an appropriate VAT invoice to such Borrower). (ii) If VAT is chargeable on any supply made by any Arranger, Agent or Lender (the “Supplier”) to any other Arranger, Agent or Lender (the “Recipient”) under a Loan Document, and any party (the “Relevant Party”) is required by the terms of any Loan Document to pay an amount equal to the consideration for such supply to the Supplier (rather than being required to reimburse the Recipient in respect of that consideration), such party shall also pay to the Supplier (in addition to and at the same time as paying such amount) an amount equal to the amount of such VAT. The Recipient will promptly pay to the Relevant Party an amount equal to any credit or repayment from the relevant tax authority which it reasonably determines relates to the VAT chargeable on that supply. (iii) Where a Loan Document requires any party to reimburse an Arranger, an Agent or a Lender for any costs or expenses, that party shall also at the same time reimburse and pay to the relevant Arranger, Agent or Lender, and indemnify the relevant Arranger, Agent or Lender against, all VAT incurred by the relevant Arranger, Agent or Lender in respect of the costs or expenses to the extent that the relevant Arranger, Agent or Lender reasonably determines that neither it nor any other member of a group of which it is a member for VAT purposes is entitled to credit or repayment from the relevant tax authority in respect of the VAT.

2.21 Indemnity. The US Borrower agrees to indemnify each US Term Lender for, and to hold each US Term Lender harmless from, any loss or expense that such US Term Lender may sustain or incur as a consequence of (a) default by the US Borrower in making a borrowing of, conversion into or continuation of Eurodollar Loans after the US Borrower has given a notice requesting the same in accordance with the provisions of this Agreement, (b) default by the US Borrower in making any prepayment after the US Borrower has given a notice thereof in accordance with the provisions of this Agreement or (c) the making of a prepayment or conversion of Eurodollar Loans on a day that is not the last day of an Interest Period with respect thereto. The Cayman Borrower agrees to indemnify each UK Term Lender for, and to hold each UK Term Lender harmless from, any loss or expense that such UK Term Lender may sustain or incur as a consequence of (a) default by the Cayman Borrower in making a borrowing of, conversion into or continuation of Eurodollar Loans after the Cayman Borrower has given a notice requesting the same in accordance with the provisions of this Agreement, (b) default by the Cayman Borrower in making any prepayment after the Cayman Borrower has given a notice thereof in accordance with the provisions of this Agreement or (c) the making of a prepayment or conversion of Eurodollar Loans on a day that is not the last day of an Interest Period with respect thereto. Such indemnification may include an amount equal to the excess, if any, of (i) the amount of interest that would have accrued on the amount so prepaid, or not so borrowed, converted or continued, for the period from the date of such prepayment or of such failure to borrow, convert or continue to the last day of such Interest Period (or, in the case of a failure to borrow, convert or continue, the Interest Period that would have commenced on the date of such failure) in each case at the applicable rate of interest for such Loans provided for herein (excluding, however, the Applicable Margin included therein, if any) over (ii) the amount of interest (as reasonably determined by such Lender) that would have accrued to such Lender on such amount by placing such amount on deposit for a comparable period with leading banks in the interbank Eurodollar market. A certificate as to any amounts payable pursuant to this Section submitted to the applicable Borrower by any Lender shall be conclusive in the absence of manifest error. This covenant shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.

2.22 Illegality. Notwithstanding any other provision herein, if the adoption of or any change in any Requirement of Law or in the interpretation or application thereof shall make it unlawful for any Lender to make or maintain Eurodollar Loans as contemplated by this Agreement, (a) the commitment of such Lender hereunder to make Eurodollar Loans, continue Eurodollar Loans as such and convert Base Rate Loans to Eurodollar Loans shall forthwith be canceled and (b) such Lender’s Loans then outstanding as Eurodollar Loans, if any, shall be converted automatically to Base Rate Loans on the respective last days of the then current Interest Periods with respect to such Loans or within such earlier period as required by law. If any such conversion of a Eurodollar Loan occurs on a day which is not the last day of the then current Interest Period with respect thereto, the applicable Borrower shall pay to such Lender such amounts, if any, as may be required pursuant to Section 2.21.

2.23 Change of Lending Office. Each Lender agrees that, upon the occurrence of any event giving rise to the operation of Section 2.19, 2.20(a) and (b) or 2.22 with respect to such Lender, it will, if requested by the applicable Borrower, use reasonable efforts (subject to overall policy considerations of such Lender) to designate another lending office for any Loans affected by such event with the object of avoiding the consequences of such event; provided, that such designation is made on terms that, in the sole judgment of such Lender, will not cause such Lender and its lending office(s) to suffer any unreimbursed costs and expenses or legal or regulatory disadvantage.

2.24 Replacement of Lenders under Certain Circumstances. The US Borrower (on its own behalf and on behalf of the Cayman Borrower) shall be permitted to replace any Lender that (a) requests reimbursement for amounts owing pursuant to Section 2.19 or 2.20 or gives a notice of illegality pursuant to Section 2.22, (b) defaults in its obligation to make Loans hereunder, with a replacement financial institution or (c) fails to approve an amendment or waiver to this Agreement requiring the consent of all Lenders, which amendment or waiver is approved by the Required Lenders; provided that (i) such replacement does not conflict with any Requirement of Law, (ii) no Event of Default shall have occurred and be continuing at the time of such replacement, (iii) with respect to clause (a) above, prior to any such replacement, such Lender shall have taken no action under Section 2.23 so as to eliminate the continued need for payment of amounts owing pursuant to Section 2.19 or 2.20 or to eliminate the illegality referred to in such notice of illegality given pursuant to Section 2.22, (iv) the replacement financial institution shall purchase, at par, all Loans and other amounts owing to such replaced Lender on or prior to the date of replacement, (v) the Borrowers shall be liable to such replaced Lender under Section 2.21 (as though Section 2.21 were applicable) if any Eurodollar Loan owing to such replaced Lender shall be purchased other than on the last day of the Interest Period relating thereto, (vi) the replacement financial institution, if not already a Lender, shall be reasonably satisfactory to the Administrative Agent, (vii) the replaced Lender shall be obligated to make such replacement in accordance with the provisions of Section 10.6 (provided that the applicable Borrower shall be obligated to pay the registration and processing fee referred to therein), (viii) the applicable Borrower shall pay all additional amounts (if any) required pursuant to Section 2.19 or 2.20, as the case may be, in respect of any period prior to the date on which such replacement shall be consummated, and (ix) any such replacement shall not be deemed to be a waiver of any rights that either Borrower, the Administrative Agent or any other Lender shall have against the replaced Lender.

SECTION 3. [RESERVED]

SECTION 4. REPRESENTATIONS AND WARRANTIES

To induce the Arrangers, the Agents and the Lenders to enter into this Agreement and to make the Loans, Holdings, the US Borrower and the Cayman Borrower hereby jointly and severally represent and warrant to the Arrangers, each Agent and each Lender that:

4.1 Financial Condition.

(a) The unaudited pro forma consolidated balance sheet of Edgen Murray II L.P. and its consolidated Subsidiaries and the Target as at December 31, 2006 (the “Pro Forma Balance Sheet”), copies of which have heretofore been furnished to each Lender, has been prepared giving effect (as if such events had occurred on such date) to (i) the consummation of the Transactions, (ii) the Loans to be made on the Closing Date and the use of proceeds thereof and (iii) the payment of fees and expenses in connection with the foregoing. The Pro Forma Balance Sheet presents fairly in all material respects on a pro forma basis the estimated financial position of Edgen Murray II L.P. and its consolidated Subsidiaries and the Target as at December 31, 2006, assuming that the events specified in the preceding sentence had actually occurred at such date.

(b) The audited consolidated balance sheets of Edgen/Murray L.P. and its consolidated Subsidiaries as at December 31, 2006, and the related consolidated statements of operations and of cash flows for the fiscal year ended on such date, reported on by and accompanied by an unqualified report from Deloitte, present fairly in all material respects the consolidated financial condition of Edgen/Murray L.P. as at such date, and the consolidated results of its operations and its consolidated cash flows for the respective fiscal years then ended. The audited combined balance sheets of the Target and its consolidated subsidiaries as at December 31, 2006, and the related combined statements of operations and of cash flows for the fiscal year ended on such date, reported on by and accompanied by an unqualified report from Gocial Gerstein, LLC, present fairly in all material respects the combined financial condition of Target as at such date, and the combined results of its operations and its combined cash flows for the respective fiscal years then ended. All such financial statements, including the related schedules and notes thereto, have been prepared in accordance with GAAP or other applicable accounting standards applied consistently throughout the periods involved (except as approved by the aforementioned firm of accountants and disclosed therein) and disclose in accordance with GAAP or other applicable accounting standards all material Guarantee Obligations, contingent liabilities and liabilities for taxes, or any long-term leases or unusual forward or long-term commitments, including, without limitation, any interest rate or foreign currency swap or exchange transaction or other obligation in respect of derivatives.

(c) The unaudited consolidated balance sheet of the US Borrower as at March 31, 2007, and the related unaudited consolidated statements of operations and cash flows for the three-month period ended on such date, present fairly in all material respects the consolidated financial condition of the US Borrower as at such date, and the consolidated results of its operations and its consolidated cash flows for the three-month period then ended (subject to the absence of notes and normal year-end audit adjustments). The unaudited consolidated balance sheet of PAL as at March 31, 2007, and the related unaudited consolidated statements of operations and cash flows for the three-month period ended on such date, present fairly in all material respects the consolidated financial condition of PAL as at such date, and the consolidated results of its operations and its consolidated cash flows for the three-month period then ended (subject to the absence of notes and normal year-end audit adjustments).

4.2 No Change. Since December 31, 2006 there has been no development or event that has had or could reasonably be expected to have a Material Adverse Effect.

4.3 Corporate Existence; Compliance with Law. Each of the Loan Parties (a) is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, (b) has the corporate power and authority, and the legal right, to own and operate its Property, to lease the Property it operates as lessee and to conduct the business in which it is currently engaged, (c) is duly qualified as a foreign corporation or otherwise qualified and registered by any applicable Requirement of Law and in good standing under the laws of each jurisdiction where its ownership, lease or operation of Property or the conduct of its business requires such qualification and (d) is in compliance with all Requirements of Law except, in each case, to the extent that the failure to comply therewith could not reasonably be expected to have a Material Adverse Effect.

4.4 Corporate Power; Authorization; Enforceable Obligations. Each Loan Party has the corporate or other applicable legal power and authority, and the legal right, to make, deliver and perform its respective obligations under the Loan Documents, the Acquisition Documentation, the Second Lien Documentation and the Revolving Loan Agreement to which it is a party and, in the case of the US Borrower and the Cayman Borrower, to borrow hereunder. Each Loan Party has taken all necessary corporate or other action to authorize the execution, delivery and performance of the Loan Documents, Acquisition Documentation, the Second Lien Documentation and the Revolving Loan Agreement to which it is a party and, in the case of the US Borrower and the Cayman Borrower, to authorize the borrowings on the terms and conditions of this Agreement. No consent or authorization of, filing with, notice to or other act by or in respect of, any Governmental Authority or any other Person is required in connection with the borrowings hereunder, under the Second Lien Credit Agreement or under the Revolving Loan Agreement or the execution, delivery, performance, validity or enforceability of this Agreement or any of the other Loan Documents, the Acquisition Documentation, the Second Lien Documentation or the Revolving Loan Agreement except (i) consents, authorizations, filings and notices described in Schedule 4.4, which consents, authorizations, filings and notices have been obtained or made and are in full force and effect, other than any such consents, authorizations, filings and notices the absence of which could not reasonably be expected to have a Material Adverse Effect and (ii) the filings referred to in Section 4.19 and filings in connection with the Second Lien Documentation and Revolving Loan Agreement and related documentation. Each Loan Document and each item of Acquisition Documentation, the Second Lien Documentation and the Revolving Loan Agreement has been duly executed and delivered on behalf of each Loan Party that is a party thereto. This Agreement constitutes, and each other Loan Document upon execution thereof by the applicable Loan Party will constitute, a legal, valid and binding obligation of each Loan Party that is a party thereto, enforceable against each such Loan Party in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and by general equitable principles (whether enforcement is sought by proceedings in equity or at law).

4.5 No Legal Bar. The execution, delivery and performance of this Agreement and the other Loan Documents, the Acquisition Documentation, the borrowings hereunder and under the Second Lien Credit Agreement and the use of the proceeds thereof will not (i) violate any Governing Documents, (ii) violate any Requirement of Law or any material Contractual Obligation of Holdings, the US Borrower, the Cayman Borrower or any of their respective Subsidiaries, or (iii) result in, or require, the creation or imposition of any Lien on any of their respective properties or revenues pursuant to any Requirement of Law or any material Contractual Obligation (other than the Liens created by the Security Documents and the Permitted Liens, except for any violation set forth in clause (ii) which could not reasonably be expected to have a Material Adverse Effect.

4.6 No Material Litigation. Except to the extent disclosed in Schedule 4.6, there is no litigation or proceeding of or before any arbitrator or Governmental Authority is pending or, to the knowledge of Holdings, the US Borrower or the Cayman Borrower, or threatened by or against Holdings, the US Borrower, the Cayman Borrower or any of their respective Subsidiaries or against any of their respective properties or revenues (a) which would in any material respect impair the enforceability of the Loan Documents, taken as a whole, or (b) that has a reasonable chance of being adversely determined and, if adversely determined, could reasonably be expected to have a Material Adverse Effect.

4.7 No Default. Neither Holdings, the US Borrower, the Cayman Borrower nor any of their respective Subsidiaries is in default under or with respect to any of its Contractual Obligations in any respect that could reasonably be expected to have a Material Adverse Effect. No Default or Event of Default has occurred and is continuing.

4.8 Ownership of Property; Liens. Each of the Loan Parties owns, legally and beneficially, and has good and insurable title in fee simple, or local law equivalent, to all of its owned Real Estate, or a valid leasehold interest in, or good title to, or a valid leasehold interest in, or a right to use, all its other tangible Property material to its business, and none of such Property is subject to any Lien except for Permitted Liens (including any minor defects in title which do not interfere with its ability to conduct its business as currently conducted or to utilize such Property for its intended purpose). None of the Pledged Stock is subject to any Lien except for Permitted Liens.

4.9 Intellectual Property. Each of the Loan Parties owns, or is licensed to use, the Intellectual Property used in the conduct of its business as currently conducted. No material claim has been asserted and is pending by any Person challenging or questioning the use of any Intellectual Property by a Loan Party or the validity or effectiveness of any Intellectual Property owned by a Loan Party, nor does Holdings, the US Borrower or the Cayman Borrower know of any valid basis for any such claim. To the knowledge of the Loan Parties, the use of Intellectual Property by the Loan Parties does not infringe on the rights of any Person in any material respect.

4.10 Taxes. Each of Holdings, the US Borrower, the Cayman Borrower and each of their respective Subsidiaries has filed or caused to be filed all Federal, state, provincial and other material tax returns that are required to be filed and has paid all taxes shown to be due and payable on said returns or on any assessments made against it or any of its Property and all other taxes, fees or other charges imposed on it or any of its Property by any Governmental Authority in any jurisdiction (other than any the amount or validity of which are currently being contested in good faith by appropriate proceedings and with respect to which reserves in conformity with GAAP or other applicable accounting standard have been provided on the books of Holdings, the US Borrower, the Cayman Borrower or their respective Subsidiaries, as the case may be).

4.11 Federal Regulations. No part of the proceeds of any Loans will be used for “purchasing” or “carrying” any “margin stock” within the respective meanings of each of the quoted terms under Regulation U as now and from time to time hereafter in effect or for any purpose that violates the provisions of the Regulations of the Board. If requested by any Lender or the Administrative Agent, the US Borrower and the Cayman Borrower will furnish to the Administrative Agent and each Lender a statement to the foregoing effect in conformity with the requirements of FR Form G-3 or FR Form U-1 referred to in Regulation U.

4.12 Labor Matters. There are no strikes, stoppages or slowdowns or other labor disputes against Holdings, the US Borrower, the Cayman Borrower or any of their respective Subsidiaries pending or, to the knowledge of Holdings, the US Borrower or the Cayman Borrower, threatened (other than employee grievances arising in the ordinary course of business) that (individually or in the aggregate) could reasonably be expected to have a Material Adverse Effect. Hours worked by and payment made to employees of Holdings, the US Borrower, the Cayman Borrower and their respective Subsidiaries have not been in violation of the Fair Labor Standards Act or any other applicable Requirement of Law dealing with such matters that (individually or in the aggregate) could reasonably be expected to have a Material Adverse Effect or adversely affect any of the Collateral. All payments due from Holdings, the US Borrower, the Cayman Borrower or any of their respective Subsidiaries on account of employee health and welfare insurance that (individually or in the aggregate) could reasonably be expected to have a Material Adverse Effect if not paid have been paid or accrued as a liability on the books of Holdings, the US Borrower, the Cayman Borrower or the relevant Subsidiary.

4.13 Pension and Benefit Plans. (a) ERISA. Neither a Reportable Event nor an “accumulated funding deficiency” (within the meaning of Section 412 of the Code or Section 302 of ERISA) has occurred during the five-year period prior to the date on which this representation is made or deemed made with respect to any Plan, and each Plan has complied in all material respects with the applicable provisions of ERISA and the Code. No termination of a Single Employer Plan has occurred, and no Lien in favor of the PBGC or a Plan has arisen, during such five-year period. On and after the effectiveness of the Pension Act, each Plan that is subject to Title IV of ERISA has satisfied the minimum funding standards (within the meaning of Section 412 of the Code or Section 302 of ERISA) applicable to such Plan, and there has been no determination that any such Plan is, or is expected to be, in “at risk” status (within the meaning of Title IV of ERISA). The present value of all accrued benefits under each Single Employer Plan (based on those assumptions used to fund such Plans) did not, as of the last annual valuation date prior to the date on which this representation is made or deemed made, exceed the value of the assets of such Plan allocable to such accrued benefits by a material amount. Neither the US Borrower nor any Commonly Controlled Entity has had a complete or partial withdrawal from any Multiemployer Plan that has resulted or could reasonably be expected to result in a material liability under ERISA, and neither the US Borrower nor any Commonly Controlled Entity would become subject to any material liability under ERISA if the US Borrower or any such Commonly Controlled Entity were to withdraw completely from all Multiemployer Plans as of the valuation date most closely preceding the date on which this representation is made or deemed made. No such Multiemployer Plan is in Reorganization or Insolvent or in endangered or critical status, within the meaning of Section 432 of the Code or Section 305 of ERISA or Title IV of ERISA. Neither the US Borrower nor any Commonly Controlled Entity is or is reason ably expected to be subject to any material liability with respect to any “employee benefit plan” (within the meaning of Section 3(3) of ERISA). All Non-U.S. Plans are operated in material compliance with all applicable foreign laws, each Loan Party which contributes to a Non-U.S. Plan has paid all required contributions to such Non-U.S. Plan as they fall due, and no action or omission has been or is expected to be taken by any Loan Party nor has any event occurred in relation to a Non-U.S. Plan which has or is reasonably likely to result in liability to any Loan Party to an Governmental Authority.

(b) Canadian Pension Plans and Canadian Benefit Plans. The Borrower and any Canadian Guarantor will cause to be delivered to the Administrative Agent, promptly, and in any event within five days, upon the Administrative Agent’s request, a copy of each current Canadian Benefit Plan and Canadian Pension Plan (or, where any such Canadian Benefit Plan or Canadian Pension Plan is not in writing, a complete description of all material terms thereof) and, if applicable, related trust agreements or other funding instruments and all amendments thereto, and current written interpretations and written descriptions of such Canadian Benefit Plan and Canadian Pension Plan that have been distributed to employees or former employees of such Canadian Guarantor. As of the Closing Date, no Canadian Guarantor: (i) maintains or has an obligation to contribute to a Canadian Pension Plan which is, either in whole or in part, a defined benefit plan; or (ii) has any obligation to contribute to a Canadian multi-employer plan, as defined pursuant to applicable legislation. As of the Closing Date, all material obligations of such Canadian Guarantor, if any (including fiduciary, funding, investment and administration obligations), required to be performed pursuant to a Requirement of Law in connection with the Canadian Pension Plans and the funding agreements therefor have been performed in a timely fashion. There have been no improper withdrawals or applications of the assets of the Canadian Pension Plans or the Canadian Benefit Plans. Except as could not reasonably be expected to result in a Material Adverse Effect, (i) there are no outstanding disputes concerning the assets held under the funding agreements for the Canadian Pension Plans or the Canadian Benefit Plans and (ii) if applicable, each Canadian Pension Plan is fully funded both on an ongoing basis and on a solvency basis (using actuarial methods and assumptions which are consistent with the valuations last filed with the applicable Governmental Authorities and which are consistent with generally accepted actuarial principles). All contributions or premiums required to be made or paid by each Loan Party, if any, to the Canadian Pension Plans or the Canadian Benefit Plans have been made or paid in a timely fashion in accordance with the terms of such plans and all Requirements of Law. All employee contributions to the Canadian Pension Plans or the Canadian Benefit Plans by way of authorized payroll deduction or otherwise have been properly withheld or collected and fully paid into such plans in a timely manner. All material reports and disclosures relating to the Canadian Pension Plans required by such plans and any Requirement of Law to be filed or distributed have been filed or distributed in a timely manner. Such Canadian Guarantor has withheld all employee withholdings and has made all employer contributions to be withheld and made by it pursuant to applicable law on account of Canadian Pension Plans employment insurance and employee income taxes.

4.14 Investment Company Act; Other Regulations. No Loan Party is an “investment company”, or a company “controlled” by an “investment company”, within the meaning of the Investment Company Act of 1940, as amended. No Loan Party is subject to regulation under any Requirement of Law (other than Regulation X of the Board) which limits its ability to incur Indebtedness.

4.15 Subsidiaries.

(a) The Subsidiaries listed on Schedule 4.15 constitute all the Subsidiaries of Holdings as of the Closing Date. Schedule 4.15 sets forth as of the Closing Date and after giving effect to the Acquisition, the exact legal name (as reflected on the certificate of incorporation (or formation) and jurisdiction of incorporation (or formation) of each Subsidiary of Holdings and, as to each such Subsidiary, the percentage and number of each class of Capital Stock owned by each Loan Party and its Subsidiaries.

(b) There are no outstanding subscriptions, options, warrants, calls, rights or other agreements or commitments (other than stock options granted to employees or directors and directors’ qualifying shares) of any nature relating to any Capital Stock of any Subsidiary of Holdings.

4.16 Use of Proceeds.

(a) The proceeds of the US Term Loans made on the Closing Date shall be applied by the US Borrower first, to refinance the Existing Indebtedness and pay costs and expenses of the Transactions, second, to pay the consideration for the Acquisition, and third, to pay a portion of the Equity Investment.

(b) The proceeds of the UK Term Loans made on the Closing Date shall be applied by the Cayman Borrower first, to refinance the Existing Indebtedness and pay costs and expenses of the Transactions, second, to pay the consideration for the Acquisition, and third, to pay a portion of the Equity Investment.

4.17 Environmental Matters. Other than exceptions to any of the following that could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect:

(a) Holdings, the US Borrower, the Cayman Borrower and their respective Subsidiaries: (i) are, and within the period of all applicable statutes of limitation have been, in compliance with all applicable Environmental Laws; (ii) hold all Environmental Permits (each of which is in full force and effect) required for any of their operations or for any property owned, leased, or otherwise operated by any of them; and (iii) are, and within the period of all applicable statutes of limitation have been, in compliance with all of their Environmental Permits.

(b) Materials of Environmental Concern are not present at, on, under, in, or about any Real Estate, or other property now or formerly owned, leased or operated by Holdings, either Borrower or any of their respective Subsidiaries, or at any other location (including, without limitation, any location to which Materials of Environmental Concern have been sent for re-use or recycling or for treatment, storage, or disposal) which could reasonably be expected to (i) give rise to liability of Holdings, either Borrower or any of their respective Subsidiaries under any applicable Environmental Law or otherwise result in costs to Holdings, either Borrower or any of their respective Subsidiaries, or (ii) interfere with Holdings, the US Borrower’s, the Cayman Borrower’s or any of their respective Subsidiaries’ continued operations.

(c) There is no judicial, administrative, or arbitral proceeding (including any notice of violation or alleged violation) under or relating to any Environmental Law to which Holdings, either Borrower or any of their respective Subsidiaries is, or to the knowledge of Holdings, either Borrower or any of their respective Subsidiaries will be, named as a party that is pending or, to the knowledge of Holdings, either Borrower or any of their respective Subsidiaries, threatened.

(d) Neither Holdings, the US Borrower, the Cayman Borrower nor any of their respective Subsidiaries has received any written request for information, or been notified that it is a potentially responsible party under or relating to the federal Comprehensive Environmental Response, Compensation, and Liability Act or any similar Environmental Law, or with respect to any Materials of Environmental Concern.

(e) Neither Holdings, the US Borrower, the Cayman Borrower nor any of their respective Subsidiaries has entered into or agreed to any consent decree, order, or settlement or other agreement, or is subject to any judgment, decree, or order or other agreement, in any judicial, administrative, arbitral, or other forum for dispute resolution, relating to compliance with or liability under any Environmental Law.

(f) Neither Holdings, the US Borrower, the Cayman Borrower nor any of their respective Subsidiaries has assumed or retained, by contract or operation of law, any liabilities of any kind, fixed or contingent, known or unknown, under any Environmental Law or with respect to any Material of Environmental Concern.

4.18 Accuracy of Information, etc. No written statement or information (other than the projections and pro forma financial information) contained in this Agreement, any other Loan Document, the Confidential Information Memorandum or any other document, certificate or statement furnished to the Administrative Agent, the Arrangers, the Agents or the Lenders or any of them, by or on behalf of any Loan Party for use in connection with the transactions contemplated by this Agreement or the other Loan Documents, taken as a whole, contained as of the date such statement, information, document or certificate was so furnished (or, in the case of the Confidential Information Memorandum, as of the date of this Agreement), any untrue statement of a material fact or omitted to state a material fact necessary in order to make the statements contained herein or therein not misleading. The projections and pro forma financial information contained in the materials referenced above are based upon good faith estimates and assumptions believed by management of Holdings, the US Borrower and the Cayman Borrower to be reasonable at the time made, it being recognized by the Lenders that such financial information as it relates to future events is not to be viewed as fact and that actual results during the period or periods covered by such financial information may differ from the projected results set forth therein by a material amount.

4.19 Security Documents.

(a) The Security Documents are, or as applicable, will be on execution, effective to create in favor of the Administrative Agent, the UK Security Agent or the UAE Security Agent, as applicable, for the benefit of the applicable Secured Parties, a valid security interest in the Collateral described therein and proceeds and products thereof. In the case of the Pledged Stock described in the Guarantee and Collateral Agreement or in any Foreign Security Agreement, when stock certificates representing such Pledged Stock are delivered to the Administrative Agent, the UK Security Agent or the UAE Security Agent, as applicable, in the case of the Collateral described in the Guarantee and Collateral Agreement or the Foreign Security Agreements, when financing statements in appropriate form are filed in the offices specified on Schedule 4.19(a)-1 (which financing statements may be filed by the Administrative Agent at any time) and such other filings and actions as are specified on Schedule 3 to the Guarantee and Collateral Agreement or any Foreign Security Agreement have been completed (all of which filings may be filed by the Administrative Agent, the UK Security Agent or the UAE Security Agent at any time), the Guarantee and Collateral Agreement and the Foreign Security Agreements shall constitute a fully perfected Lien on, and security interest in, all right, title and interest of the Loan Parties in such Collateral and the proceeds and products thereof, as security for the US Obligations or the UK Obligations, in each case constituting a First Priority Lien. Schedule 4.19(a)-2 lists each UCC Financing Statement or each financing statement under all applicable Personal Property Security Legislation that (i) names any Loan Party as debtor and (ii) will be terminated on or prior to the Closing Date; and on or prior to the Closing Date, the applicable Borrower will have delivered to the Administrative Agent, or caused to be filed, duly completed UCC and other termination statements, signed by the relevant secured party, in respect of each such UCC Financing Statement or each financing statement under all applicable Personal Property Security Legislation.

(b) Each of the Mortgages is effective to create in favor of the Administrative Agent, for the benefit of the US Secured Parties, or in favor of the UK Security Agent, for the benefit of the UK Secured Parties, a valid Lien on the Mortgaged Properties described therein and proceeds and products thereof; and when the Mortgages are registered or filed in the offices specified on Schedule 4.19(b) (in the case of Mortgages to be executed and delivered on the Closing Date) or in the recording office designated by the US Borrower or the Cayman Borrower, as applicable, (in the case of any Mortgage to be executed and delivered pursuant to Section 6.10(b)), each Mortgage shall constitute a fully perfected Lien on, and security interest in, all right, title and interest of the Loan Parties in the Mortgaged Properties described therein and the proceeds and products thereof, as security for the Obligations (as defined in the relevant Mortgage), in each case constituting First Priority Liens.

4.20 Solvency. Each Loan Party is, and after giving effect to the Transactions will be, and will continue to be Solvent.

4.21 Financial Assistance. As of the Closing Date, neither the execution, delivery and the performance of any of the Loan Documents nor the incurrence of any obligations or liabilities thereunder by the UK Guarantors constitutes or will constitute unlawful financial assistance for the purposes of sections 151 to 158 (inclusive) of the Companies Act 1985 of England and Wales (as amended or otherwise re-enacted from time to time).

4.22 Regulation H. No Mortgage encumbers improved real property which is located in an area that has been identified by the Secretary of Housing and Urban Development as an area having special flood hazards and in which flood insurance has been made available under the National Flood Insurance Act of 1968 (except any Mortgaged Properties as to which such flood insurance as required by Regulation H has been obtained and is in full force and effect as required by this Agreement).

4.23 Insurance. Each of Holdings, the US Borrower and its Subsidiaries is insured, in accordance with Section 5.3 of the Guarantee and Collateral Agreement, by insurers of recognized financial responsibility against such losses and risks and in such amounts as are prudent and customary in the businesses in which it is engaged; and none of Holdings, the US Borrower, the Cayman Borrower or any of their respective Subsidiaries has any reason to believe that it will not be able to renew its existing insurance coverage as and when such coverage expires or to obtain similar coverage from similar insurers at a cost that could not reasonably be expected to have a Material Adverse Effect.

4.24 Patriot Act, etc. To the extent applicable, each Loan Party that is subject to the Patriot Act (or that would require any Lender to be subject to the Patriot Act) is in compliance, in all material respects, with the (i) Trading with the Enemy Act, as amended, and each of the foreign assets control regulations of the Untied States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) and any other enabling legislation or executive order relating thereto, and (ii) Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism (USA Patriot Act of 2001). No part of the proceeds of the Loans will be used, directly or indirectly, for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the United States Foreign Corrupt Practices Act of 1977, as amended.

4.25 Acquisition Documentation. The Acquisition Documentation listed on Schedule 4.25 attached hereto constitute all of the material agreements, instruments and undertakings to which Holdings, the US Borrower, the Cayman Borrower or any of their respective Subsidiaries is bound or by which such Person or any of its property or assets is bound or affected relating to, or arising out of, the Acquisition (including, without limitation, any agreements, instruments or undertakings assumed pursuant to the Acquisition Agreement). None of such material agreements, instruments or undertakings have been amended, supplemented or otherwise modified, and all such material agreements, instruments and undertakings are in full force and effect as of the date hereof. As of the date hereof, no party to any Acquisition Documentation is in default thereunder and no party thereto, or any other Person, has the right to terminate any Acquisition Documentation.

4.26 Real Estate. As of the Closing Date, Schedule 4.26 sets forth a true, complete and correct list of all real property (i) owned by any Loan Party or its Subsidiaries in fee simple or (ii) leased by any Loan Party or its Subsidiaries and used as a distribution or manufacturing facility.

SECTION 5. CONDITIONS PRECEDENT

5.1 Conditions to Initial Extension of Credit. The agreement of each Lender to make the initial extension of credit requested to be made by it hereunder is subject to the satisfaction, prior to or concurrently with the making of such extension of credit on the Closing Date, of the following conditions precedent:

(a) Loan Documents. The Administrative Agent shall have received (i) this Agreement, executed and delivered by a duly authorized officer of Holdings, the US Borrower and the Cayman Borrower, (ii) the Guarantee and Collateral Agreement, executed and delivered by a duly authorized officer of Holdings, the US Borrower, Edgen Murray Canada Inc. and each Subsidiary Guarantor, (iii) the Foreign Security Agreements (except for the Financial Assistance Documents), executed and delivered by the Cayman Borrower and each of the other Loan Parties party thereto, (iv) the Second Lien Intercreditor Agreement, executed and delivered by a duly authorized officer of each of the agent under the Second Lien Credit Agreement, the Administrative Agent and the Borrowers, (v) the ABL Intercreditor Agreement, executed and delivered by a duly authorized officer of each of the agent under the Revolving Credit Facility, the agent under the Second Lien Credit Agreement, the Administrative Agent and the Borrowers, (vi) a Mortgage covering each of the Mortgaged Properties, executed and delivered by a duly authorized officer of each party thereto and (vii) a Lender Addendum executed and delivered by each Lender and accepted by the US Borrower or the Cayman Borrower, as applicable.

(b) Acquisition. The Acquisition shall have been consummated concurrently on terms and conditions reasonably satisfactory to the Lenders.

(c) Pro Forma Balance Sheet; Financial Statements. The Lenders shall have received (i) the Pro Forma Balance Sheet, (ii) audited consolidated financial statements of Edgen/Murray L.P. for the 2006 fiscal year, (iii) audited combined financial statements of Target for the 2006 fiscal year, and (iv) unaudited interim consolidated financial statements of each of the US Borrower and PAL for each quarterly period ended subsequent to the date of the latest applicable financial statements delivered pursuant to clause (ii) of this paragraph as to which such financial statements are available.

(d) Approvals. All governmental and third party approvals (including landlords’ consents to the extent such consents are able to be obtained after the use of commercially reasonable efforts) necessary in connection with the Acquisition, the continuing operations of Holdings, the US Borrower, the Cayman Borrower and their respective Subsidiaries and the transactions contemplated hereby shall have been obtained and be in full force and effect, and all applicable waiting periods shall have expired without any action being taken or threatened by any competent authority which would restrain, prevent or otherwise impose adverse conditions on the Acquisition or the financing contemplated hereby.

(e) Related Agreements. The Administrative Agent shall have received (in a form reasonably satisfactory to the Administrative Agent), true and correct copies, certified as to authenticity by the US Borrower, of (i) the Second Lien Documentation, (ii) the Revolving Loan Agreement, and (iii) the Acquisition Documentation. All conditions to the borrowing by the US Borrower of the Second Lien Loans set forth in the Second Lien Credit Agreement shall have been satisfied or the fulfillment of any such conditions have been waived with the consent of the agent under the Second Lien Credit Agreement. All conditions to the borrowing by the borrowers under the Revolving Loan Agreement shall have been satisfied or the fulfillment of any such conditions have been waived with the consent of the agent under the Revolving Loan Agreement.

(f) Financial Assistance. The Administrative Agent shall have received (in a form reasonably satisfactory to the Administrative Agent and its advisors) final drafts (but not executed copies) of (i) the Financial Assistance Documents, (ii) the legal opinions of Kelvin Chia Partnership, Singapore local counsel to the Singapore Guarantors, substantially in the form of Exhibit F-5 and Maclay Murray & Spens LLP, Scottish local counsel to the Arrangers, substantially in the form of Exhibit F-8.

(g) Termination of Indebtedness. The Administrative Agent shall have received evidence satisfactory to the Administrative Agent that the Existing Indebtedness shall be simultaneously terminated, all amounts thereunder shall be simultaneously paid in full and arrangements satisfactory to the Administrative Agent shall have been made for the termination of Liens and security interests granted in connection therewith.

(h) Fees. The Lenders, the Arrangers and the Agents shall have received all fees required to be paid, and all expenses for which invoices have been presented (including reasonable fees, disbursements and other charges of counsel to the Agents), on or before the Closing Date. All such amounts will be paid with proceeds of Loans made on the Closing Date and will be reflected in the funding instructions given by the US Borrower and/or the Cayman Borrower to the Administrative Agent on or before the Closing Date.

(i) Business Plan. The Lenders shall have received a satisfactory business plan for fiscal years 2007 through 2015.

(j) Solvency Analysis. The Lenders shall have received a reasonably satisfactory Solvency Certificate substantially in the form attached hereto as Exhibit L, executed by the chief financial officer of Holdings with respect to Holdings and its Subsidiaries.

(k) Lien Searches. The Administrative Agent shall have received the results of a recent lien, tax lien, judgment and litigation search in each of the jurisdictions or offices (including, without limitation, in the United States Patent and Trademark Office, the United States Copyright Office and the Canadian Intellectual Property Office) in which financing statements under the UCC or other Personal Property Security Legislation or other filings, registrations or recordations should be made to evidence or perfect (with the priority required under the Loan Documents) security interests in all assets of the Loan Parties (or would have been made at any time during the five years immediately preceding the Closing Date to perfect Liens on any assets of Holdings, the US Borrower, the Cayman Borrower or any of their respective Subsidiaries), and such search shall reveal no Liens on any of the assets of any Loan Party, except for Permitted Liens or Liens set forth on Schedule 4.19(a)-2.

(l) Expenses. The Administrative Agent shall have received satisfactory evidence that the fees and expenses to be incurred in connection with the Acquisition and the financing thereof shall not exceed $30,000,000.

(m) Closing Certificate. The Administrative Agent shall have received a certificate of each Loan Party, dated the Closing Date, substantially in the form of Exhibit C, with appropriate insertions and attachments.

(n) Other Certifications. The Administrative Agent shall have received the following:

(i) in respect of the US Borrower and the Guarantors, a copy of the charter or equivalent document of each Loan Party and each amendment thereto, certified (as of a date reasonably near the date of the initial extension of credit) as being a true and correct copy thereof by the Secretary of State or other applicable Governmental Authority of the jurisdiction in which each such Loan Party is organized or, in the case of a Canadian Guarantor, by a Responsible Officer of such Person;

(ii) in respect of the US Borrower and the Guarantors, a copy of a certificate of the Secretary of State or other applicable Governmental Authority of the jurisdiction in which each Loan Party is organized, or, in the case of a Canadian Guarantor, by a Responsible Officer of such Person, dated reasonably near the date of the initial extension of credit, listing the charter (or equivalent document) of such Loan Party and each amendment thereto on file in such office and certifying that (A) such amendments are the only amendments to such Loan Party’s charter on file in such office, (B) such Loan Party has paid all franchise taxes to the date of such certificate and (C) such Loan Party is duly organized and in good standing under the laws of such jurisdiction;

(iii) in respect of the US Borrower and the Guarantors, an electronic confirmation from the Secretary of State or other applicable Governmental Authority of each jurisdiction in which each such Loan Party is organized certifying that such Loan Party is duly organized and in good standing under the laws of such jurisdiction on the date of the initial extension of credit; prepared by, or on behalf of, a filing service acceptable to the Administrative Agent; and

(iv) in respect of the US Borrower and the Guarantors, a copy of a certificate of the Secretary of State or other applicable Governmental Authority of each state or province where any Loan Party is required to be qualified as a foreign corporation or entity, other than any state or province where the failure to be so qualified would not reasonably be expected to have a Material Adverse Effect, dated reasonably near the date of the initial extension of credit, stating that each such Loan Party is duly qualified and in good standing as a foreign corporation or entity in each such jurisdiction and has filed all annual reports required to be filed to the date of such certificate; and electronic confirmation, from the Secretary of State or other applicable Governmental Authority of each such jurisdiction on the date of the initial extension of credit as to the due qualification and continued good standing of each such Person as a foreign corporation or entity in each such jurisdiction on or about such date, prepared by, or on behalf of, a filing service acceptable to the Administrative Agent; and

(v) in respect of the Cayman Borrower and each Foreign Subsidiary Guarantor, a certified copy of its constitutional documents, meaning in the case of any Person incorporated in England and Wales or the Cayman Islands, its certificates of incorporation and memorandum and articles of association, and board resolutions, shareholder resolutions, incumbency certificates in respect of execution of the Loan Documents.

(o) Legal Opinions. The Administrative Agent shall have received the following executed legal opinions:

(i) Dechert LLP, counsel to the US Borrower, substantially in the form of Exhibit F-1; Brownstein Hyatt Farber & Schreck P.C., Nevada counsel to the US Borrower, substantially in the form of Exhibit F-2; Fraser Milner Casgrain LLP, Canadian local counsel to the Canadian Guarantors, substantially in the form of Exhibit F-3; Walkers, Cayman local counsel to the Arrangers, substantially in the form of Exhibit F-4; Broad and Cassel, Florida local counsel to the US Borrower, substantially in the form of Exhibit F-9; and Kantrow, Spaht, Weaver & Blitzer PLC, Louisiana local counsel to the US Borrower, substantially in the form of Exhibit F-10.

Each such legal opinion shall cover such other matters incident to the transactions contemplated by this Agreement as the Administrative Agent may reasonably require.

(p) Pledged Stock; Stock Powers; Acknowledgment and Consent; Pledged Notes. The Administrative Agent shall have received (i) the certificates representing the shares of Capital Stock pledged pursuant to the Guarantee and Collateral Agreement and the Foreign Security Agreements, together with an undated stock power, stock transfer form or local equivalent for each such certificate executed in blank by a duly authorized officer of the pledgor thereof, (ii) an Acknowledgment and Consent, substantially in the form of Annex II to the Guarantee and Collateral Agreement, duly executed by any issuer of Capital Stock pledged pursuant to the Guarantee and Collateral Agreement that is not itself a party to the Guarantee and Collateral Agreement (to the extent same may be obtained after the use of commercially reasonable efforts) and (iii) each promissory note pledged pursuant to the Guarantee and Collateral Agreement or the Foreign Security Agreements endorsed (without recourse) in blank (or accompanied by an executed transfer form in blank satisfactory to the Administrative Agent) by the pledgor thereof.

(q) Filings, Registrations and Recordings. Each document (including, without limitation, any financing statement filed pursuant to the UCC or other applicable Personal Property Security Legislation) required by the Security Documents or under law or reasonably requested by the Administrative Agent to be filed, registered or recorded in order to create in favor of the Administrative Agent, for the benefit of the Secured

Parties, a perfected Lien on the Collateral described therein, prior and superior in right to any other Person (other than with respect to Permitted Liens), shall have been filed, registered or recorded or shall have been delivered to the Administrative Agent be in proper form for filing, registration or recordation.

(r) Flood Insurance. If requested by the Administrative Agent and required to be obtained by the US Borrower by applicable law, the Administrative Agent shall have received (A) a policy of flood insurance that (1) covers any parcel of improved real property that is encumbered by any Mortgage (2) is written in an amount not less than the outstanding principal amount of the indebtedness secured by such Mortgage that is reasonably allocable to such real property or the maximum limit of coverage made available with respect to the particular type of property under the National Flood Insurance Act of 1968, whichever is less, and (3) has a term ending not later than the maturity of the indebtedness secured by such Mortgage or that may be extended to such maturity date and (B) confirmation that the US Borrower has received the notice required pursuant to 12 C.F.R. Section 22.6 of Regulation H of the Board.

(s) Insurance. The Administrative Agent shall have received insurance certificates satisfying the requirements of Section 5.3 of the Guarantee and Collateral Agreement.

(t) Patriot Act. The Administrative Agent shall have received all documentation and other information required by bank regulatory authorities under applicable “know your customer” and Anti-Money Laundering rules and regulations, including the USA Patriot Act, as it shall have reasonably requested.

(u) Representations and Warranties. Each of the representations and warranties made by any Loan Party in or pursuant to the Loan Documents shall be true and correct on and as of such date as if made on and as of such date, except for representations and warranties expressly stated to relate to a specific earlier date, in which case such representations and warranties shall be true and correct as of such earlier date.

(v) No Default. No Default or Event of Default shall have occurred and be continuing on such date or after giving effect to the extensions of credit requested to be made on such date.

Each Lender, by delivering its signature page to this Agreement or a Lender Addendum and funding a Loan on the Closing Date, shall be deemed to have acknowledged receipt of, and consented to and approved, each Loan Document and each other document required to be approved by the Administrative Agent, Required Lenders or Lenders, as applicable on the Closing Date.

SECTION 6. AFFIRMATIVE COVENANTS

Holdings, the US Borrower and the Cayman Borrower hereby jointly and severally agree that, so long as the Commitments remain in effect or any Loan or other amount is owing to any Lender, any Agent or the Arrangers hereunder, each of Holdings, the US Borrower and the Cayman Borrower shall and shall cause each of their respective Subsidiaries to:

6.1 Financial Statements. Furnish to the Administrative Agent:

(a) as soon as available, but in any event within 90 days after the end of each fiscal year of the Holdings, a copy of the audited consolidated balance sheet of Holdings and its consolidated Subsidiaries as at the end of such year and the related audited consolidated statements of operations and of cash flows for such year, setting forth in each case in comparative form the figures as of the end of and for the previous year, reported on without a “going concern” or like qualification or exception, or qualification arising out of the scope of the audit, by Deloitte or other independent certified public accountants of nationally recognized standing; and

(b) as soon as available, but in any event not later than 45 days after the end of each of the first three quarterly periods of each fiscal year of Holdings, commencing with the fiscal quarter ended June 30, 2007 (and as to which such financial statements may be delivered not later than 60 days after the end of such quarterly period), the unaudited consolidated balance sheet of Holdings and its consolidated Subsidiaries as at the end of such quarter and the related unaudited consolidated statements of operations and of cash flows for such quarter and the portion of the fiscal year through the end of such quarter, setting forth in each case in comparative form the figures as of the end of and for the corresponding period in the previous year, certified by a Responsible Officer as being fairly stated in all material respects (subject to the absence of notes and normal year-end audit adjustments);

all such financial statements to be complete and correct in all material respects and to be prepared in reasonable detail and in accordance with GAAP or other applicable accounting standards applied consistently throughout the periods reflected therein and with prior periods (except as approved by such accountants or officer, as the case may be, and disclosed therein).

6.2 Certificates; Other Information. Furnish to the Administrative Agent:

(a) concurrently with the delivery of any financial statements pursuant to Section 6.1(a) or (b), (i) a certificate of a Responsible Officer stating that such Responsible Officer has obtained no knowledge of any Default or Event of Default except as specified in such certificate and (ii) concurrently with the delivery of any financial statements pursuant to Section 6.1(a) or (b), (w) a Compliance Certificate containing all information and calculations necessary for determining compliance by Holdings and its Subsidiaries with the provisions of this Agreement referred to therein as of the last day of the fiscal quarter or fiscal year of the Borrower, as the case may be, (x) to the extent not previously disclosed to the Administrative Agent, in writing, a listing of any county, state, territory, province, region or any other jurisdiction, or any political subdivision thereof within the United States or otherwise where any Loan Party keeps material inventory or equipment and of any Intellectual Property acquired by any Loan Party since the date of the most recent list delivered pursuant to this clause (x) (or, in the case of the first such list so delivered, since the Closing Date) and (y) and executed copies of any documents or other instruments requested by the Administrative Agent for filing with the United States Patent and Trademark Office, the United States Copyright Office, and the Canadian Intellectual Property Office, reasonably required or desirable for recording or perfecting of the Liens granted by the Security Documents;

(b) as soon as available, and in any event no later than 45 days after the end of each fiscal year of the Holdings, a detailed consolidated budget for the following fiscal year (including a projected consolidated balance sheet of the Holdings and its Subsidiaries as of the end of the following fiscal year, and the related consolidated statements of projected cash flow, projected changes in financial position and projected income) (collectively, the “Projections”), which Projections shall in each case be accompanied by a certificate of a Responsible Officer stating that such Projections are based on reasonable estimates, information and assumptions of management at the time prepared;

(c) to the extent otherwise required by rule, law or regulation to be provided to any Governmental Authority, or required by the terms of documentation governing any other Indebtedness of a Loan Party to be provided to any debt holder, within 45 days after the end of the first three quarterly periods of each fiscal year of Holdings (and within 60 days after the end of the fiscal quarter ended June 30, 2007), and within 90 days after the fourth fiscal quarter period of Holdings, a narrative discussion and analysis of the financial condition and results of operations of Holdings and its Subsidiaries for such fiscal quarter and for the period from the beginning of the then current fiscal year to the end of such fiscal quarter, as compared to the portion of the Projections covering such periods and to the comparable periods of the previous year;

(d) no later than five days prior to the effectiveness thereof, copies of substantially final drafts of any proposed amendment, supplement, waiver or other modification with respect to the Second Lien Documentation, the Revolving Loan Documents or the governing documents of any Loan Party;

(e) within five days after the same become publicly available, copies of all financial statements and reports that Holdings or any of its Subsidiaries sends to the holders of any class of its public debt securities or public equity securities and, within five days after the same are filed, copies of all financial statements and reports that Holdings or any of its Subsidiaries filed with the SEC or other any national securities exchange;

(f) as soon as possible and in any event within ten days of obtaining knowledge thereof: (i) notice of any development, event, or condition that, individually or in the aggregate with other developments, events or conditions that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect; and (ii) any notice that any Governmental Authority may deny any application for a material Permit held by Holdings or any Subsidiary thereof or condition approval of any such material Permit on terms and conditions that are materially burdensome to Holdings or any of its Subsidiaries, or to the operation of any of its businesses (both before and after giving effect to the Acquisition) or any property owned, leased or otherwise operated by such Person;

(g) on the date Holdings or any Borrower obtains knowledge thereof: (i) notice that any or all of the obligations under the Second Lien Credit Agreement or the Revolving Loan Agreement have been accelerated, or (ii) notice that an event of default has occurred under the Second Lien Credit Agreement or the Revolving Loan Agreement; and

(h) promptly, such additional financial and other information as the Administrative Agent may from time to time reasonably request.

6.3 Payment of Obligations. Pay, discharge or otherwise satisfy at or before maturity or before they become delinquent, as the case may be, all its material obligations of whatever nature consistent with past practice (so long as such past practice could not reasonably be expected to have a Material Adverse Effect), withhold from each payment made to or ratable benefit conferred upon, any of its past or present employees, officers, directors, or any non-resident of the country in which it is a resident, the amount of all taxes and other deductions required by any Requirement of Law to be withheld therefrom and pay the same to the proper tax authority or other receiving officers within the time required under any Requirement of Law where the failure to do so could reasonably be expected to have a Material Adverse Effect, and collect from all Persons the amount of all taxes, duties or levies required by any Requirement of Law to be collected from them and remit the same to the proper tax authority or other receiving officers within the time required under any Requirement of Law where the failure to do so could reasonably be expected to have a Material Adverse Effect, except, in each case, where the amount or validity thereof is currently being contested in good faith by appropriate proceedings and reserves in conformity with GAAP or other applicable accounting standard with respect thereto have been provided on the books of Holdings, the US Borrower, the Cayman Borrower or any of their respective Subsidiaries, as the case may be.

6.4 Conduct of Business and Maintenance of Existence, etc. (a) (i) Preserve, renew and keep in full force and effect its corporate or other existence and (ii) take all reasonable action to maintain all rights, privileges, franchises, Permits and licenses necessary or desirable in the normal conduct of its business, except, in each case, as otherwise permitted by Section 7.4 and except, in the case of clause (ii) above, to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect; and (b) to the extent not in conflict with this Agreement or the other Loan Documents, comply with all Contractual Obligations and Requirements of Law, except to the extent that failure to comply therewith could not, in the aggregate, reasonably be expected to have a Material Adverse Effect.

6.5 Maintenance of Property; Insurance.

(a) Keep all Property and systems useful and necessary in its business in good working order and condition, ordinary wear and tear and obsolescence excepted; and (b) (i) maintain with financially sound and reputable insurance companies insurance on all its Property meeting the requirements of Section 5.3 of the Guarantee and Collateral Agreement and in at in at least such amounts and against at least such risks (but including in any event public liability and business interruption) as are usually insured against in the same general area by companies engaged in the same or a similar business.

6.6 Inspection of Property; Books and Records; Discussions.

(a) Keep proper books of records and account in which full, true and correct entries in conformity with GAAP or other applicable accounting standards shall be made of all dealings and transactions in relation to its business and activities; and (b) permit representatives of the Administrative Agent, and if a Default or Event of Default shall have occurred and be continuing, the Lenders, to visit and inspect any of its properties and examine and, at the applicable Borrower’s expense, make abstracts from any of its books and records at any reasonable time during normal business hours and as often as may reasonably be desired and to discuss the business, operations, properties and financial and other condition of Holdings, the US Borrower, the Cayman Borrower and their respective Subsidiaries with officers and employees of Holdings, either Borrower or any of their respective Subsidiaries and with their respective independent certified public accountants (provided that Holdings, the US Borrower, the Cayman Borrower or their respective Subsidiaries may, at their option, have one or more employees or representatives present at any discussion with such accountants).

6.7 Notices. Promptly give notice to the Administrative Agent of:

(a) the occurrence of any Default or Event of Default;

(b) any (i) default or event of default (or alleged default) under any material Contractual Obligation of Holdings, either Borrower or any of their respective Subsidiaries which could reasonably be expected to have a Material Adverse Effect or (ii) litigation, investigation or proceeding which may exist at any time between Holdings, the US Borrower, the Cayman Borrower or any of their respective Subsidiaries and any Governmental Authority, that in either case, if not cured or if adversely determined, as the case may be, could reasonably be expected to have a Material Adverse Effect;

(c) any litigation or proceeding affecting Holdings, either Borrower or any of their respective Subsidiaries in which the amount involved is $10,000,000 or more and not covered by insurance or in which injunctive or similar relief is sought;

(d) the following events, as soon as possible and in any event within 30 days after Holdings, the Cayman Borrower or the US Borrower knows thereof: (i) the occurrence of any Reportable Event with respect to any Plan, a failure to make any required contribution to a Plan, the creation of any Lien in favor of the PBGC or a Plan or any withdrawal from, or the termination, Reorganization or Insolvency of, any Multiemployer Plan, (ii) the institution of proceedings or the taking of any other action by the PBGC or either Borrower or any Commonly Controlled Entity or any Multiemployer Plan with respect to the withdrawal from, or the termination, Reorganization or Insolvency of, any Plan or (iii) the equivalent of any event or occurrence referred to in this clause (d) under any Canadian Benefit Plan or Canadian Pension Plan; and

(e) any development or event that has had or could reasonably be expected to have a Material Adverse Effect.

Each notice pursuant to this Section 6.7 shall be accompanied by a statement of a Responsible Officer setting forth details of the occurrence referred to therein and stating what action Holdings, the US Borrower, the Cayman Borrower or the relevant Subsidiary proposes to take with respect thereto.

6.8 Environmental Laws.

(a) Comply in all material respects with, and ensure compliance in all material respects by all tenants and subtenants, if any, with, all applicable Environmental Laws and Environmental Permits, and obtain, maintain and comply in all material respects with and maintain, and ensure that all tenants and subtenants obtain, maintain and comply in all material respects with and maintain, any and all licenses, approvals, notifications, registrations or permits required by applicable Environmental Laws.

(b) Conduct and complete all investigations, studies, sampling and testing, and all remedial, removal and other actions required under Environmental Laws and comply in all material respects with all lawful orders and directives of all Governmental Authorities regarding Environmental Laws.

6.9 Interest Rate Protection. In the case of each Borrower, within 90 days after the Closing Date, to be extended in the sole discretion of the Administrative Agent not more than one time, enter into Hedge Agreements to the extent necessary to provide that at least 50% of the aggregate principal amount of its Term Loans and Second Lien Loans are subject to either a fixed interest rate or interest rate protection for a period of not less than three years, which Hedge Agreements shall have terms and conditions reasonably satisfactory to the Administrative Agent.

6.10 Additional Collateral, etc. (a) With respect to any Property created, developed or acquired after the Closing Date by Holdings, the US Borrower or any of their Subsidiaries (other than (w) Property created, developed or acquired after the Closing Date by the Cayman Borrower or any Foreign Subsidiary, (x) any Property described in paragraph (b), (d) or (f) of this Section, (y) any Property subject to a Lien expressly permitted by Section 7.3(g) and (z) Property acquired by any Foreign Subsidiary) as to which the Administrative Agent, for the benefit of the Secured Parties, does not have a perfected Lien, promptly (i) execute and deliver to the Administrative Agent such amendments to the Guarantee and Collateral Agreement or such other documents as the Administrative Agent deems necessary or advisable to guarantee the Obligations and grant to the Administrative Agent, for the benefit of the Secured Parties, a security interest in such Property to secure the Obligations and (ii) take all actions necessary or advisable to grant to the Administrative Agent, for the benefit of the Secured Parties, a perfected First Priority Lien in such Property to secure the Obligations, including without limitation, the filing of UCC financing statements or making other registrations in such jurisdictions as may be required by the Guarantee and Collateral Agreement or by law or as may be requested by the Administrative Agent and the execution of any documents or other instruments requested by the Administrative Agent for filing with the United States Patent and

Trademark Office, the United States Copyright Office, and the Canadian Intellectual Property Office.

(b) With respect to any Property created, developed or acquired after the Closing Date by any Foreign Subsidiary of Holdings which is a Wholly-Owned Subsidiary (including the Cayman Borrower) (other than any Property subject to a Lien expressly permitted by Section 7.3(g)) as to which the UK Security Agent, for the benefit of the UK Secured Parties, does not have a perfected Lien, promptly (i) execute and deliver to the UK Security Agent a guarantee of the UK Obligations and such amendments to the Foreign Security Agreements or such other documents as the UK Security Agent deems necessary or advisable to grant to the UK Security Agent, for the benefit of the UK Secured Parties, a security interest in such Property to secure the UK Obligations and (ii) take all actions necessary or advisable to grant to the UK Security Agent, for the benefit of the UK Secured Parties, a perfected First Priority Lien in such Property, to secure the UK Obligations including without limitation, the filing of financing statements pursuant to applicable Personal Property Security Legislation in such jurisdictions as may be required by the Foreign Security Agreements or by law or as may be requested by the UK Security Agent.

(c) With respect to any fee interest in any owned real property having a value (together with improvements thereof) of at least $1,500,000 acquired after the Closing Date by Holdings, the US Borrower or any of their Subsidiaries (other than (x) a Foreign Subsidiary or (y) any such real property subject to a Lien expressly permitted by Section 7.3(g)), promptly (i) execute and deliver a First Priority Mortgage in favor of the Administrative Agent, for the benefit of the Secured Parties, covering such real property to secure the Obligations, (ii) if requested by the Administrative Agent, provide the Lenders with (x) title and extended coverage insurance, complying with the provisions of Section 5.1(q), covering such real property in an amount at least equal to the purchase price of such real property (or such other amount as shall be reasonably specified by the Administrative Agent) as well as a current ALTA survey thereof complying with the provisions of Section 5.1(p), together with a surveyor’s certificate and (y) any consents or estoppels reasonably deemed necessary or advisable by the Administrative Agent in connection with such Mortgage, each of the foregoing in form and substance reasonably satisfactory to the Administrative Agent and (iii) if requested by the Administrative Agent, deliver to the Administrative Agent legal opinions relating to the matters described above, which opinions shall be in form and substance, and from counsel, reasonably satisfactory to the Administrative Agent.

(d) With respect to any fee interest (or leasehold interest) in any real property having a value (together with improvements thereof) of at least $1,500,000 acquired after the Closing Date by any Foreign Subsidiary of Holdings (including the Cayman Borrower) (other than any such real property subject to a Lien expressly permitted by Section 7.3(g)), promptly (i) execute and deliver a First Priority Mortgage in favor of the UK Security Agent, for the benefit of the UK Secured Parties, covering such real property to secure the UK Obligations, (ii) if requested by the UK Security Agent, provide the Lenders with (A) a satisfactory title opinion covering such real property or (B) title and extended coverage insurance, complying with the provisions of Section 5.1(q), covering such real property in an amount at least equal to the purchase price of such real property (or such other amount as shall be reasonably specified by the UK Security Agent) as well as a current ALTA survey thereof complying with the provisions of Section 5.1(p), together with a surveyor’s certificate and any consents or estoppels reasonably deemed necessary or advisable by the UK Security Agent in connection with such Mortgage, each of the foregoing in form and substance reasonably satisfactory to the UK Security Agent and (iii) if requested by the Administrative Agent, deliver to the Administrative Agent legal opinions relating to the matters described above, which opinions shall be in form and substance, and from counsel, reasonably satisfactory to the Administrative Agent.

(e) With respect to any new Subsidiary (other than a Foreign Subsidiary) created or acquired after the Closing Date, by Holdings, the US Borrower or any of their Subsidiaries, promptly (i) execute and deliver to the Administrative Agent such amendments to the Security Documents as the Administrative Agent deems necessary or advisable to grant to the Administrative Agent, for the benefit of the Secured Parties, a perfected First Priority Lien on the Capital Stock of such new Subsidiary that is owned by Holdings, the US Borrower or any of their Subsidiaries to secure the Obligations, (ii) deliver to the Administrative Agent the certificates representing such Capital Stock, together with undated stock powers, in blank, executed and delivered by a duly authorized officer of Holdings, the US Borrower or such Subsidiary, as the case may be, (iii) cause such new Subsidiary (A) to become a party to the applicable Security Documents to secure the Obligations and (B) to take such actions necessary or advisable to grant to the Administrative Agent for the benefit of the Secured Parties a perfected First Priority Lien on the Collateral described in the Security Documents with respect to such new Subsidiary to secure the Obligations, including, without limitation, the recording of instruments in the United States Patent and Trademark Office and the United States Copyright Office, the execution and delivery by all necessary persons of control agreements, and the filing of UCC financing statements in such jurisdictions as may be required by the Security Documents or by law or as may be requested by the Administrative Agent, and (iv) if requested by the Administrative Agent, deliver to the Administrative Agent legal opinions relating to the matters described above, which opinions shall be in form and substance, and from counsel, reasonably satisfactory to the Administrative Agent.

(f) To the extent permitted by applicable laws relating to financial assistance, with respect to any new Foreign Subsidiary created or acquired after the Closing Date by Holdings, the US Borrower, the Cayman Borrower or any of their respective Subsidiaries, promptly (i) execute and deliver to the Administrative Agent, the UK Security Agent or the UAE Security Agent, as applicable, such amendments to the Security Documents or such other documents as the Administrative Agent, the UK Security Agent or the UAE Security Agent, as applicable, deems necessary or advisable in order to grant to the Administrative Agent, the UK Security Agent or the UAE Security Agent, as applicable, for the benefit of the Secured Parties or the UK Secured Parties, as applicable, a perfected First Priority Lien on the Capital Stock of such new Foreign Subsidiary that is owned by Holdings, the US Borrower, the Cayman Borrower or any of their Subsidiaries to secure the UK Obligations and the US Obligations, (provided that in no event shall more than 100% of the total outstanding non-voting Capital Stock and 65% of the total outstanding voting Capital Stock of any such Foreign Subsidiary be required to be so pledged, other than in favor of the UK Secured Parties, who shall have the benefit of a pledge of all such Capital Stock), (ii) deliver to the Administrative Agent, the UK Security Agent or the UAE Security Agent, as applicable, the certificates representing such Capital Stock, together with undated stock powers, in blank, executed and delivered by a duly authorized officer of Holdings, the US Borrower, the Cayman Borrower or such Subsidiary, as the case may be, and take such other action as may be necessary or, in the opinion of the Administrative Agent, the UK Security Agent or the UAE Security Agent, as applicable, desirable to perfect the Lien of the Administrative Agent, the UK Security Agent or the UAE Security Agent, as applicable, thereon, and (iii) if requested by the Administrative Agent, deliver to the Administrative Agent legal opinions relating to the matters described above, which opinions shall be in form and substance, and from counsel, reasonably satisfactory to the Administrative Agent.

(g) Notwithstanding anything to the contrary in this Section 6.10, paragraphs (a), (b), (c), (d), (e), and (f) of this Section 6.10 shall not apply to (i) any Property, new Subsidiary or new Foreign Subsidiary created or acquired after the Closing Date, as applicable, as to which the Administrative Agent has determined in its sole discretion that the collateral value thereof is insufficient to justify the difficulty, time and/or expense of obtaining a perfected security interest therein or (ii) any Property which is otherwise excluded under Section 3(a) of the Guarantee and Collateral Agreement or any corresponding section of any Foreign Security Document.

6.11 Use of Proceeds. Use the proceeds of the Loans only for the purposes specified in Section 4.16.

6.12 Pension and Benefit Plans.

(a) ERISA.

(i) The US Borrower will cause to be delivered to the Administrative Agent, promptly upon the Administrative Agent’s request, any or all of the following: (i) a copy of each Plan (or, where any such Plan is not in writing, a complete description thereof) and, if applicable, related trust agreements or other funding instruments and all amendments thereto, and all written interpretations thereof and written descriptions thereof that have been distributed to employees or former employees of the US Borrower or any of its Subsidiaries; (ii) the most recent determination letter issued by the Internal Revenue Service with respect to each Plan; (iii) for the three most recent plan years preceding the Administrative Agent’s request, Annual Reports on Form 5500 Series required to be filed with any governmental agency for each Plan; (iv) a listing of all Multiemployer Plans, with the aggregate amount of the most recent annual contributions required to be made by the US Borrower or any Commonly Controlled Entity to each such Plan and copies of the collective bargaining agreements requiring such contributions; (v) any information that has been provided to the US Borrower or any Commonly Controlled Entity regarding withdrawal liability under any Multiemployer Plan; (vi) the aggregate amount of payments made under any employee welfare benefit plan (as defined in Section 3(1) of ERISA) to any retired employees of the US Borrower or any of its Subsidiaries (or any dependents thereof) during the most recently completed fiscal year; and (vii) documents reflecting any agreements between the PBGC and the US Borrower or any Commonly Controlled Entity with respect to any Plan.

(ii) The US Borrower will cause to be delivered to the Administrative Agent, promptly following any request therefore, on and after the effectiveness of the Pension Act, copies of (i) any documents described in Section 101(k) of ERISA that the US Borrower and any of its Subsidiaries or any Commonly Controlled Entity may request with respect to any Multiemployer Plan and (ii) any notices described in Section 101(l) of ERISA that the US Borrower and any of its Subsidiaries or any Commonly Controlled Entity may request with respect to any Plan or Multiemployer Plan; provided that if the US Borrower, any of its Subsidiaries or any Commonly Controlled Entity has not requested such documents or notices from the administrator or sponsor of the applicable Plan or Multiemployer Plan, the US Borrower, the applicable Subsidiary(ies) or the Commonly Controlled Entity(ies) shall promptly make a request for such documents or notices from such administrator or sponsor and shall provide copies of such documents and notices promptly after receipt thereof.

(b) Canadian Pension Plans and Canadian Benefit Plans.

(i) The Canadian Guarantors shall use their commercially reasonable efforts to obtain and to provide the Administrative Agent with written confirmation from the applicable Governmental Authorities that each Canadian Pension Plan adopted by any of them which is required to be registered under the Income Tax Act (Canada) or any other Requirement of Law has been registered. From and after the adoption and registration of any Canadian Pension Plan and subject to any power or right to terminate a Canadian Pension Plan in whole or in part, the Canadian Guarantors to which such Canadian Pension Plan applies shall use commercially reasonable efforts to ensure that the plan retains its registered status under and is administered in all material respects in accordance with the applicable pension plan text, funding agreement, the Income Tax Act (Canada) and all other Requirements of Law.

(ii) Such Canadian Guarantors shall cause all reports and disclosures relating to any Canadian Pension Plan that are required by the plan or any Requirement of Law to be filed or distributed in a timely manner.

(iii) Such Canadian Guarantors shall perform in all material respects all obligations (including (if applicable), funding, investment and administration obligations) required to be performed by it in connection with each Canadian Pension Plan and Canadian Benefit Plan and the funding media therefor; make all contributions and pay all premiums required to be made or paid by it in accordance with the terms of the plan and all Requirements of Law and withhold by way of authorized payroll deductions or otherwise collect and pay into the plan all employee contributions required to be withheld or collected by it in accordance with the terms of the plan and all Requirements of Law.

(iv) Such Canadian Guarantors and the US Borrower shall deliver to the Administrative Agent, (A) promptly on request, copies of each annual and other return, report or valuation with respect to each Canadian Pension Plan required to be filed by such Canadian Guarantors with any applicable Governmental Authority; (B) promptly on request, a copy of any material direction, order or notice that such Canadian Guarantors may receive from any applicable Governmental Authority with respect to any Canadian Pension Plan; and (C) notification within 30 days of any material increases in the benefits of any existing Canadian Pension Plan or Canadian Benefit Plan, or the establishment of any new Canadian Pension Plan or Canadian Benefit Plan, or the commencement of contributions to any Canadian Pension Plan or Canadian Benefit Plan to which it was not previously contributing.

6.13 Further Assurances.

(a) From time to time execute and deliver, or cause to be executed and delivered, such additional instruments, certificates or documents, and take all such actions, as the Administrative Agent may reasonably request for the purposes of implementing or effectuating the provisions of this Agreement and the other Loan Documents, or of more fully perfecting or renewing the rights of the Administrative Agent and the Lenders with respect to the Collateral (or with respect to any additions thereto or replacements or proceeds or products thereof or with respect to any other property or assets hereafter acquired by Holdings, the US Borrower, the Cayman Borrower or any of their respective Subsidiaries which may be deemed to be part of the Collateral) pursuant hereto or thereto. Upon the exercise by the Administrative Agent or any Lender of any power, right, privilege or remedy pursuant to this Agreement or the other Loan Documents which requires any consent, approval, recording, qualification or authorization of any Governmental Authority, Holdings, the US Borrower and the Cayman Borrower will execute and deliver, or will cause the execution and delivery of, all applications, certifications, instruments and other documents and papers that the Administrative Agent or such Lender may be required to obtain from Holdings, the US Borrower, the Cayman Borrower or any of their respective Subsidiaries for such governmental consent, approval, recording, qualification or authorization.

(b) Preserve and protect the Lien status of each respective Mortgage and, if any Lien (other than Permitted Liens) is asserted against a Mortgaged Property, promptly and at its expense, give the Administrative Agent a detailed written notice of such Lien and pay the underlying claim in full or take such other action so as to cause it to be released or bonded over in a manner satisfactory to the Administrative Agent.

6.14 Maintenance of Ratings. At all times, use commercially reasonable efforts to maintain a corporate family rating and a rating with respect to its senior secured debt issued by Moody’s and a corporate rating and a rating with respect to its senior secured debt issued by S&P.

6.15 UK and Singaporean Financial Assistance.

(a) Within 75 days after the Closing Date, Edgen Murray Europe and PAL shall (at the expense of the Cayman Borrower) have completed the financial assistance whitewash procedures under sections 155-159 of the Companies Act of 1985 of England and Wales (as amended or otherwise re-enacted from time to time) (the “Whitewash Procedures”) and provided the Administrative Agent with the executed Financial Assistance Documents and the executed legal opinions of Latham & Watkins, UK local counsel to the Arrangers, in a form reasonably satisfactory to the Administrative Agent and Maclay Murray & Spens LLP, Scottish local counsel to the Arrangers, substantially in the form of Exhibit F-8.

(b) Within 150 days after the Closing Date, Edgen Murray Pte. Ltd. shall (at the expense of the Cayman Borrower) have completed the financial assistance whitewash procedures under section 76 (10) of the Companies Act, Chapter 50 of Singapore (as amended or otherwise re-enacted from time to time) and provided the Administrative Agent with the executed Financial Assistance Documents and the executed legal opinion of Kelvin Chia Partnership, Singapore local counsel to the Singapore Guarantors, substantially in the Form of Exhibit F-5.

6.16 Centre of Main Interest. Each of the Cayman Borrower’s Subsidiaries incorporated in England and Wales shall maintain its “centre of main interest” for purposes of Recital 13 of EC Regulation No. 1346/2000 on Insolvency Proceedings within the United Kingdom.

6.17 Foreign Guarantor Limitations. Notwithstanding any provisions herein to the contrary, neither the Cayman Borrower nor any Foreign Subsidiary or Borrower organized outside of the United States shall, or shall be deemed to, guarantee, secure or be liable for any Obligations of an entity organized under the laws of the United States nor shall it have any obligations with respect to any such amounts, and no Foreign Subsidiary Guarantor incorporated under the laws of England and Wales or Singapore shall, or shall be deemed to, guarantee or secure any such Obligations to the extent that, if included, the Guarantee or security granted by it pursuant hereto would constitute unlawful financial assistance for the purposes of Sections 151 to 158 (inclusive) of the Companies Act 1985 in England and Wales (as amended or otherwise re-enacted from time to time) or for the purposes of section 76 of the Companies Act, Chapter 50 of Singapore (as amended or otherwise re-enacted from time to time).

6.18 Dissolution of UK plc’s. Within one year after the Closing Date, Holdings, the Cayman Borrower and the UK Guarantors shall ensure that:

(a) Edgen Murray plc has been struck off the register of companies at Companies House of England and Wales and dissolved; and

(b) Pipe Acquisition Finance plc has been subject to members’ voluntary liquidation and dissolved

; provided that neither Edgen Murray plc nor Pipe Acquisition Finance plc shall conduct any business, hold any material assets, or incur any debt or other material liabilities.

6.19 Post-Closing Covenant.

(a) Surveys. Within 60 days after the Closing Date, which date may be extended in the sole discretion of the Administrative Agent, the Administrative Agent or the UK Security Agent, as applicable, shall have received, and the title insurance company issuing the policy referred to in Section 6.19(b) below (the “Title Insurance Company”) shall have received, maps or plats of an as-built survey of the sites of the Mortgaged Properties certified to the Administrative Agent and the Title Insurance Company in a manner satisfactory to them unless the Title Insurance Company has agreed to delete its survey disclosure exception on the basis of an earlier survey and such survey is, in any event, dated not more than 2 years prior to the Closing Date by an independent professional licensed land surveyor satisfactory to the Administrative Agent and the Title Insurance Company, which maps or plats and the surveys on which they are based shall be made in accordance with the Minimum Standard Detail Requirements for Land Title Surveys jointly established and adopted by the American Land Title Association and the American Congress on Surveying and Mapping in 1997 or 1999 and meeting the accuracy requirements as defined therein, and, without limiting the generality of the foregoing, there shall be surveyed and shown on such maps, plats or surveys the following: each survey shall (a) be a current “as-built” survey showing the location of any adjoining streets (including their widths and any pavement or other improvements), easements (including the recorded information with respect to all recorded instruments), the mean high water base line or other legal boundary lines of any adjoining bodies of water, fences, zoning or restriction setback lines, rights-of-way, utility lines to the points of connection and any encroachments; (b) locate all means of ingress and egress, certifying the amount of acreage and square footage, indicate the address of the property, contain the legal description of the property, and also contain a location sketch of the property; (c) show the location of all improvements as constructed on the property, all of which shall be within the boundary lines of the property and conform to all applicable zoning ordinances, set-back lines and restrictions and the surveyor shall certify compliance with the foregoing; (d) indicate the location of any improvements on the property with the dimensions in relations to the lot and building lines; (e) show measured distances from the improvements to be set back and specified distances from street or property lines in the event that deed restrictions, recorded plats or zoning ordinances require same; (f) designate all courses and distances referred to in the legal description, and indicate the names of all adjoining owners on all sides of the property, to the extent available; and (g) indicate the flood zone designation, if any, in which the property is located; provided that any earlier survey that Holdings proposes to use pursuant to the first clause of this sentence may omit one or more of the foregoing, provided that any such omissions and the other provisions of the Survey are acceptable to the Administrative Agent in its reasonable discretion. The legal description of the applicable property shall be shown on the face of each survey, and the same shall conform to the legal description contained in the title policy described below.

(b) Title Insurance. Within 60 days after the Closing Date, which date may be extended in the sole discretion of the Administrative Agent, the Administrative Agent or the UK Security Agent, as applicable, shall have received:

(i) in respect of each Mortgaged Property (other than any Mortgaged Property of any UK Guarantor) a mortgagee’s title insurance policy (or policies) or marked up unconditional binder for such insurance. Each such policy shall (A) be in an amount satisfactory to the Administrative Agent; (B) be issued at ordinary rates; (C) insure that the Mortgage insured thereby creates a valid First Priority Lien on, and security interest in, such Mortgaged Property; (D) name the Administrative Agent or the UK Security Agent, as applicable, for the benefit of the applicable Secured Parties as the insured thereunder; (E) be in the form of ALTA Loan Policy reasonably acceptable to the Administrative Agent; (F) contain such endorsements and affirmative coverage as the Administrative Agent may reasonably request in form and substance acceptable to the

Administrative Agent, including, without limitation (to the extent applicable with respect to such Mortgaged Property and available in the jurisdiction in which such Mortgaged Property is located), the following: variable rate endorsement; survey endorsement; comprehensive endorsement; zoning (ALTA 3.1 with parking added) endorsement; first loss, last dollar and tie-in endorsement; access coverage; separate tax parcel coverage; contiguity coverage; usury; doing business; subdivision; environmental protection lien; CLTA 119.2 and CLTA 119.3 (for leased Real Estate only); and such other endorsements as the Administrative Agent shall reasonably require in order to provide insurance against specific risks identified by the Administrative Agent in connection with such Mortgaged Property; and (G) be issued by title companies satisfactory to the Administrative Agent (including any such title companies acting as co-insurers or reinsurers, at the option of the Administrative Agent). The Administrative Agent shall have received evidence satisfactory to it that all premiums in respect of each such policy, all charges for mortgage recording tax, and all related expenses, if any, have been paid.

(ii) a copy of all recorded documents referred to, or listed as exceptions to title in, the title policy or policies referred to in clause (i) above and a copy of all other material documents affecting the Mortgaged Properties.

(c) The obligations set forth on Schedule 6.19.

SECTION 7. NEGATIVE COVENANTS

Holdings, the US Borrower and the Cayman Borrower hereby jointly and severally agree that, so long as the Commitments remain in effect or any Loan or other amount is owing to any Lender, any Agent or the Arrangers hereunder, each of Holdings, the US Borrower and the Cayman Borrower shall not, and shall not permit any of their respective Subsidiaries to, directly or indirectly:

7.1 Maximum Consolidated Leverage Ratio. The Borrowers shall maintain a Consolidated Leverage Ratio, as determined as of the last day of each fiscal quarter, of not more than the ratio set forth below opposite the last day of such fiscal quarter:

Fiscal Quarter	Consolidated Leverage Ratio
FQ3 2007	6.00 to 1.00
FQ4 2007	5.50 to 1.00
FQ1 2008	5.50 to 1.00
FQ2 2008	5.50 to 1.00
FQ3 2008	5.50 to 1.00
FQ4 2008	5.00 to 1.00
FQ1 2009	5.00 to 1.00
FQ2 2009	5.00 to 1.00
FQ3 2009	5.00 to 1.00
FQ4 2009	4.50 to 1.00

Fiscal Quarter	Consolidated Leverage Ratio
Thereafter	4.50 to 1.00

7.2 Limitation on Indebtedness.

(a) [Reserved].

(b) Create, incur, assume or suffer to exist any Indebtedness, except:

(i) Indebtedness of any Loan Party pursuant to any Loan Document;

(ii) Indebtedness of any Loan Party to any other Loan Party; provided that such Indebtedness is evidenced by, and subject to the terms and conditions of, (A) if such Indebtedness is funded with proceeds of Term Loan Collateral (as defined in the ABL Intercreditor Agreement) or of Term Loans, a subordinated intercompany note substantially in the form of Exhibit M (the “Subordinated Intercompany Note”) pledged solely to the Administrative Agent as Collateral for the Obligations (as defined in the Guarantee and Collateral Agreement) and as Collateral for the Obligations (as defined in the Guarantee and Collateral Agreement (as defined in the Second Lien Credit Agreement)) or (B) if such Indebtedness is funded with proceeds of Revolving Credit Primary Collateral (as defined in the ABL Intercreditor Agreement) or Revolving Loans, an intercompany note (and subject to the First Priority Lien of the Administrative Agent (but only to the extent such Indebtedness is owed to any entity organized in the United States) or the UK Security Agent and subject to the ABL Intercreditor Agreement, including the Revolving Credit Claimholders’ (as defined in the ABL Intercreditor Agreement) prior Lien thereon (until the Discharge of Revolving Credit Obligations (as defined in the ABL Intercreditor Agreement));

(iii) Indebtedness in respect of Capital Lease Obligations and purchase money obligations secured by Liens permitted by Section 7.3(g) and extensions, renewals and replacements of any such Indebtedness in an aggregate principal amount for Holdings and its Subsidiaries not to exceed $15,000,000 at any one time outstanding;

(iv) Indebtedness (other than the Indebtedness referred to in Section 7.2(b)(vi)) outstanding on the Closing Date and listed on Schedule 7.2(b)(iv) and any refinancings, refundings, renewals or extensions thereof (without any increase in the principal amount thereof or any shortening of the maturity of any principal amount thereof);

(v) Guarantee Obligations made in the ordinary course of business by (i) Holdings, the US Borrower or any of its Subsidiaries of obligations of the US Borrower or any Subsidiary Guarantor or any Foreign Guarantor or (ii) Holdings, the Cayman Borrower or any other Foreign Subsidiary of obligations of the Cayman Borrower or any Foreign Guarantor;

(vi) (i) (A) Indebtedness of the US Borrower in respect of the Second Lien Loans in an aggregate principal amount not to exceed $75,000,000 and (B) Guarantee Obligations of any Guarantor in respect of such Indebtedness, and (ii) (A) Indebtedness in respect of the Revolving Loan Agreement in an aggregate principal amount not to exceed $150,000,000 (plus up to an additional $25,000,000 to be available only for the issuance of letters of credit) on the Closing Date and (B) Guarantee Obligations of any Guarantor or any Foreign Guarantor in respect of such Indebtedness, and, in the case of each of clauses (i) and (ii), any Permitted Second Lien Refinancing Indebtedness and any Permitted Revolving Loan Refinancing Indebtedness;

(vii) Indebtedness of any Person that becomes a Subsidiary after the date hereof, in accordance with the terms hereof, provided that such Indebtedness exists at the time such Person becomes a Subsidiary and is not created in contemplation of or in connection with such Person becoming a Subsidiary and provided, further, that Holdings, the US Borrower, the Cayman Borrower and any of their respective Subsidiaries do not become liable (including by way of guarantee) for any such Indebtedness;

(viii) Subordinated Indebtedness;

(ix) Indebtedness in respect of letters of credit, bid, performance or surety bonds, workers’ compensation claims, self-insurance obligations and similar obligations issued for the account of any Loan Party in the ordinary course of business; and

(x) Indebtedness in respect of earn-out payments in connection with Permitted Acquisitions or the Acquisition; and

(xi) additional Indebtedness of Holdings, US Borrower, the Cayman Borrower or any of their respective Subsidiaries in an aggregate principal amount not to exceed $25,000,000 at any one time outstanding.

7.3 Limitation on Liens. Create, incur, assume or suffer to exist any Lien upon any of its Property, whether now owned or hereafter acquired, except for:

(a) Liens for taxes not yet due or which are being contested in good faith by appropriate proceedings, provided that adequate reserves with respect thereto are maintained on the books of Holdings, the US Borrower, the Cayman Borrower or their respective Subsidiaries, as the case may be, in conformity with GAAP or other applicable accounting standards;

(b) carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s or other like Liens arising in the ordinary course of business which are not overdue for a period of more than 30 days or that are being contested in good faith by appropriate proceedings; provided that adequate reserves with respect thereto are maintained in the books of the applicable Loan Party, in conformity with GAAP or other applicable accounting standard;

(c) pledges or deposits in connection with workers’ compensation, unemployment insurance and other social security legislation or letters of credit or guarantees issued in respect thereof;

(d) pledges or deposits by or on behalf of Holdings or any of its Subsidiaries to secure the performance of bids, trade contracts (other than for borrowed money), leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business or letters of credit or guarantees issued in respect thereof;

(e) easements, zoning restrictions, rights-of-way, restrictions and other similar encumbrances incurred in the ordinary course of business that, in the aggregate, are not substantial in amount and which do not in any case materially detract from the value of the Property subject thereto or materially interfere with the ordinary conduct of the business of Holdings, the US Borrower, the Cayman Borrower or any of their respective Subsidiaries or in the case of owned Real Estate subject to a Mortgage, encumbrances disclosed in the title insurance policy issued to each Agent;

(f) Liens in existence on the date hereof listed on Schedule 7.3(f), securing Indebtedness permitted by Section 7.2(b)(iv), provided that no such Lien is spread to cover any additional Property after the Closing Date and that the amount of Indebtedness secured thereby is not increased;

(g) Liens securing Indebtedness of Holdings, the US Borrower, the Cayman Borrower or any of their respective Subsidiaries incurred pursuant to Section 7.2(b)(iii) to finance the acquisition of fixed or capital assets, provided that (i) such Liens shall be created substantially simultaneously with the acquisition of such fixed or capital assets, (ii) such Liens do not at any time encumber any Property other than the Property financed by such Indebtedness, (iii) the amount of Indebtedness secured thereby is not increased and (iv) the amount of Indebtedness initially secured thereby is not less than 80% or more than 100% of the purchase price of such fixed or capital asset;

(h) Liens created pursuant to the Security Documents;

(i) any interest or title of a lessor under any lease entered into by Holdings or any of its Subsidiaries in the ordinary course of its business and covering only the assets so leased;

(j) licenses, leases and subleases granted to others in the ordinary course of business not interfering in any material respect with the business of Holdings, the US Borrower, the Cayman Borrower and their respective Subsidiaries;

(k) (i) subject to the Second Lien Intercreditor Agreement, Liens on the Second Lien Collateral (as defined in the Second Lien Intercreditor Agreement) securing the obligations under the Second Lien Documentation and Permitted Second Lien Refinancing Indebtedness and (ii) subject to the ABL Intercreditor Agreement, Liens on the Revolving Credit Primary Collateral (as defined in the ABL Intercreditor Agreement) securing the obligations under the Revolving Loan Agreement and Permitted Revolving Loan Refinancing Indebtedness.

(l) Liens arising from precautionary UCC or other Personal Property Security Legislation financing statements in respect of leases permitted by this Agreement;

(m) judgment Liens in respect of judgments that do not constitute an Event of Default under clause (i) of Section 8;

(n) any Lien existing on any property or asset prior to the acquisition thereof in accordance with the terms hereof or existing on any property or asset of any Person that becomes a Subsidiary after the date hereof prior to the time such Person becomes a Subsidiary in accordance with the terms hereof; provided that (i) such Lien is not created in contemplation of or in connection with such acquisition or such Person becoming a Subsidiary, as the case may be, (ii) such Lien shall not apply to any other property or assets of the Holdings, the US Borrower, the Cayman Borrower and their other Subsidiaries and (iii) such Lien shall secure only those obligations which it secures on the date of such acquisition or the date such Person becomes a Subsidiary, as the case may be and extensions, renewals and replacements thereof that do not increase the outstanding principal amount thereof or otherwise alter the terms of such Lien in any material respect;

(o) Liens in favor of the holders of Subordinated Indebtedness;

(p) Liens not otherwise permitted by this Section 7.3 so long as the aggregate outstanding principal amount of the obligations secured thereby does not exceed (as to Holdings and all Subsidiaries) $5,000,000 at any one time;

(q) with respect to any Real Estate located in Canada, the qualifications, limitations, reservations and provisos contained in the original grant from the Crown, as varied by statutes;

(r) Liens in favor of any Loan Party securing Indebtedness permitted hereunder;

(s) Liens arising out of conditional sale, title retention, consignment or similar arrangements for the sale of goods in the ordinary course of business;

(t) banker’s Liens, rights of setoff and similar Liens existing solely with respect to cash and Cash Equivalents on deposit in one or more accounts of Holdings and its Subsidiaries;

(u) deposits made in the ordinary course of business to secure liability for premiums to an insurance carrier; and

(v) statutory Canadian Liens (other than Liens for taxes) arising in the ordinary course of business, but only if payment of the obligations secured thereby is not yet due or is being contested in good faith by appropriate proceedings and adequate reserves with respect thereto are maintained on the books of the applicable Canadian Subsidiary or Canadian Subsidiaries of Holdings, as the case may be, in conformity with GAAP or other applicable accounting standards.

7.4 Limitation on Fundamental Changes. Enter into any merger, consolidation or amalgamation, or liquidate, wind up or dissolve itself (or suffer any liquidation or dissolution), or Dispose of all or substantially all of its Property or business, except that:

(a) any Subsidiary of the US Borrower may be merged, consolidated or amalgamated with or into the US Borrower (provided that the US Borrower shall be the continuing or surviving corporation or, if an amalgamation has occurred, the resulting Person shall have delivered to the Administrative Agent such acknowledgements, Security Documents and legal opinions and shall have taken such other actions as are requested by the Administrative Agent to ensure that the amalgamated Person has granted the Administrative Agent, for the benefit of the US Secured Parties, a perfected First Priority Lien in its present and after-acquired Property) or with or into any Subsidiary Guarantor (provided that (i) such Subsidiary Guarantor shall be the continuing or surviving corporation or (ii) simultaneously with such transaction, the continuing or surviving corporation shall become a Subsidiary Guarantor and the US Borrower shall comply with Section 6.10 in connection therewith);

(b) any Foreign Subsidiary Guarantor may be merged, consolidated or amalgamated with or into the Cayman Borrower (to the extent possible under applicable law) (provided that the Cayman Borrower shall be the continuing or surviving corporation or, if an amalgamation has occurred, the resulting Person shall have delivered to the UK Security Agent such acknowledgements, Security Documents and legal opinions and shall have taken such other actions as are requested by the UK Security Agent to ensure that the amalgamated Person has granted the UK Security Agent, for the benefit of the UK Secured Parties, a perfected First Priority Lien in its present and after-acquired Property of the same type and level of Lien as was previously granted in favor of the UK Security Agent, for the benefit of the UK Secured Parties, prior to such merger, consolidation or amalgamation) or with or into any other Foreign Subsidiary Guarantor (provided that (i) such Foreign Subsidiary Guarantor shall be the continuing or surviving corporation, (ii) simultaneously with such transaction, the continuing or surviving corporation shall become a Foreign Subsidiary Guarantor and the Cayman Borrower shall comply with Section 6.10 in connection therewith or (iii), if an amalgamation has occurred, the resulting Person shall have delivered to the UK Security Agent such acknowledgements, Security Documents and legal opinions and shall have taken such other actions as are requested by the UK Security Agent to ensure that the amalgamated Person has granted the UK Security Agent, for the benefit of the UK Secured Parties, a perfected First Priority Lien in its present and after-acquired Property);

(c) any Subsidiary that is not a Guarantor may be merged, consolidated or amalgamated with or into any other Subsidiary that is not a Guarantor; and

(d) (i) any Guarantor may Dispose of any or all of its assets (upon merger, consolidation, amalgamation, voluntary liquidation or otherwise) to the US Borrower, Holdings or any other Guarantor and (ii) any Foreign Subsidiary Guarantor may Dispose

of any or all of its assets (upon merger, consolidation, amalgamation, voluntary liquidation or otherwise) to the Cayman Borrower or any other Foreign Subsidiary Guarantor.

7.5 Limitation on Disposition of Property. Dispose of any of its Property (including, without limitation, receivables and leasehold interests), whether now owned or hereafter acquired, or issue or sell any shares of such Subsidiary’s Capital Stock to any Person, except:

(a) the Disposition of obsolete or worn out Property or the abandonment of non-material intellectual property rights no longer useful to the business of the applicable Loan Party in each case in the ordinary course of business;

(b) the sale of inventory, cash and Cash Equivalents in the ordinary course of business;

(c) Dispositions permitted by Section 7.4;

(d) the sale or issuance of any Subsidiary’s Capital Stock to the US Borrower or any Subsidiary Guarantor, or the sale or issuance of any Foreign Subsidiary Guarantor’s Capital Stock to either Borrower or any Subsidiary Guarantor or Foreign Subsidiary Guarantor;

(e) subject to compliance with Section 2.12(c), the Disposition of any assets (other than Capital Stock of Subsidiaries of Holdings); provided that the aggregate proceeds received from all assets so sold, leased or disposed of in any fiscal year (except as otherwise permitted by this Section 7.5), shall not exceed $5,000,000 per fiscal year, (ii) such sale, lease or other disposition shall be for Fair Market Value, (iii) if such sale, lease or other disposition (or series of related sales, leases and dispositions) relates to assets with a Fair Market Value in excess of $5,000,000, the cash consideration received in respect thereof shall be not less than 75% of such Fair Market Value;

(f) non-exclusive licensing agreements for any intellectual property, leases or subleases, in each case in the ordinary course of business; and

(g) any Recovery Event, provided, that the requirements of Section 2.12(c) are complied with in connection therewith.

7.6 Limitation on Restricted Payments. Declare or pay any dividend on, or make any payment on account of, or set apart assets for a sinking or other analogous fund for, the purchase, redemption, defeasance, retirement or other acquisition of, any Capital Stock of Holdings, the US Borrower, the Cayman Borrower or any of their respective Subsidiaries, whether now or hereafter outstanding, or make any other distribution in respect thereof, either directly or indirectly, whether in cash or property or in obligations of Holdings, the US Borrower, the Cayman Borrower or any of their respective Subsidiaries, or enter into any derivatives or other transaction with any financial institution, commodities or stock exchange or clearinghouse (a “Derivatives Counterparty”) obligating Holdings, the US Borrower, the Cayman Borrower or any Subsidiary to make payments to such Derivatives Counterparty as a result of any change in market value of any such Capital Stock (collectively, “Restricted Payments”), except that:

(a) (i) any Subsidiary may make Restricted Payments to Holdings, the US Borrower or any Subsidiary Guarantor and (ii) any Foreign Subsidiary may make Restricted Payments to Holdings, the Cayman Borrower or any Foreign Subsidiary Guarantor;

(b) (i) Holdings and the US Borrower may make Restricted Payments in the form of Capital Stock of Holdings or the US Borrower and (ii) the Cayman Borrower may make Restricted Payments in the form of Capital Stock of the Cayman Borrower;

(c) so long as no Default or Event of Default shall exist and be continuing, the US Borrower and the Cayman Borrower may pay dividends to Holdings in respect of an allocable portion of Consolidated Net Income of Holdings that is attributable to the US Borrower and the Cayman Borrower, respectively, to permit Holdings to (i) purchase Holdings’ common stock or common stock options from present or former directors, officers or employees of Holdings, the US Borrower, the Cayman Borrower or any of their respective Subsidiaries upon the death, disability or termination of employment of such director, officer or employee, provided, that the aggregate amount of payments under this clause (i) subsequent to the Closing Date (net of any proceeds received by Holdings and contributed to the US Borrower or the Cayman Borrower, as applicable, subsequent to the date hereof in connection with resales of any common stock or common stock options so purchased) shall not exceed $2,000,000 and (ii) pay management fees to the Jefferies Entities expressly permitted by Section 7.10; and

(d) the US Borrower and the Cayman Borrower may pay dividends to Holdings to permit Holdings to pay corporate overhead expenses and other expenses incurred in the ordinary course of business not to exceed $2,500,000 in any fiscal year.

7.7 [Reserved].

7.8 Limitation on Investments. Make any advance, loan, extension of credit (by way of guaranty or otherwise) or capital contribution to, or purchase any Capital Stock, bonds, notes, debentures or other debt securities of, or any assets constituting an ongoing business from, or make any other investment in, any other Person (all of the foregoing, “Investments”), except:

(a) (i) extensions of trade credit in the ordinary course of business, (ii) endorsements of negotiable instruments held for collection in the ordinary course of business, or (iii) lease, utility and other similar deposits and deposits with suppliers in the ordinary course of business;

(b) investments in Cash Equivalents;

(c) Investments arising in connection with the incurrence of Indebtedness permitted by Section 7.2(b)(ii) and (v); provided that the aggregate amount of such Investments by any Loan Party in any Subsidiary that is not a Loan Party shall not exceed $10,000,000 (net of returns of capital actually received in cash by the Loan Parties in respect of such Investments);

(d) (i) loans and advances to directors, officers, agents or employees of Holdings or any Subsidiaries of Holdings in the ordinary course of business for travel, entertainment, relocation and other related expenses, (ii) loans and advances to directors, officers or employees of Holdings or any Subsidiaries of Holdings relating to indemnification or reimbursement of such officers, directors and employees in respect of liabilities relating to their service in such capacities, and (iii) other loans to directors, officers and employees in an amount not to exceed $500,000 at any time outstanding;

(e) the Acquisition;

(f) (i) Investments in assets useful in the US Borrower’s or the applicable Subsidiary’s business made by the US Borrower or any of its Subsidiaries with the proceeds of any Reinvestment Deferred Amount or Capital Expenditures and Liens not prohibited by this Agreement and (ii) Investments in assets useful in the Cayman Borrower’s or the applicable Foreign Subsidiary’s business made by Holdings or any of its Subsidiaries with the proceeds of any Reinvestment Deferred Amount or Capital Expenditures and Liens not prohibited by this Agreement;

(g) Investments (other than those relating to the incurrence of Indebtedness referred to in Section 7.8(c)) by any Loan Party in any of such Loan Party’s Subsidiaries that are Guarantors or Foreign Subsidiary Guarantors, as applicable;

(h) the purchase or other acquisition of Property and assets or businesses of any Person or of assets constituting a business unit, a line of business or division of such Person, or Capital Stock in a Person that, upon the consummation thereof, will be a Subsidiary of the US Borrower or the Cayman Borrower (including as a result of a merger or consolidation); provided that, with respect to each purchase or other acquisition made pursuant to this Section 7.8(h) (each, a “Permitted Acquisition”):

(i) substantially all Property, assets and businesses acquired in such purchase or other acquisition shall constitute Collateral and each applicable Loan Party and any such newly created or acquired Subsidiary and the Subsidiaries of such created or acquired Subsidiary) shall be a Guarantor or a Foreign Subsidiary Guarantor, as applicable, and shall have complied with the requirements of Section 6.10;

(ii) after giving effect to such purchase or acquisition, Holdings and its Subsidiaries shall be in compliance with Section 7.15;

(iii) (A) immediately before and after giving pro forma effect to any such purchase or other acquisition, no Default shall have occurred and be continuing; and

(iv) the US Borrower or the Cayman Borrower, as applicable, shall have delivered to the Administrative Agent, on behalf of the Lenders, no later than five Business Days after the date on which any such purchase or other acquisition is consummated, a certificate of a Responsible Officer, certifying that all of the requirements set forth in this Section 7.8(i) have been satisfied or will be satisfied on or prior to the consummation of such purchase or other acquisition;

(i) in addition to Investments otherwise expressly permitted by this Section, Investments by Holdings, the US Borrower, the Cayman Borrower or any of their respective Subsidiaries in an aggregate amount (valued at cost) not to exceed $15,000,000 at any time outstanding;

(j) Investments in Specified Hedge Agreements permitted by Section 7.18; and

(k) Investments outstanding on the Closing Date and, in the case of any such Investment in an amount exceeding $500,000, identified in Schedule 6.04, and any renewals, amendments and replacements thereof that do not increase the amount thereof;

(l) Investments received in connection with the bankruptcy or reorganization of suppliers and customers and in settlement of delinquent obligations of, and other disputes with, customers and supplier arising in the ordinary course of business;

(m) accounts, chattel paper and notes receivable arising from the sale or lease of goods or the performance of services in the ordinary course of business;

(n) Investments of any Person existing at the time such Person becomes a Subsidiary of a Borrower or consolidates or merges with a Borrower or any of the Subsidiaries (including in connection with a Permitted Acquisition) so long as such Investments were not made in connection with or in contemplation of such Person becoming a Subsidiary or of such merger;

(o) Investments received in connection with the disposition of assets permitted by Section 7.5;

(p) Investments constituting deposits described in clauses (c) and (d) of Section 7.3;

(q) the repurchase of securities deemed to occur upon the exercise of stock or similar options to the extent such securities represent all or a portion of the exercise price of those options in an amount not to exceed $1,000,000 in any fiscal year; and

(r) the repurchase, redemption or other acquisition or retirement of any Capital Stock of Holdings or any of its Subsidiaries held by any current or former officer, director or employee of Holdings or any of its Subsidiaries pursuant to any equity subscription agreement, stock option agreement, shareholders’ agreement or similar agreement in an amount not to exceed $2,500,000.

7.9 Limitation on Payments and Modifications of Debt Instruments.

(a) Make or offer to make any optional or voluntary payment, prepayment, repurchase or redemption of, or otherwise voluntarily or optionally defease, any Subordinated Indebtedness, Second Lien Loans or Permitted Second Lien Refinancing Indebtedness;

(b) segregate funds for any such payment, prepayment, repurchase, redemption or defeasance;

(c) enter into any derivative or other transaction with any Derivatives Counterparty obligating Holdings, the US Borrower, the Cayman Borrower or any of their respective Subsidiaries to make payments to such Derivatives Counterparty as a result of any change in market value of any Subordinated Indebtedness or Second Lien Loans (or Permitted Second Lien Refinancing Indebtedness);

(d) (i) amend, modify or otherwise change, or consent or agree to any amendment, modification, waiver or other change to, any of the terms of any Subordinated Indebtedness, Second Lien Loans (or Permitted Second Lien Refinancing Indebtedness), except to the extent not adverse to the Lenders and except for any such amendment, modification, waiver or other change which (A) would extend the maturity or reduce the amount of any payment of principal thereof, reduce the rate or extend the date for payment of interest thereon or relax any covenant or other restriction applicable to Holdings, the US Borrower, the Cayman Borrower or any of their respective Subsidiaries and (B) does not involve the payment of a consent fee; or (ii) amend, modify or otherwise change, or consent or agree to any amendment, modification, waiver or other change to, any of the terms of the Revolving Loans (or Permitted Revolving Credit Refinancing Indebtedness), except to the extent not materially adverse to the Lenders and except for any such amendment, modification, waiver or other change which would extend the maturity or reduce the amount of any payment of principal thereof, reduce the rate or extend the date for payment of interest thereon or relax any covenant or other restriction applicable to Holdings, the Borrower, the Cayman Borrower or any of their respective Subsidiaries;

(e) amend its Governing Documents in any manner which could reasonably be expected to have a Material Adverse Effect; and

(f) designate any Indebtedness (other than the Obligations (and any full refinancing of the Obligations) and the obligations under the Revolving Loan Agreement, any Permitted Revolving Loan Refinancing Indebtedness, the Second Lien Loans or Permitted Second Lien Refinancing Indebtedness) as “Designated Senior Indebtedness” (or similar term) for the purposes of such Subordinated Indebtedness, the Second Lien Loans or Permitted Second Lien Refinancing Indebtedness;

provided that, notwithstanding the foregoing, the US Borrower shall be permitted to make mandatory prepayments of (i) the Second Lien Loans as and when required under the Second Lien Credit Agreement (as in effect on the Closing Date), or (ii) any Permitted Second Lien Refinancing Indebtedness as and when required under the provisions of the documentation in respect thereof (provided such provisions are no less favorable in the aggregate to those set forth in the Second Lien Credit Agreement as in effect on the Closing Date).

7.10 Limitation on Transactions with Affiliates. Enter into any transaction, including, without limitation, any purchase, sale, lease or exchange of Property, the rendering of any service or the payment of any management, advisory or similar fees, with any Affiliate (other than any Loan Party) unless such transaction is (a) otherwise not prohibited under this Agreement, (b) in the ordinary course of business of Holdings, the US Borrower, the Cayman Borrower or such Subsidiary, as the case may be, and (c) upon fair and reasonable terms no less favorable to Holdings, the US Borrower, the Cayman Borrower or such Subsidiary, as the case may be, than it would obtain in a comparable arm’s length transaction with a Person that is not an Affiliate. Notwithstanding the foregoing, Holdings and its Subsidiaries may (i) pay to the Jefferies Entities fees and expenses pursuant to an agreement approved by the board of directors of the Holdings in an aggregate amount not to exceed the greater of $2,000,000 or 2% of Consolidated EBITDA in any fiscal year of Holdings, (ii) make any Restricted Payment permitted by Section 7.6, (iii) make loans and advances to officers, directors and employees permitted under Section 7.8, (iv) pay fees and compensation to, and customary indemnity and reimbursement on behalf of, its officers, directors and employees, (f) enter into employment agreements in the ordinary course of business, and (g) make sales of Capital Stock of Holdings to Affiliates of Holdings not otherwise prohibited by the Loan Documents and grant registration and other customary rights in connection therewith.

7.11 Limitation on Sales and Leasebacks. Enter into any arrangement with any Person providing for the leasing by Holdings, the US Borrower, the Cayman Borrower or any of their respective Subsidiaries of real or personal property which has been or is to be sold or transferred by Holdings, the US Borrower, the Cayman Borrower or such Subsidiary to such Person or to any other Person to whom funds have been or are to be advanced by such Person on the security of such property or rental obligations of Holdings, the US Borrower, the Cayman Borrower or such Subsidiary.

7.12 Limitation on Changes in Fiscal Periods. Permit the fiscal year of the US Borrower or the Cayman Borrower to end on a day other than December 31 or change the US Borrower’s or the Cayman Borrower’s method of determining fiscal quarters.

7.13 Limitation on Negative Pledge Clauses. Enter into or suffer to exist or become effective any agreement that prohibits or limits the ability of Holdings, the US Borrower, the Cayman Borrower or any of their respective Subsidiaries to create, incur, assume or suffer to exist any Lien upon any of its Property or revenues, whether now owned or hereafter acquired, to secure the Obligations or, in the case of any guarantor, its obligations under the Guarantee and Collateral Agreement, other than (a) this Agreement and the other Loan Documents, (b) the Second Lien Documentation, (c) the Revolving Loan Agreement and documents evidencing Permitted Revolving Credit Refinancing Indebtedness, (d) any agreements governing any purchase money Liens or Capital Lease Obligations otherwise permitted hereby (in which case, any prohibition or limitation shall only be effective against the assets financed thereby), (e) restrictions and conditions reasonably satisfactory to the Administrative Agent existing on the date hereof identified on Schedule 7.13 (but not to any amendment or modification expanding the scope or duration of, any such restriction or condition), (f) customary restrictions and conditions contained in agreements relating to the Disposition of all or substantially all of the Capital Stock or any assets of such Subsidiary permitted hereunder, (g) restrictions or conditions imposed by any agreement relating to Liens permitted by this Agreement if such restrictions or conditions apply only to the property or assets subject to such permitted Lien, (h) customary provisions in leases, licenses and other contracts restricting the assignment thereof and (i) customary restrictions in joint ventures and similar agreements.

7.14 Limitation on Restrictions on Subsidiary Distributions. Enter into or suffer to exist or become effective any consensual encumbrance or restriction on the ability of any Subsidiary to:

(a) make Restricted Payments in respect of any Capital Stock of such Subsidiary held by, or pay or subordinate any Indebtedness owed to any Loan Party;

(b) make Investments in any Loan Party; or

(c) transfer any of its assets to any Loan Party, except for such encumbrances or restrictions existing under or by reason of

(i) any restrictions existing under the Loan Documents or the Second Lien Documentation,

(ii) the Revolving Loan Agreement, and documents evidencing Permitted Revolving Loan Refinancing Indebtedness,

(iii) any restrictions with respect to a Subsidiary imposed pursuant to an agreement that has been entered into in connection with the Disposition of all or substantially all of the Capital Stock or assets of such Subsidiary,

(iv) any agreements governing any purchase money Liens or Capital Lease Obligations otherwise permitted hereby (in which case, any prohibition or limitation shall only be effective against the assets financed thereby),

(v) restrictions and conditions reasonably satisfactory to the Administrative Agent existing on the date hereof identified on Schedule 7.14 (but not to any amendment or modification expanding the scope or duration of, any such restriction or condition),

(vi) restrictions or conditions imposed by any agreement relating to Liens permitted by this Agreement if such restrictions or conditions apply only to the property or assets subject to such permitted Lien,

(vii) customary provisions in leases, licenses and other contracts restricting the assignment thereof, and

(viii) any restrictions or conditions pursuant to applicable Requirements of Law.

7.15 Limitation on Lines of Business. Enter into any business, either directly or through any Subsidiary, except for those businesses in which Holdings and its Subsidiaries are engaged on the date of this Agreement or that are reasonably related thereto.

7.16 Limitation on Amendments to Acquisition Documentation.

(a) Amend, supplement or otherwise modify (whether pursuant to a waiver granted by or to such Person or otherwise) the terms and conditions of the indemnities and licenses furnished to Holdings or any of its Subsidiaries pursuant to the Acquisition Documentation such that after giving effect thereto such indemnities or licenses shall be materially less favorable to the interests of the Loan Parties or the Lenders with respect thereto, except to the extent that such amendment, supplement or modification could not reasonably be expected to have a Material Adverse Effect or (b) otherwise amend, supplement or otherwise modify or fail to enforce the terms and conditions of the Acquisition Documentation except to the extent that any such amendment, supplement or modification or failure to enforce could not reasonably be expected to have a Material Adverse Effect.

7.17 Limitation on Activities of Holdings. In the case of Holdings, (a) conduct, transact or otherwise engage in, or commit to conduct, transact or otherwise engage in, any business or operations, or own, lease, manage or otherwise operate any properties or assets (including cash and cash equivalents), other than the ownership of shares of Capital Stock of the US Borrower, the Cayman Borrower or any other Subsidiary (including any Subsidiary created or acquired in connection with a permitted Investment) and any other matter incidental to its ownership of such Capital Stock or (b) incur, create, assume or suffer to exist any Indebtedness or other liabilities or financial obligations except as expressly permitted hereby. Nothing in this Section 7.17 shall be construed to restrict Holdings from receiving capital contributions from persons who are not Loan Parties, or from applying the proceeds thereof to Investments in the US Borrower and the Cayman Borrower or any of its Subsidiaries.

7.18 Limitation on Hedge Agreements. Enter into any Hedge Agreement other than Hedge Agreements entered into in the ordinary course of business, and not for speculative purposes.

SECTION 8. EVENTS OF DEFAULT

If any of the following events shall occur and be continuing:

(a) the US Borrower or the Cayman Borrower shall fail to pay any principal of any Loan when due in accordance with the terms hereof; or the US Borrower or the Cayman Borrower shall fail to pay any interest on any Loan, or any Loan Party shall fail to pay any other amount payable hereunder or under any other Loan Document, within five days after any such interest or other amount becomes due in accordance with the terms hereof or thereof; or

(b) any representation or warranty made or deemed made by any Loan Party herein or in any other Loan Document or that is contained in any certificate, document or financial or other statement furnished by it at any time under or in connection with this Agreement or any such other Loan Document shall prove to have been inaccurate in any material respect on or as of the date made or deemed made or furnished; or

(c) any Loan Party shall default in the observance or performance of any agreement contained in clause (i) or (ii) of Section 6.4(a) (with respect to Holdings, the

US Borrower and the Cayman Borrower only), Section 6.7(a), Section 6.15 or Section 7, or in Sections 5.4(a), 5.6, 5.8 and 5.9 of the Guarantee and Collateral Agreement, or any corresponding covenant contained in any Foreign Security Agreement; or

(d) any Loan Party shall default in the observance or performance of any other agreement contained in this Agreement or any other Loan Document (other than as provided in paragraphs (a) through (c) of this Section), and such default shall continue unremedied for a period of 30 days; or

(e) Holdings, the US Borrower, the Cayman Borrower or any of their respective Subsidiaries shall (i) default in making any payment of any principal of any Indebtedness (including, without limitation, any Guarantee Obligation, but excluding the Loans) on the scheduled or original due date with respect thereto; or (ii) default in making any payment of any interest on any such Indebtedness beyond the period of grace, if any, provided in the instrument or agreement under which such Indebtedness was created; or (iii) default in the observance or performance of any other agreement or condition relating to any such Indebtedness or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event shall occur or condition exist, the effect of which default or other event or condition is to cause, or to permit the holder or beneficiary of such Indebtedness (or a trustee or agent on behalf of such holder or beneficiary) to cause, with the giving of notice if required, such Indebtedness to become due prior to its stated maturity or to become subject to a mandatory offer to purchase by the obligor thereunder or (in the case of any such Indebtedness constituting a Guarantee Obligation) to become payable; provided, that a default, event or condition described in clause (i), (ii) or (iii) of this paragraph (e) shall not at any time constitute an Event of Default unless, at such time, one or more defaults, events or conditions of the type described in clauses (i), (ii) and (iii) of this paragraph (e) shall have occurred and be continuing with respect to (1) the Second Lien Loans, any Permitted Second Lien Refinancing Indebtedness, or the loans under the Revolving Loan Agreement, in each case regardless of the principal amount thereof or (2) any Indebtedness the outstanding principal amount of which exceeds in the aggregate $15,000,000; or

(f) (i) Holdings, the US Borrower, the Cayman Borrower or any of their respective Subsidiaries shall commence any application, case, proceeding or other action (A) under any existing or future law of any jurisdiction, domestic or foreign, relating to bankruptcy, insolvency, voluntary arrangement, scheme of arrangement, moratorium, reorganization or relief of debtors, seeking to have an order for relief entered with respect to it, or seeking to adjudicate it as bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, winding-up, liquidation, dissolution, composition or other relief with respect to it or its debts, or (B) seeking appointment of a liquidator, receiver, interim receiver, receiver-manager, administrator, trustee, custodian, conservator or other similar official for it or for all or any substantial part of its assets, or Holdings, the US Borrower, the Cayman Borrower or any of their respective Subsidiaries shall make a general assignment for the benefit of its creditors; or (ii) there shall be commenced against Holdings, the US Borrower, the Cayman Borrower or any of their respective Subsidiaries any case, proceeding or other action of a nature referred to in clause (i) above that (A) results in the entry of an order for relief or any such adjudication or appointment or

(B) remains undismissed, undischarged or unbonded for a period of 60 days; or (iii) Holdings, the US Borrower, the Cayman Borrower or any of their respective Subsidiaries shall take any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any of the acts set forth in clause (i) or (ii) above;

(i) any of the following occurs in respect of any UK Guarantor:

(A) it is, or is deemed for the purposes of any applicable law to be, unable to pay its debts as they fall due or not otherwise Solvent;

(B) it admits its insolvency or its inability to pay its debts as they fall due;

(C) it suspends making payments on any of its debts or announces an intention to do so;

(D) by reason of actual or anticipated financial difficulties, it begins negotiations with any creditor for the rescheduling or restructuring of any its indebtedness; or

(E) a moratorium is declared or instituted in respect of any of its indebtedness; if a moratorium occurs in respect of any UK Guarantor, the ending of the moratorium will not remedy any Event of Default caused by the moratorium; or

(ii) except as provided below, any of the following occurs in respect of any UK Guarantor:

(A) any step is taken with a view to a moratorium or a composition, assignment or similar arrangement with any of its creditors;

(B) a meeting of its shareholders, directors or other officers is convened for the purpose of considering any resolution for, to petition for or to file documents with a court or any registrar for its winding-up, administration or dissolution or for the seeking of relief under any applicable bankruptcy, insolvency, company or similar law or any such resolution is passed;

(C) any person presents a petition or files documents with a court or any registrar for its winding-up, administration or dissolution or seeking relief under any applicable bankruptcy, insolvency, company or similar law;

(D) an order for its winding-up, administration or dissolution is made or other relief is granted under any applicable bankruptcy, insolvency, company or similar law;

(E) any liquidator, trustee in bankruptcy, judicial custodian, compulsory manager, receiver, administrative receiver, administrator or similar officer is appointed in respect of it or any of its assets;

(F) its shareholders, directors or other officers request the appointment of, or give notice of their intention to appoint, a liquidator, trustee in bankruptcy, judicial custodian, compulsory manager, receiver, administrative receiver, administrator or similar officer in respect of it or any of its assets; or

(G) enforcement of any Collateral over any of its assets having an aggregate value in excess of $500,000.

This sub-paragraph does not apply to a petition for winding-up presented by a creditor which is being contested in good faith and with due diligence and is discharged or struck out within 30 days.

(g) (i) there shall be commenced against Holdings, the US Borrower, the Cayman Borrower or any of their respective Subsidiaries any case, proceeding or other action seeking issuance of a warrant of attachment, execution, possession, foreclosure, distraint or similar process against all or any substantial part of its assets that results in the entry of an order for any such relief that shall not have been vacated, discharged, or stayed or bonded pending appeal within 60 days from the entry thereof; or (ii) Holdings, the US Borrower, the Cayman Borrower or any of their respective Subsidiaries shall generally not, or shall be unable to, or shall admit in writing its inability, pay its debts as they become due;

(h) (i) any Person shall engage in any “prohibited transaction” (as defined in Section 406 of ERISA or Section 4975 of the Code) involving any Plan, (ii) any “accumulated funding deficiency” (as defined in Section 302 of ERISA), or any failure by any Plan that is subject to Title IV of ERISA to satisfy the minimum funding standards (within the meaning of Section 412 of the Code or Section 302 of ERISA), whether or not waived, shall exist with respect to any Plan, or any Lien in favor of the PBGC or a Plan shall arise on the assets of the US Borrower, the Cayman Borrower or any Commonly Controlled Entity, (iii) a Reportable Event shall occur with respect to, or proceedings shall commence to have a trustee appointed, or a trustee shall be appointed, to administer or to terminate, any Single Employer Plan, which Reportable Event or commencement of proceedings or appointment of a trustee is, in the reasonable opinion of the Required Lenders, likely to result in the termination of such Plan for purposes of Title IV of ERISA, (iv) any Single Employer Plan shall terminate for purposes of Title IV of ERISA, (v) on and after the effectiveness of the Pension Act, there is a determination that any Plan that is subject to Title IV of ERISA is, or is expected to be, in “at risk” status (within the meaning of Title IV of ERISA); (vi) the US Borrower, the Cayman Borrower or any Commonly Controlled Entity shall, or in the reasonable opinion of the Required Lenders shall be likely to, incur any liability in connection with a withdrawal from, or the Insolvency or Reorganization of, a Multiemployer Plan; (vii) the US Borrower, the Cayman Borrower or any of their respective Subsidiaries or any

Commonly Controlled Entity shall be required to make during any fiscal year of the US Borrower or the Cayman Borrower payments pursuant to any employee welfare benefit plan (as defined in Section 3.1 of ERISA) that provides benefits to retired employees (or their dependents) that, in the aggregate, exceed the amount set forth on Schedule 8(g)(i) with respect to such fiscal year, (viii) the US Borrower, the Cayman Borrower or any of their respective Subsidiaries or any Commonly Controlled Entity shall be required to make during any fiscal year of the US Borrower or the Cayman Borrower contributions to any defined benefit pension plan subject to Title IV of ERISA (including any Multiemployer Plan) that, in the aggregate, exceed the amount set forth on Schedule 8(g)(ii) with respect to such fiscal year or (ix) any other similar event or condition shall occur or exist with respect to a Plan; (x) any Loan Party terminates any applicable Canadian Pension Plan or Canadian Benefit Plan, which has a defined benefit component; (xi) any event providing grounds to terminate or wind up a Canadian Pension Plan or Canadian Benefit Plan, which has a defined benefit component, in whole or in part by order of any applicable regulatory authority shall occur; (xii) any event or condition occurs which would permit the applicable regulator to appoint a trustee or similar Person to administer a Canadian Pension Plan or Canadian Benefit Plan, which has a defined benefit component; or (xiii) any Loan Party shall fail to make any contributions when due to a Canadian Pension Plan, a Canadian Benefit Plan or a Canadian multi-employer pension plan; and in each case in clauses (i) through (xiii) above, such event or condition, together with all other such events or conditions, if any, could, in the sole judgment of the Required Lenders, reasonably be expected to have a Material Adverse Effect; or

(i) one or more judgments or decrees shall be entered against any Loan Party involving for the Loan Parties taken as a whole a liability (not paid or fully covered by insurance as to which the relevant insurance company has acknowledged coverage) of $15,000,000 or more in the aggregate at any one time, and all such judgments or decrees shall not have been vacated, discharged, stayed or bonded pending appeal within 30 days from the entry thereof; or

(j) any of the Security Documents executed as required by this Agreement shall cease, for any reason (other than by reason of the express release thereof pursuant to Section 10.15 or failure of the Administrative Agent, the UK Security Agent, the UAE Security Agent or any Secured Party to take any action within its sole control), to be in full force and effect, or any Loan Party or any Affiliate of any Loan Party shall so assert, or any Lien created by any of the Security Documents shall cease to be enforceable and of the same effect and priority purported to be created thereby; or

(k) the guarantee contained in Section 2 of the Guarantee and Collateral Agreement or in any Foreign Security Agreement executed as required by this Agreement shall cease, for any reason (other than by reason of the express release thereof pursuant to Section 10.15), to be in full force and effect or any Loan Party or any Affiliate of any Loan Party shall so assert; or

(l) any of the ABL Intercreditor Agreement or the Second Lien Intercreditor Agreement shall cease, for any reason to be in full force and effect, or any Loan Party or any Affiliate of any Loan Party shall so assert; or

(m) in relation to any UAE Guarantor, with regards to Art VII (j), on Part (A), under Article 645 (1) of the UAE Commercial Transaction Code, any UAE Guarantor fails to pay its commercial debts when payable due to an unstable financial position and poor credit;

(n) in relation to any Singapore Guarantor, with regards to Section 254(2) of the Singapore Companies Act, any Singapore Guarantor is deemed unable to pay its debt if a creditor who is owed at least S$10,000 serves a demand at the registered office of such Singapore Guarantor and such demand is unpaid for 3 weeks; or

(o) any Change of Control shall occur;

then, and in any such event, (A) if such event is an Event of Default specified in clause (i) or (ii) of paragraph (f) above with respect to the US Borrower or the Cayman Borrower, automatically the Commitments shall immediately terminate and the Loans hereunder (with accrued interest thereon) and all other amounts owing under this Agreement and the other Loan Documents shall immediately become due and payable, and (B) if such event is any other Event of Default, with the consent of the Required Lenders, the Administrative Agent may, or upon the request of the Required Lenders, the Administrative Agent shall, by notice to the Borrowers, declare the Loans hereunder (with accrued interest thereon) and all other amounts owing under this Agreement and the other Loan Documents to be due and payable forthwith, whereupon the same shall immediately become due and payable.

SECTION 9. THE AGENTS; THE ARRANGER

9.1 Appointment. Each Lender hereby irrevocably designates and appoints the Agents as the agents of such Lender under this Agreement and the other Loan Documents, and each Lender irrevocably authorizes each Agent, in such capacity, to take such action on its behalf under the provisions of this Agreement and the other Loan Documents and to exercise such powers and perform such duties as are expressly delegated to such Agent by the terms of this Agreement and the other Loan Documents, together with such other powers as are reasonably incidental thereto. Notwithstanding any provision to the contrary elsewhere in this Agreement, no Agent shall have any duties or responsibilities, except those expressly set forth herein, or any fiduciary relationship with any Lender, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Loan Document or otherwise exist against any Agent.

9.2 Delegation of Duties. Each Agent may execute any of its duties under this Agreement and the other Loan Documents by or through agents or attorneys-in-fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties. No Agent shall be responsible for the negligence or misconduct of any agents or attorneys-in-fact selected by it with reasonable care.

9.3 Exculpatory Provisions. Neither the Arrangers, any Agent nor any of its officers, directors, employees, agents, attorneys-in-fact or affiliates shall be (i) liable for any action lawfully taken or omitted to be taken by it or such Person under or in connection with this Agreement or any other Loan Document (except to the extent that any of the foregoing are found by a final and nonappealable decision of a court of competent jurisdiction to have resulted from its or such Person’s own gross negligence or willful misconduct) or (ii) responsible in any manner to any of the Lenders for any recitals, statements, representations or warranties made by any Loan Party or any officer thereof contained in this Agreement or any other Loan Document or in any certificate, report, statement or other document referred to or provided for in, or received by the Arrangers or the Agents under or in connection with, this Agreement or any other Loan Document or for the value, validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Loan Document or for any failure of any Loan Party to perform its obligations hereunder or thereunder. The Agents shall not be under any obligation to any Lender to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any other Loan Document, or to inspect the properties, books or records of any Loan Party.

9.4 Reliance by Agents. Each Agent shall be entitled to rely, and shall be fully protected in relying, upon any instrument, writing, resolution, notice, consent, certificate, affidavit, letter, telecopy, telex or teletype message, statement, order or other document or conversation believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons and upon advice and statements of legal counsel (including, without limitation, counsel to the Loan Parties), independent accountants and other experts selected by such Agent. The Agents may deem and treat the payee of any Note as the owner thereof for all purposes unless such Note shall have been transferred in accordance with Section 10.6 and all actions required by such Section in connection with such transfer shall have been taken. Each Agent shall be fully justified in failing or refusing to take any action under this Agreement or any other Loan Document unless it shall first receive such advice or concurrence of the Required Lenders (or, if so specified by this Agreement, all Lenders or any other instructing group of Lenders specified by this Agreement) as it deems appropriate or it shall first be indemnified to its satisfaction by the Lenders against any and all liability and expense that may be incurred by it by reason of taking or continuing to take any such action. Each Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement and the other Loan Documents in accordance with a request of the Required Lenders (or, if so specified by this Agreement, all Lenders or any other instructing group of Lenders specified by this Agreement), and such request and any action taken or failure to act pursuant thereto shall be binding upon all the Lenders and all future holders of the Loans.

9.5 Notice of Default. No Agent shall be deemed to have knowledge or notice of the occurrence of any Default or Event of Default hereunder unless such Agent shall have received notice from a Lender, Holdings, the US Borrower or the Cayman Borrower referring to this Agreement, describing such Default or Event of Default and stating that such notice is a “notice of default”. In the event that the Administrative Agent shall receive such a notice, the Administrative Agent shall give notice thereof to the Lenders. The Administrative Agent shall take such action with respect to such Default or Event of Default as shall be reasonably directed by the Required Lenders (or, if so specified by this Agreement, all Lenders or any other instructing group of Lenders specified by this Agreement); provided that unless and until the

Administrative Agent shall have received such directions, the Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable in the best interests of the Lenders.

9.6 Non-Reliance on the Arrangers, the Agents and Other Lenders. Each Lender expressly acknowledges that neither the Arrangers, any of the Agents nor any of their respective officers, directors, employees, agents, attorneys and other advisors, partners, attorneys-in-fact or affiliates have made any representations or warranties to it and that no act by any Agent hereafter taken, including any review of the affairs of a Loan Party or any affiliate of a Loan Party, shall be deemed to constitute any representation or warranty by the Arrangers, any Agent to any Lender. Each Lender represents to the Agents and the Arrangers that it has, independently and without reliance upon the Arrangers, any Agent or any other Lender, and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, operations, property, financial and other condition and creditworthiness of the Loan Parties and their affiliates and made its own decision to make its Loans hereunder and enter into this Agreement. Each Lender also represents that it will, independently and without reliance upon the Arrangers, any Agent or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement and the other Loan Documents, and to make such investigation as it deems necessary to inform itself as to the business, operations, property, financial and other condition and creditworthiness of the Loan Parties and their affiliates. Except for notices, reports and other documents expressly required to be furnished to the Lenders by the Administrative Agent hereunder, no Arranger and no Agent shall have any duty or responsibility to provide any Lender with any credit or other information concerning the business, operations, property, condition (financial or otherwise), prospects or creditworthiness of any Loan Party or any affiliate of a Loan Party that may come into the possession of the Arrangers or Agents or any of its officers, directors, employees, agents, attorneys and other advisors, partners, attorneys-in-fact or affiliates.

9.7 Indemnification. The Lenders agree to indemnify each Arranger and each Agent in its capacity as such (to the extent not reimbursed by Holdings, either Borrower and without limiting the obligation of Holdings or the Borrowers to do so), ratably according to their respective Aggregate Exposure Percentages in effect on the date on which indemnification is sought under this Section (or, if indemnification is sought after the date upon which the Commitments shall have terminated and the Loans shall have been paid in full, ratably in accordance with such Aggregate Exposure Percentages immediately prior to such date), for, and to save each Arranger and each Agent harmless from and against, any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind whatsoever that may at any time (including, without limitation, at any time following the payment of the Loans) be imposed on, incurred by or asserted against such Arranger or such Agent in any way relating to or arising out of, the Commitments, this Agreement, any of the other Loan Documents, the Acquisition Documentation, or any documents contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby or any action taken or omitted by such Arranger or such Agent under or in connection with any of the foregoing; provided that no Lender shall be liable for the payment of any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements that are found by a final and nonappealable decision of a court of competent jurisdiction to have resulted solely and proximately from such Arranger’s or such Agent’s gross negligence or willful misconduct. The agreements in this Section shall survive the payment of the Loans and all other amounts payable hereunder.

9.8 Arrangers and Agents in their Individual Capacities. Each Arranger and each Agent and its affiliates may make loans to, accept deposits from and generally engage in any kind of business with any Loan Party as though such Arranger or such Agent were not an Arranger or an Agent. With respect to its Loans made or renewed by it, each Arranger and each Agent shall have the same rights and powers under this Agreement and the other Loan Documents as any Lender and may exercise the same as though it were not an Arranger or an Agent, and the terms “Lender” and “Lenders” shall include the Arranger and the Agent in their individual capacities.

9.9 Successor Administrative Agent and UK Security Agent. (a) The Administrative Agent may resign as Administrative Agent upon 10 days’ notice to the Lenders and the Borrowers. If the Administrative Agent shall resign as Administrative Agent under this Agreement and the other Loan Documents, then the Required Lenders shall appoint from among the Lenders a successor agent for the Lenders, which successor agent shall (unless an Event of Default under Section 8(a) or Section 8(f) with respect to the Borrowers shall exist and be continuing) be subject to approval by the Borrowers (which approval shall not be unreasonably withheld or delayed), whereupon such successor agent shall succeed to the rights, powers and duties of the Administrative Agent, and the term “Administrative Agent” shall mean such successor agent effective upon such appointment and approval, and the former Administrative Agent’s rights, powers and duties as Administrative Agent shall be terminated, without any other or further act or deed on the part of such former Administrative Agent or any of the parties to this Agreement or any holders of the Loans. If no successor agent has accepted appointment as Administrative Agent by the date that is 10 days following a retiring Administrative Agent’s notice of resignation, the retiring Administrative Agent’s resignation shall nevertheless thereupon become effective, and the Lenders shall assume and perform all of the duties of the Administrative Agent hereunder until such time, if any, as the Required Lenders appoint a successor agent as provided for above. The Syndication Agent may, at any time, by notice to the Lenders and the Administrative Agent, resign as Syndication Agent hereunder, whereupon the duties, rights, obligations and responsibilities of the Syndication Agent hereunder shall automatically be assumed by, and inure to the benefit of, the Administrative Agent, without any further act by the Arrangers, any Agent or any Lender. After any retiring Agent’s resignation as Agent, the provisions of this Section 9 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Agent under this Agreement and the other Loan Documents.

(b) The UK Security Agent may resign as UK Security Agent upon 10 days’ notice to the Lenders and the Borrowers. If the UK Security Agent shall resign as UK Security Agent under this Agreement and the other Loan Documents, then the majority of the UK Term Loan Lenders shall appoint from among the UK Term Loan Lenders a successor agent for the UK Term Loan Lenders, which successor agent shall (unless an Event of Default under Section 8(a) or Section 8(f) with respect to the Borrowers shall exist and be continuing) be subject to approval by the Borrowers (which approval shall not be unreasonably withheld or delayed), whereupon such successor agent shall succeed to the rights, powers and duties of the UK Security Agent, and the term “UK Security Agent” shall mean such successor agent effective upon such appointment and approval, and the former UK Security Agent’s rights, powers and duties as UK Security Agent shall be terminated, without any other or further act or deed on the part of such former UK Security Agent or any of the parties to this Agreement or any holders of the Loans. If no successor agent has accepted appointment as UK Security Agent by the date that is 10 days following a retiring UK Security Agent’s notice of resignation, the retiring UK Security Agent’s resignation shall nevertheless thereupon become effective, and the UK Term Loan Lenders shall assume and perform all of the duties of the UK Security Agent hereunder until such time, if any, as the majority of the UK Term Loan Lenders appoint a successor agent as provided for above.

9.10 Authorization to Release Liens and Guarantees. Each of Administrative Agent and the UK Security Agent is hereby irrevocably authorized by each of the Lenders to effect any release of Liens or guarantee obligations contemplated by Section 10.15.

9.11 The Arrangers; the Syndication Agent. The Arrangers and the Syndication Agent, in their respective capacities as such, shall have no duties or responsibilities, and shall incur no liability, under this Agreement and the other Loan Documents.

9.12 Withholding Tax.

(a) To the extent required by any applicable law, the Administrative Agent may withhold from any interest payment to any Lender an amount equivalent to any applicable withholding tax. If the forms or other documentation required by Section 2.20 are not delivered to the Administrative Agent, then the Administrative Agent may withhold from any interest payment to any Lender not providing such forms or other documentation, a maximum amount of the applicable withholding tax.

(b) If the Internal Revenue Service or any authority of the United States or any other taxing jurisdiction asserts a claim that the Administrative Agent did not properly withhold tax from amounts paid to or for the account of any Lender (because the appropriate form was not delivered, was not properly executed, or because such Lender failed to notify the Administrative Agent of a change in circumstances which rendered the exemption from, or reduction of, withholding tax ineffective, or for any other reason), such Lender shall indemnify the Administrative Agent fully for all amounts paid, directly or indirectly, by the Administrative Agent as tax or otherwise, including penalties and interest, together with all expenses incurred, including legal expenses, allocated staff costs and any out of pocket expenses.

(c) If any Lender sells, assigns, grants a participation in, or otherwise transfers its rights under this Agreement, the purchaser, assignee, participant or transferee, as applicable, shall comply and be bound by the terms of Sections 2.20 and 9.12; provided that with respect to any Participant, as set forth in Section 10.6(b), such Participant shall only be required to comply with the requirements of Sections 2.20 and 9.12 if such Participant seeks to obtain the benefits of Section 2.20.

SECTION 10. MISCELLANEOUS

10.1 Amendments and Waivers. Neither this Agreement or any other Loan Document (other than the Fee Letter), nor any terms hereof or thereof may be amended,

supplemented or modified except in accordance with the provisions of this Section 10.1. The Required Lenders and each Loan Party party to the relevant Loan Document may, or (with the written consent of the Required Lenders) the Administrative Agent and each Loan Party party to the relevant Loan Document may, from time to time, (a) enter into written amendments, supplements or modifications hereto and to the other Loan Documents (including amendments and restatements hereof or thereof) for the purpose of adding any provisions to this Agreement or the other Loan Documents or changing in any manner the rights of the Lenders or of the Loan Parties hereunder or thereunder or (b) waive, on such terms and conditions as may be specified in the instrument of waiver, any of the requirements of this Agreement or the other Loan Documents or any Default or Event of Default and its consequences; provided, however, that no such waiver and no such amendment, supplement or modification shall:

(i) forgive the principal amount or extend the final scheduled date of maturity of any Loan, extend the scheduled date of any amortization payment in respect of any Term Loan, reduce the stated rate of any interest (other than the waiver of default interest) or fee payable hereunder or extend the scheduled date of any payment thereof, or increase the amount or extend the expiration date of any Commitment of any Lender, in each case without the consent of each Lender directly affected thereby;

(ii) amend, modify or waive any provision of this Section or reduce any percentage specified in the definition of Required Lenders, consent to the assignment or transfer by the US Borrower or the Cayman Borrower of any of its rights and obligations under this Agreement and the other Loan Documents, release all or substantially all of the Collateral or release from their guarantee obligations the Subsidiary Guarantors and/or the Foreign Subsidiary Guarantors constituting all or substantially all of the value of the guarantees under the Security Documents, in each case without the consent of all Lenders;

(iii) [Reserved];

(iv) reduce the percentage specified in the definition of Majority Facility Lenders with respect to any Facility without the written consent of all Lenders under such Facility;

(v) amend, modify or waive any provision of Section 9 or any other provision affecting the rights, duties and obligations of any Arranger or any Agent without the consent of the Arranger or Agent directly affected thereby;

(vi) [Reserved];

(vii) amend, modify or waive the pro rata provisions of Section 2.18 without the consent of each Lender directly affected thereby;

(viii) [Reserved];

(ix) impose restrictions on assignments and participations that are more restrictive than, or additional to, those set forth in Section 10.6

Any such waiver and any such amendment, supplement or modification shall apply equally to each of the Lenders and shall be binding upon the Loan Parties, the Lenders, the Arrangers, the Agents and all future holders of the Loans. In the case of any waiver, the Loan Parties, the Lenders, the Arrangers and the Agents shall be restored to their former position and rights hereunder and under the other Loan Documents, and any Default or Event of Default waived shall be deemed to be cured and not continuing; but no such waiver shall extend to any subsequent or other Default or Event of Default, or impair any right consequent thereon. Any such waiver, amendment, supplement or modification shall be effected by a written instrument signed by the parties required to sign pursuant to the foregoing provisions of this Section; provided, that delivery of an executed signature page of any such instrument by facsimile transmission shall be effective as delivery of a manually executed counterpart thereof.

Notwithstanding the foregoing, this Agreement and any other Loan Document may be amended (or amended and restated) with the written consent of the Required Lenders, the Administrative Agent and each Loan Party party to each relevant Loan Document (x) to add one or more additional credit facilities to this Agreement and to permit the extensions of credit from time to time outstanding thereunder and the accrued interest and fees in respect thereof (collectively, the “Additional Extensions of Credit”) to share ratably in the benefits of this Agreement and the other Loan Documents with the Term Loans and the accrued interest and fees in respect thereof and (y) to include appropriately the Lenders holding such credit facilities in any determination of the Required Lenders; provided, however, that no such amendment shall permit the Additional Extensions of Credit to share ratably with or with preference to the Loans in the application of mandatory prepayments without the consent of the Majority Facility Lenders.

In addition, notwithstanding the foregoing, this Agreement may be amended with the written consent of the Administrative Agent, the US Borrower, the Cayman Borrower and the Lenders providing the relevant Replacement Term Loans (as defined below) to permit the refinancing of all outstanding US Term Loans and/or UK Term Loans (“Refinanced Term Loans”) with a replacement term loan tranche (“Replacement Term Loans”) hereunder, provided that (a) the aggregate principal amount of such Replacement Term Loans shall not exceed the aggregate principal amount of such Refinanced Term Loans, (b) the Applicable Margin for such Replacement Term Loans shall not be higher than the Applicable Margin for such Refinanced Term Loans, (c) the Weighted Average Life to Maturity of such Replacement Term Loans shall not be shorter than the Weighted Average Life to Maturity of such Refinanced Term Loans at the time of such refinancing (except to the extent of nominal amortization for periods where amortization has been eliminated as a result of prepayment of the applicable Term Loans) and (d) all other terms applicable to such Replacement Term Loans shall be substantially identical to, or less favorable to the Lenders providing such Replacement Term Loans than those applicable to such Refinanced Term Loans, except to the extent necessary to provide for covenants and other terms applicable to any period after the latest final maturity of the Term Loans in effect immediately prior to such refinancing.

10.2 Notices. All notices, requests and demands to or upon the respective parties hereto to be effective shall be in writing (including by telecopy), and, unless otherwise expressly provided herein, shall be deemed to have been duly given or made when delivered, or three Business Days after being deposited in the mail, postage prepaid, or, in the case of telecopy notice, when received, addressed (a) in the case of Holdings, the US Borrower, the Cayman Borrower, the Arrangers and the Agents, as follows, (b) in the case of the Lenders, as set forth in an administrative questionnaire delivered to the Administrative Agent or on Schedule I to the Lender Addendum to which such Lender is a party or, in the case of a Lender which becomes a party to this Agreement pursuant to an Assignment and Acceptance, in such Assignment and Acceptance, or (c) in the case of any party, to such other address as such party may hereafter notify to the other parties hereto:

Holdings:	Edgen Murray II L.P. c/o Edgen Murray Corporation 18444 Highland Road
Baton Rouge, Louisiana 70809 Attention: David L. Laxton, III Telecopy: 225.756.7953
Telephone: 225.756.7223 with a copy to

Dechert LLP
Cira Centre
2929 Arch Street Philadelphia, Pennsylvania 19104 Attention: Sarah B. Gelb
Telecopy: 215.994.2222 Telephone: 215.994.4000

The US Borrower:	Edgen Murray Corporation
18444 Highland Road
Baton Rouge, Louisiana 70809
Attention: David L. Laxton, III Telecopy: 225.756.7953 Telephone: 225.756.7223 with a copy to

Dechert LLP Cira Centre 2929 Arch Street
Philadelphia, Pennsylvania 19104 Attention: Sarah B. Gelb Telecopy: 215.994.2222
Telephone: 215.994.4000

The Cayman Borrower:	Edgen Murray Cayman Corporation Zephyr House 122 Mary Street
Georgetown Grand Cayman KY1-1107 Cayman Islands
Telecopy: 345.949.8460 Telephone: 345.949.4544

with a copy to:

Dechert LLP Cira Centre
2929 Arch Street Philadelphia, Pennsylvania 19104 Attention: Sarah B. Gelb
Telecopy: 215.994.2222 Telephone: 215.994.4000

The Administrative Agent:	Lehman Commercial Paper Inc. 745 Seventh Avenue New York, New York 10019
Attention: Maria Lund Telecopy: 646.834.4991 Telephone: 212.526.1456 with a copy to

Latham & Watkins LLP 885 Third Avenue
New York, New York 10022 Attention: Christopher R. Plaut Telecopy: 212.751.4864
Telephone: 212.906.1262

The UK Security Agent:	Lehman Commercial Paper Inc. 745 Seventh Avenue New York, New York 10019
Attention: Maria Lund Telecopy: 646.834.4991 Telephone: 212.526.1456 with a copy to

Latham & Watkins LLP 885 Third Avenue
New York, New York 10022 Attention: Christopher R. Plaut Telecopy: 212.751.4864
Telephone: 212.906.1262

provided that any notice, request or demand to or upon any Arranger, any Agent or any Lender shall not be effective until received.

10.3 No Waiver; Cumulative Remedies. No failure to exercise and no delay in exercising, on the part of any Agent or any Lender, any right, remedy, power or privilege hereunder or under the other Loan Documents shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

10.4 Survival of Representations and Warranties. All representations and warranties made herein, in the other Loan Documents and in any document, certificate or statement delivered pursuant hereto or in connection herewith shall survive the execution and delivery of this Agreement and the making of the Loans and other extensions of credit hereunder.

10.5 Payment of Expenses. Each of the US Borrower and the Cayman Borrower agrees, jointly and severally, (a) to pay or reimburse the Arrangers and the Agents for all their reasonable out-of-pocket costs and expenses incurred in connection with the syndication of the Facilities (other than fees payable to syndicate members) and the development, preparation and execution of, and any amendment, supplement or modification to, this Agreement and the other Loan Documents and any other documents prepared in connection herewith or therewith, and the consummation and administration of the transactions contemplated hereby and thereby, including, without limitation, the reasonable fees and disbursements and other charges of counsel to the Administrative Agent, the UK Security Agent, the UAE Security Agent and the charges of Intralinks, (b) to pay or reimburse each Lender, the Arrangers and the Agents for all their costs and expenses incurred in connection with the enforcement or preservation of any rights under this Agreement, the other Loan Documents and any other documents prepared in connection herewith or therewith, including, without limitation, the fees and disbursements of counsel to each Lender and of counsel to the Agents, (c) to pay, indemnify, or reimburse each Lender, the Arrangers and the Agents for, and hold each Lender, the Arrangers and the Agents harmless from, any and all recording and filing fees and any and all liabilities with respect to, or resulting from any delay in paying, stamp, excise and other taxes, if any, which may be payable or determined to be payable in connection with the execution and delivery of, or consummation or administration of any of the transactions contemplated by, or any amendment, supplement or modification of, or any waiver or consent under or in respect of, this Agreement, the other Loan Documents and any such other documents, and (d) to pay, indemnify or reimburse each Lender, each Arranger, each Agent, their respective affiliates, and their respective officers, directors, trustees, employees, affiliates, shareholders, attorneys and other advisors, agents and controlling persons (each, an “Indemnitee”) for, and hold each Indemnitee harmless from and against any and all other liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever with respect to the execution, delivery, enforcement, performance and administration of this Agreement, the other Loan Documents and any such other documents, including, without limitation, any of the foregoing relating to the use of proceeds of the Loans or the violation of, noncompliance with or liability under, any Environmental Law applicable to the operations of Holdings, the US Borrower, the Cayman Borrower any of their respective Subsidiaries or any of the Properties or the use by unauthorized persons of information or other materials sent through electronic, telecommunications or other information transmission systems that are intercepted by such persons and the fees and disbursements and other charges of legal counsel in connection with claims, actions or proceedings by any Indemnitee against the US Borrower or the Cayman Borrower hereunder (all the foregoing in this clause (d), collectively, the “Indemnified Liabilities”), provided, that neither the US Borrower nor the Cayman Borrower shall have any obligation under this Section 10.5 to any Indemnitee with respect to Indemnified Liabilities to the extent such Indemnified Liabilities are found by a final and nonappealable decision of a court of competent jurisdiction to have resulted from the gross negligence or willful misconduct of such Indemnitee. No Indemnitee shall be liable for any damages arising from the use by unauthorized persons of Information or other materials sent through electronic, telecommunications or other information transmission systems that are intercepted by such persons or for any special, indirect, consequential or punitive damages in connection with the Facilities. Without limiting the foregoing, and to the extent permitted by applicable law, each of the US Borrower and the Cayman Borrower agrees not to assert and to cause their respective Subsidiaries not to assert, and hereby waives and agrees to cause their respective Subsidiaries so to waive, all rights for contribution or any other rights of recovery with respect to all claims, demands, penalties, fines, liabilities, settlements, damages, costs and expenses of whatever kind or nature, under or related to Environmental Laws, that any of them might have by statute or otherwise against any Indemnitee. All amounts due under this Section shall be payable not later than (i) with respect to amounts incurred prior to the Closing Date, on the Closing Date to the extent invoiced and (ii) with respect to all other amounts, 30 days after written demand thereof, in each case accompanied by a customary invoice. Statements payable by the US Borrower or the Cayman Borrower pursuant to this Section shall be submitted to the address of the US Borrower or the Cayman Borrower set forth in Section 10.2, or to such other Person or address as may be hereafter designated by the US Borrower or the Cayman Borrower in a notice to the Administrative Agent. The agreements in this Section shall survive repayment of the Loans and all other amounts payable hereunder.

10.6 Successors and Assigns; Participations and Assignments.

(a) This Agreement shall be binding upon and inure to the benefit of Holdings, the US Borrower, the Cayman Borrower, the Lenders, the Arrangers, the Agents, all future holders of the Loans and their respective successors and assigns, except that none of Holdings, the US Borrower or the Cayman Borrower may assign or transfer any of their respective rights or obligations under this Agreement without the prior written consent of the Arrangers, the Agents and each Lender.

(b) Any Lender may, without the consent of the US Borrower, the Cayman Borrower, the Administrative Agent or any other Person, in accordance with applicable law, at any time sell to one or more banks, financial institutions or other entities (each, a “Participant”) participating interests in any Loan owing to such Lender, any Commitment of such Lender or any other interest of such Lender hereunder and under the other Loan Documents. In the event of any such sale by a Lender of a participating interest to a Participant, such Lender’s obligations under this Agreement to the other parties to this Agreement shall remain unchanged, such Lender shall remain solely responsible for the performance thereof, such Lender shall remain the holder of any such Loan for all purposes under this Agreement and the other Loan Documents, and the Borrowers and the Agents shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement and the other Loan Documents. In no event shall any Participant under any such participation have any right to approve any amendment or waiver of any provision of any Loan Document, or any consent to any departure by any Loan Party therefrom, except to the extent that such amendment, waiver or consent would require the consent of all Lenders pursuant to Section 10.1. Each Borrower agrees that if amounts outstanding under this Agreement and the Loans are due or unpaid, or shall have been declared or shall have become due and payable upon the occurrence of an Event of Default, each Participant shall, to the maximum extent permitted by applicable law, be deemed to have the right of setoff in respect of its participating interest in amounts owing under this Agreement to the same extent as if the amount of its participating interest were owing directly to it as a Lender under this Agreement, provided that, in purchasing such participating interest, such Participant shall be deemed to have agreed to share with the Lenders the proceeds thereof as provided in Section 10.7(a) as fully as if such Participant were a Lender hereunder. The Borrowers also agree that each Participant shall be entitled to the benefits of Sections 2.19, 2.20 and 2.21 with respect to its participation in the Commitments and the Loans outstanding from time to time as if such Participant were a Lender; provided that, in the case of Section 2.20, such Participant shall have complied with the requirements of said Section and Section 9.12, and provided, further, that no Participant shall be entitled to receive any greater amount pursuant to any such Section than the transferor Lender would have been entitled to receive in respect of the amount of the participation transferred by such transferor Lender to such Participant had no such transfer occurred.

(c) Any Lender (an “Assignor”) may, in accordance with applicable law and upon written notice to the Administrative Agent, at any time and from time to time assign to any Lender or any affiliate, Related Fund or Control Investment Affiliate thereof or, with the consent of the Administrative Agent (which shall not be unreasonably withheld or delayed) (provided that no such consent need be obtained by the Administrative Agent or its affiliates), to an additional bank, financial institution or other entity who regularly are engaged in extending or purchasing commercial loans (an “Assignee”) all or any part of its rights and obligations under this Agreement pursuant to an Assignment and Acceptance, substantially in the form of Exhibit E (an “Assignment and Acceptance”), executed by such Assignee and such Assignor and delivered to the Administrative Agent for its acceptance and recording in the Register; provided that no such assignment to an Assignee (other than any Lender or any affiliate thereof) shall be in an aggregate principal amount of less than $1,000,000 (other than in the case of an assignment of all of a Lender’s interests under this Agreement), unless otherwise agreed by the applicable Borrower and the Administrative Agent (except during the continuance of an Event of Default, no consent of either Borrower shall be required). Any such assignment need not be ratable as among the Facilities. Upon such execution, delivery, acceptance and recording, from and after the effective date determined pursuant to such Assignment and Acceptance, (x) the Assignee thereunder shall be a party hereto and, to the extent provided in such Assignment and Acceptance, have the rights and obligations of a Lender hereunder with Commitments and/or Loans as set forth therein, and (y) the Assignor thereunder shall, to the extent provided in such Assignment and Acceptance, be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all of an Assignor’s rights and obligations under this Agreement, such Assignor shall cease to be a party hereto, except as to Section 2.19, 2.20, 2.21, 9.12 and 10.5 in respect of the period prior to such effective date). For purposes of the minimum assignment amounts set forth in this paragraph, multiple assignments by two or more Related Funds shall be aggregated.

(d) The Administrative Agent shall, on behalf of the Borrowers, maintain at its address referred to in Section 10.2 a copy of each Assignment and Acceptance delivered to it and a register (the “Register”) for the recordation of the names and addresses of the Lenders and the Commitment of, and principal amount of the Loans owing to, each Lender from time to time. The entries in the Register shall be conclusive, in the absence of manifest error, and the US

Borrower, the Cayman Borrower, each Agent and the Lenders shall treat each Person whose name is recorded in the Register as the owner of the Loans and any Notes evidencing such Loans recorded therein for all purposes of this Agreement. Any assignment of any Loan, whether or not evidenced by a Note, shall be effective only upon appropriate entries with respect thereto being made in the Register (and each Note shall expressly so provide). Any assignment or transfer of all or part of a Loan evidenced by a Note shall be registered on the Register only upon surrender for registration of assignment or transfer of the Note evidencing such Loan, accompanied by a duly executed Assignment and Acceptance; thereupon one or more new Notes in the same aggregate principal amount shall be issued to the designated Assignee, and the old Notes shall be returned by the Administrative Agent to the US Borrower or the Cayman Borrower, as applicable, marked “canceled”. The Register shall be available for inspection by either Borrower or any Lender (with respect to any entry relating to such Lender’s Loans) at any reasonable time and from time to time upon reasonable prior notice.

(e) Upon its receipt of an Assignment and Acceptance executed by an Assignor and an Assignee (and, in any case where the consent of any other Person is required by Section 10.6(c), by each such other Person) together with payment to the Administrative Agent of a registration and processing fee of $3,500 (treating multiple, simultaneous assignments by or to two or more Related Funds as a single assignment) (except that no such registration and processing fee shall be payable in the case of an Assignee which is already a Lender or is an affiliate or Related Fund of a Lender or a Person under common management with a Lender), the Administrative Agent shall (i) promptly accept such Assignment and Acceptance and (ii) on the effective date determined pursuant thereto record the information contained therein in the Register and give notice of such acceptance and recordation to the US Borrower or the Cayman Borrower, as applicable. On or prior to such effective date, the applicable Borrower, at their own expense, upon request, shall execute and deliver to the Administrative Agent (in exchange for applicable Term Notes of the assigning Lender) applicable Term Notes to the order of such Assignee in an amount equal to the applicable Term Loans assumed or acquired by it pursuant to such Assignment and Acceptance and, if the Assignor has retained Term Loans upon request, new Term Notes to the order of the Assignor in an amount equal to the applicable Term Loans retained by it hereunder. Such new Note or Notes shall be dated the Closing Date and shall otherwise be in the form of the Note or Notes replaced thereby.

(f) For the avoidance of doubt, the parties to this Agreement acknowledge that the provisions of this Section concerning assignments of Loans and Notes relate only to absolute assignments and that such provisions do not prohibit assignments creating security interests in Loans and Notes, including, without limitation, any pledge or assignment by a Lender of any Loan or Note to any Federal Reserve Bank in accordance with applicable law.

(g) Notwithstanding anything to the contrary contained herein, any Lender (a “Granting Lender”) may grant to a special purpose funding vehicle (an “SPC”), identified as such in writing from time to time by the Granting Lender to the Administrative Agent and the applicable Borrower the option to provide such Borrower all or any part of any Loan that such Granting Lender would otherwise be obligated to make to such Borrower pursuant to this Agreement; provided that (i) nothing herein shall constitute a commitment by any SPC to make any Loan and (ii) if an SPC elects not to exercise such option or otherwise fails to provide all or any part of such Loan, the Granting Lender shall be obligated to make such Loan pursuant to the terms hereof. The making of a Loan by an SPC hereunder shall utilize the Commitment of the Granting Lender to the same extent, and as if, such Loan were made by such Granting Lender. Each party hereto hereby agrees that no SPC shall be liable for any indemnity or similar payment obligation under this Agreement (all liability for which shall remain with the Granting Lender). In furtherance of the foregoing, each party hereto hereby agrees (which agreement shall survive the termination of this Agreement) that, prior to the date that is one year and one day after the payment in full of all outstanding commercial paper or other indebtedness of any SPC, it will not institute against, or join any other person in instituting against, such SPC any bankruptcy, reorganization, arrangement, insolvency or liquidation proceedings under the laws of the United States or any state thereof. In addition, notwithstanding anything to the contrary in this Section 10.6(g), any SPC may (A) with notice to, but without the prior written consent of, the applicable Borrower and the Administrative Agent and without paying any processing fee therefor, assign all or a portion of its interests in any Loans to the Granting Lender, or with the prior written consent of the applicable Borrower and the Administrative Agent (which consent shall not be unreasonably withheld) to any financial institutions providing liquidity and/or credit support to or for the account of such SPC to support the funding or maintenance of Loans, and (B) disclose on a confidential basis any non-public information relating to its Loans to any rating agency, commercial paper dealer or provider of any surety, guarantee or credit or liquidity enhancement to such SPC; provided that non-public information with respect to the applicable Borrower may be disclosed only with such Borrower’s consent which will not be unreasonably withheld. This paragraph (g) may not be amended without the written consent of any SPC with Loans outstanding at the time of such proposed amendment.

10.7 Adjustments; Set-off.

(a) Except to the extent that this Agreement provides for payments to be allocated to a particular Lender or to the Lenders under a particular Facility, and except to the extent certain Collateral secures only a particular Facility and not all Facilities, if any Lender (a “Benefited Lender”) shall at any time receive any payment of all or part of the Obligations owing to it, or receive any collateral in respect thereof (whether voluntarily or involuntarily, by set-off, pursuant to events or proceedings of the nature referred to in Section 8(f), or otherwise) or any proceeds from Collateral (whether pursuant to the exercise of the rights of any Secured Party under the Security Documents or under law or otherwise), in a greater proportion than any such payment to or collateral or proceeds of Collateral received by any other Lender, if any, in respect of the Obligations owing to such other Lender, such Benefited Lender shall purchase for cash from the other Lenders a participating interest in such portion of the Obligations owing to such Lender, or shall provide such other Lenders with the benefits of any such collateral, as shall be necessary to cause such Benefited Lender to share the excess payment, benefits of such collateral or proceeds from Collateral ratably with each of the Lenders; provided, however, that if all or any portion of such excess payment, benefits or proceeds is thereafter recovered from such Benefited Lender, such purchase shall be rescinded, and the purchase price and benefits returned, to the extent of such recovery, but without interest.

(b) In addition to any rights and remedies of the Lenders provided by law, each Lender shall have the right, without prior notice to Holdings or either Borrower, any such notice being expressly waived by Holdings and the Borrowers to the extent permitted by applicable law, upon any amount becoming due and payable by a Borrower hereunder (whether at the stated maturity, by acceleration or otherwise), to set off and appropriate and apply against such amount any and all deposits (general or special, time or demand, provisional or final), in any currency, and any other credits, indebtedness or claims, in any currency, in each case whether direct or indirect, absolute or contingent, matured or unmatured, at any time held or owing by such Lender or any branch or agency thereof to or for the credit or the account of such Borrower; provided that, notwithstanding the foregoing, no Lender may set off deposits, claims or other property of the Cayman Borrower or a Foreign Subsidiary Guarantor against amounts owed to such Lender unless such amounts owed are UK Obligations. Each Lender agrees to notify promptly the applicable Borrower and the Administrative Agent after any such setoff and application made by such Lender, provided that the failure to give such notice shall not affect the validity of such setoff and application.

10.8 Counterparts. This Agreement may be executed by one or more of the parties to this Agreement on any number of separate counterparts, and all of said counterparts taken together shall be deemed to constitute one and the same instrument. Delivery of an executed signature page of this Agreement or of a Lender Addendum by facsimile transmission shall be effective as delivery of a manually executed counterpart hereof. A set of the copies of this Agreement signed by all the parties shall be lodged with the US Borrower, the Cayman Borrower and the Administrative Agent.

10.9 Severability. Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

10.10 Integration. This Agreement, the Fee Letter and the other Loan Documents represent the entire agreement of Holdings, the US Borrower, the Cayman Borrower, the Agents, the Arrangers and the Lenders with respect to the subject matter hereof and thereof, and there are no promises, undertakings, representations or warranties by the Arrangers, any Agent or any Lender relative to the subject matter hereof not expressly set forth or referred to herein or in the other Loan Documents.

10.11 GOVERNING LAW. THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES UNDER THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

10.12 Submission To Jurisdiction; Waivers. Each of Holdings, the US Borrower and the Cayman Borrower hereby irrevocably and unconditionally:

(a) submits for itself and its Property in any legal action or proceeding relating to this Agreement and the other Loan Documents to which it is a party, or for recognition and enforcement of any judgment in respect thereof, to the non-exclusive general jurisdiction of the courts of the State of New York located in the County of New York, the courts of the United States of America for the Southern District of New York, and appellate courts from any thereof;

(b) consents that any such action or proceeding may be brought in such courts and waives any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same;

(c) agrees that service of process in any such action or proceeding may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to Holdings, the US Borrower or the Cayman Borrower, as the case may be at its address set forth in Section 10.2 or at such other address of which the Administrative Agent shall have been notified pursuant thereto;

(d) agrees that nothing herein shall affect the right to effect service of process in any other manner permitted by law or shall limit the right to sue in any other jurisdiction; and

(e) waives, to the maximum extent not prohibited by law, any right it may have to claim or recover in any legal action or proceeding referred to in this Section any special, exemplary, punitive or consequential damages.

10.13 Acknowledgments. Each of Holdings, the US Borrower and the Cayman Borrower hereby acknowledges that:

(a) it has been advised by counsel in the negotiation, execution and delivery of this Agreement and the other Loan Documents;

(b) neither the Arrangers, any Agent nor any Lender has any fiduciary relationship with or duty to Holdings, the US Borrower or the Cayman Borrower arising out of or in connection with this Agreement or any of the other Loan Documents, and the relationship between the Arrangers, the Agents and the Lenders, on one hand, and Holdings, the US Borrower and the Cayman Borrower, on the other hand, in connection herewith or therewith is solely that of debtor and creditor; and

(c) no joint venture is created hereby or by the other Loan Documents or otherwise exists by virtue of the transactions contemplated hereby among the Arrangers, the Agents and the Lenders or among Holdings, the US Borrower, the Cayman Borrower and the Lenders.

10.14 Confidentiality. Each of the Arrangers, the Agents and the Lenders agrees to keep confidential all non-public information provided to it by any Loan Party pursuant to this Agreement that is designated by such Loan Party as confidential and to use such non-public information solely as and Arranger, an Agent or a Lender, as applicable, in connection with the Loans; provided that nothing herein shall prevent the Arrangers, any Agent or any Lender from disclosing any such information (a) to any Arranger, any Agent, any other Lender or any affiliate of any thereof who agrees to comply with the provisions of this Section, (b) to any Participant or Assignee (each, a “Transferee”) or prospective Transferee that agrees to comply with the provisions of this Section or substantially equivalent provisions, (c) to any of its employees, directors, agents, attorneys, accountants and other professional advisors who agree to comply with the provisions of this Section, (d) to any financial institution that is a direct or indirect contractual counterparty in swap agreements or such contractual counterparty’s professional advisor (so long as such contractual counterparty or professional advisor to such contractual counterparty agrees to be bound by the provisions of this Section), (e) upon the request or demand of any Governmental Authority having jurisdiction over it, (f) in response to any order of any court or other Governmental Authority or as may otherwise be required pursuant to any Requirement of Law, (g) if required to do so in connection with any litigation or similar proceeding, (h) that has been publicly disclosed other than in breach of this Section, (i) to the National Association of Insurance Commissioners or any similar organization or any nationally recognized rating agency that requires access to information about a Lender’s investment portfolio in connection with ratings issued with respect to such Lender or (j) in connection with the exercise of any remedy hereunder or under any other Loan Document.

10.15 Release of Collateral and Guarantee Obligations.

(a) Notwithstanding anything to the contrary contained herein or in any other Loan Document, upon request of a Borrower in connection with any Disposition of Property by it or its Subsidiaries permitted by the Loan Documents, the Administrative Agent and/or UK the Security Agent shall (without notice to, or vote or consent of, any Lender, or any affiliate of any Lender that is a party to any Specified Hedge Agreement) take such actions as shall be required to release its security interest in any Collateral being Disposed of in such Disposition, and to release any guarantee obligations under any Loan Document of any Person being Disposed of in such Disposition, to the extent necessary to permit consummation of such Disposition in accordance with the Loan Documents; provided that such Borrower shall have delivered to the Administrative Agent, the UK Security Agent and/or UAE Security Agent, as applicable, at least five Business Days prior to the date of the proposed release (or such shorter period agreed to by the Administrative Agent, the UK Security Agent and/or the UAE Security Agent, as applicable), a written request for release identifying the relevant Collateral being Disposed of in such Disposition and the terms of such Disposition in reasonable detail, including the date thereof, the price thereof and any expenses in connection therewith, together with a certification by such Borrower stating that such transaction is in compliance with this Agreement and the other Loan Documents and that the proceeds of such Disposition will be applied in accordance with this Agreement and the other Loan Documents.

(b) Notwithstanding anything to the contrary contained herein or any other Loan Document, when all Obligations (other than obligations in respect of any Specified Hedge Agreement) have been paid in full, and all Commitments have terminated or expired, upon request of the US Borrower or the Cayman Borrower, the Administrative Agent, the UK Security Agent and/or UAE Security Agent shall (without notice to, or vote or consent of, any Lender, or any affiliate of any Lender that is a party to any Specified Hedge Agreement) take such actions as shall be required to release its security interest in all Collateral, and to release all guarantee obligations provided for in any Loan Document, whether or not on the date of such release there may be outstanding Obligations in respect of Specified Hedge Agreements. Any such release of guarantee obligations shall be deemed subject to the provision that such guarantee obligations shall be reinstated if after such release any portion of any payment in respect of the Obligations guaranteed thereby shall be rescinded or must otherwise be restored or returned upon the insolvency, bankruptcy, dissolution, liquidation or reorganization of the US Borrower, the Cayman Borrower, any Guarantor or any Foreign Subsidiary Guarantor, or upon or as a result of the appointment of a receiver, interim receiver, receiver-manager, intervenor or conservator of, or trustee or similar officer for, the US Borrower, the Cayman Borrower or any other Loan Party or any substantial part of its property, or otherwise, all as though such payment had not been made.

10.16 Accounting Changes. In the event that any “Accounting Change” (as defined below) shall occur and such change results in a change in the method of calculation of covenants, standards or terms in this Agreement, then Holdings, the Borrowers and the Administrative Agent agree to enter into negotiations in order to amend such provisions of this Agreement so as to equitably reflect such Accounting Change with the desired result that the criteria for evaluating Holdings’ and each Borrower’s financial condition shall be the same after such Accounting Change as if such Accounting Change had not been made. Until such time as such an amendment shall have been executed and delivered by Holdings, the Borrowers, the Administrative Agent and the Required Lenders, all covenants, standards and terms in this Agreement shall continue to be calculated or construed as if such Accounting Change had not occurred. “Accounting Change” refers to any change in accounting principles required by the promulgation of any rule, regulation, pronouncement or opinion by the Financial Accounting Standards Board of the American Institute of Certified Public Accountants or, if applicable, the SEC.

10.17 Delivery of Lender Addenda. Each initial Lender shall become a party to this Agreement by delivering to the Administrative Agent a Lender Addendum duly executed by such Lender, the US Borrower, the Cayman Borrower and the Administrative Agent.

10.18 WAIVERS OF JURY TRIAL. HOLDINGS, THE US BORROWER, THE CAYMAN BORROWER, THE ARRANGERS, THE AGENTS AND THE LENDERS HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVE TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AND FOR ANY COUNTERCLAIM THEREIN.

10.19 Judgment Currency. If, for the purpose of obtaining or enforcing judgment against a Loan Party in any court in any jurisdiction, it becomes necessary to convert into any other currency (such other currency being hereinafter in this Section 10.19 referred to as the “Judgment Currency”) an amount due under any Loan Document in any currency (in this Section 10.19, the “Obligation Currency”) other than the Judgment Currency, the conversion shall be made at the rate of exchange prevailing on the date of actual payment of the amount due, in the case of any proceeding in the courts of the State of New York or in the courts of any other jurisdiction that will give effect to such conversion being made on such date, or the date on which the judgment is given, in the case of any proceeding in the courts of any other jurisdiction (the applicable date as of which such conversion is made pursuant to this Section 10.19 being hereinafter in this Section 10.19 referred to as the “Judgment Conversion Date”); and (b) if, in the case of any proceeding in the court of any jurisdiction referred to in Section 10.19(a), there is a change in the rate of exchange prevailing between the Judgment Conversion Date and the date of actual receipt of the amount due in immediately available funds, the Loan Party shall pay such additional amount (if any, but in any event not a lesser amount) as may be necessary to ensure that the amount actually received in the Judgment Currency, when converted at the rate of exchange prevailing on the date of payment, will produce the amount of the Obligation Currency which could have been purchased with the amount of the Judgment Currency stipulated in the judgment or judicial order at the rate of exchange prevailing on the Judgment Conversion Date. Any amount due from Borrower under this Section 10.19 shall be due as a separate debt and shall not be affected by judgment being obtained for any other amounts due under or in respect of any of the Loan Documents. The term “rate of exchange” in this Section 10.19 means the rate of exchange at which the Administrative Agent, on the relevant date at or about 12:00 noon (New York time), would be prepared to sell, in accordance with its normal course foreign currency exchange practices, the Obligation Currency against the Judgment Currency.

10.20 Facility Allocation Mechanism.

(a) Implementation of FAM. On the FAM Exchange Date, (x) the Commitments shall automatically and without further act be terminated as provided in Section 8, unless, on or prior to the FAM Exchange Date, the Majority Facility Lenders shall have otherwise directed the Administrative Agent (but without limiting the applicability of any conflicting provisions of Section 8, including clause (A) of the final full paragraph thereof) and (y) the Lenders shall automatically and without further act (and without regard to the provisions of Section 10.6), unless, on or prior to the FAM Exchange Date, the Majority Facility Lenders shall have otherwise directed the Administrative Agent, be deemed to have exchanged interests in the Facilities such that in lieu of the interest of each Lender in each Facility in which it shall have assumed an interest and/or participated as of such date (including such Lender’s interest in the Specified Obligations of each Loan Party in respect of each such Facility), such Lender shall hold an interest in every one of the Facilities (including the Specified Obligations of each Loan Party in respect of each such Facility), whether or not such Lender shall previously have participated therein, equal to such Lender’s FAM Percentage thereof; provided that such FAM Exchange will not affect the aggregate amount of the Obligations of the US Borrower and Cayman Borrower to the Lenders under the Loan Documents. Each Lender and each Loan Party hereby consents and agrees to the FAM Exchange, and each Lender agrees that the FAM Exchange shall be binding upon its successors and assigns and any person that acquires a participation in its interests in any Facility. Each Loan Party agrees from time to time to execute and deliver to the Administrative Agent all promissory notes and other instruments and documents as the Administrative Agent shall reasonably request to evidence and confirm the respective interests of the Lenders after giving effect to the FAM Exchange, and each Lender agrees to surrender any promissory notes originally received by it in connection with its Loans hereunder to the US Borrower or the Cayman Borrower, as the case may be, against delivery of new promissory notes evidencing its interests in the Facilities; provided, however, that the failure of any Loan Party to execute or deliver or of any Lender to accept any such promissory note, instrument or document shall not affect the validity or effectiveness of the FAM Exchange.

As a result of the FAM Exchange, upon and after the FAM Exchange Date, each payment received by the Administrative Agent pursuant to any Loan Document in respect of the Specified Obligations, and each distribution made by the Administrative Agent pursuant to any Loan Document in respect of the Specified Obligations, shall be distributed to the Lenders pro rata in accordance with their respective FAM Percentages. Any direct payment received by a Lender upon or after the FAM Exchange Date, including by way of setoff, in respect of a Specified Obligation shall be paid over to the Administrative Agent for distribution to the Lenders in accordance herewith.

(b) Net Payments Upon Implementation of FAM Exchange. Notwithstanding any other provision of this Agreement, if, as a direct result of the implementation of the FAM Exchange, the US Borrower or the Cayman Borrower is required to withhold Non-Excluded Taxes from amounts payable to the Administrative Agent, any Lender or any Participant hereunder, or if Non-Excluded Taxes are otherwise imposed on such amounts, or if the Administrative Agent or any Lender or Participant hereunder is required to pay any such Non-Excluded Taxes, the amounts so payable to the Administrative Agent, such Lender or such Participant shall be increased to the extent necessary to yield to the Administrative Agent, such Lender or such Participant (i) (after making all required withholding or deductions including withholding or deductions applicable to additional sums payable under this Section 10.19(b) or payment of Non-Excluded Taxes) an amount equal to the sum such Administrative Agent, Lender or Participant, as the case may be, would have received had no such withholding or deductions been made or had such Non-Excluded Taxes not been imposed; (ii) the US Borrower and/or the Cayman Borrower shall pay the full amount withheld or deducted to the relevant taxation authority in accordance with applicable Requirements of Law; and (iii) as promptly as possible after such payments, the US Borrower or the Cayman Borrower, as the case may be, shall deliver to the Administrative Agent a certified copy of an original official receipt evidencing payment thereof; provided, however, that the US Borrower and the Cayman Borrower shall not be required to increase any such amounts payable to such Lender or Participant under this Section 10.20(b) (but, rather, shall be required to increase any such amounts payable to such Lender or Participant to the extent required by Section 2.20) if such Lender or Participant was immediately prior to the FAM Exchange Date already a Lender or Participant with respect to such Borrower. If a Non-U.S. Lender, in its good faith judgment, is eligible for an exemption from, or reduced rate of, U.S. Federal withholding tax on payments by the US Borrower under this Agreement, such Non-U.S. Lender shall comply with the requirements of paragraph (d) of Section 2.20 as soon as practicable, and the US Borrower shall not be required to increase any such amounts payable to such Non-U.S. Lender under this Section 10.20(b) to the extent of any U.S. withholding tax resulting from the failure by a Non-U.S. Lender to so comply. If the US Borrower or the Cayman Borrower, as the case may be, fails to pay any such Non-Excluded Taxes when due to the appropriate taxing authority or fails to remit to the Administrative Agent the required receipts or other required documentary evidence, the US Borrower and the Cayman Borrower shall indemnify, on a joint and several basis, the Administrative Agent, the Lenders and the Participants for any incremental taxes, interest, costs or penalties that may become payable by the Administrative Agent, such Lenders or such Participants as a result of any such failure. This Section 10.20(b) shall not have any impact on the application of Section 2.20 to any payments to the extent Section 2.20 otherwise applies to such payments.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their proper and duly authorized officers as of the day and year first above written.

EDGEN MURRAY II L.P.

By:	/s/ David L. Laxton, III
Name: David L. Laxton, III
Title: Executive Vice President, Chief Financial Officer and Secretary

EDGEN MERGER CO.

By:	/s/ David L. Laxton, III
Name: David L. Laxton, III
Title: Executive Vice President, Chief Financial Officer, Treasurer and Secretary

EDGEN MURRAY CAYMAN CORPORATION

By:	/s/ David L. Laxton, III
Name: David L. Laxton, III
Title: Executive Vice President and Treasurer

The undersigned hereby confirms that, as a result of the merger with Edgen Merger Co., it hereby assumes all of the rights and obligations of Edgen Merger Co. under this Agreement (in furtherance of, and not in lieu of, any assumption or deemed assumption by operation of law) and hereby agrees to be joined to this Agreement as the US Borrower hereunder.

EDGEN MURRAY CORPORATION

By:	/s/ David L. Laxton, III
Name: David L. Laxton, III
Title: Executive Vice President, Chief Financial Officer and Secretary

LEHMAN BROTHERS INC.,
as Arranger

By:	/s/ Laurie Perper
Name:
Title:

JEFFERIES FINANCE LLC, as Arranger

By:	/s/ E.J. Hess
Name: E.J. Hess
Title: Managing Director

2

LEHMAN COMMERCIAL PAPER INC., as Syndication Agent, Administrative Agent and UK Security Agent

By:	/s/ Laurie Perper
Name:
Title: